Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280368

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 7 DATED AUGUST 15, 2025

TO THE PROSPECTUS DATED APRIL 11, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc., dated April 11, 2025 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of September 1, 2025;

•	to disclose the calculation of our July 31, 2025 net asset value (“NAV”) per share for each class of our common stock;

•	to provide an update on the status of our offering;

•	to disclose certain updates to the Prospectus; and

•	to include our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025.

September 1, 2025 Transaction Price

The transaction price for each class of our common stock for subscriptions accepted as of September 1, 2025 (and repurchases as of August 31, 2025) is as follows:

Transaction Price (per share)
Class T	$11.49
Class S	$11.36
Class D	$11.52
Class I	$11.48

The transaction price for each of our Class T, Class S, Class D and Class I shares is equal to such class’s NAV per share as of July 31, 2025. A detailed presentation of the NAV per share is set forth below.

The purchase price of our common stock for each class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

July 31, 2025 NAV Per Share

We calculate our NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.nuveenglobalreit.com. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for information on how our NAV is determined. The Advisor is ultimately responsible for determining our NAV. Our properties have been appraised and our commercial mortgage loans have been valued in accordance with our valuation guidelines and such appraisals and valuations were prepared by our independent valuation advisor.

VGN-NREIT-0825P

The following table provides a breakdown of the major components of our NAV as of July 31, 2025 ($ and shares in thousands):

Components of NAV	July 31, 2025
Investments in real property	$2,348,620
Investments in commercial mortgage loans	181,150
Investments in real estate debt	116,579
Investments in international affiliated funds	115,029
Investments in real estate-related securities	100,648
Cash and cash equivalents	47,392
Restricted cash	33,658
Other assets	13,364
Debt obligations	(640,956)
Other liabilities	(72,134)
Subscriptions received in advance	(32,741)
Stockholder servicing fees payable the following month(1)	(528)
Non-controlling interests in joint ventures	(6,722)

Net Asset Value	$2,203,359
Net asset value attributable to preferred stock	126

NAV attributable to common stockholders	$2,203,233

Number of outstanding shares of common stock	191,330

(1)

Stockholder servicing fees only apply to Class T, Class S and Class D shares. For purposes of our NAV, we recognize the stockholder servicing fee as a reduction of our NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class T, Class S and Class D shares. As of July 31, 2025, we have accrued under GAAP approximately $42.6 million of stockholder servicing fees payable to the Dealer Manager related to the Class T, Class S and Class D shares sold.

The following table provides a breakdown of our total NAV and NAV per share of common stock by share class as of July 31, 2025 ($ and shares in thousands, except per-share data):

	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares	Total
Net asset value attributable to common stockholders	$162,666	$537,441	$81,368	$1,101,358	$320,400	$2,203,233
Number of outstanding shares	14,153	47,329	7,064	95,969	26,815	191,330

NAV per share	$11.49	$11.36	$11.52	$11.48	$11.95

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the July 31, 2025 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Industrial	7.01%	5.86%
Multifamily	6.36	5.30
Office	7.99	7.28
Healthcare	7.33	6.49
Retail	6.91	5.85
Self-Storage	7.29	5.68
Single-Family Housing	7.25	5.50

These assumptions are determined by our independent valuation advisor. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remained unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Industrial Investment Values	Multifamily Investment Values	Office Investment Values	Healthcare Investment Values	Retail Investment Values	Self-Storage Investment Values	Single- Family Housing Investment Values
Discount Rate	0.25% decrease	2.04%	1.98%	1.75%	1.95%	1.94%	1.70%	2.01%
(weighted average)	0.25% increase	(1.91)%	(1.92)%	(1.96)%	(1.93)%	(1.84)%	(2.04)%	(2.01)%
Exit Capitalization Rate	0.25% decrease	3.01%	3.24%	2.03%	2.56%	2.69%	2.55%	2.95%
(weighted average)	0.25% increase	(2.67)%	(2.90)%	(2.17)%	(2.38)%	(2.42)%	(2.72)%	(2.66)%

Status of our Current Public Offering

In our prior public offerings we sold 214,628,246 shares of our common stock resulting in gross offering proceeds of $2,604,869,559. Our third public offering was declared effective by the SEC and commenced on November 6, 2024. In our third public offering, we are currently offering on a continuous basis up to $5.0 billion in shares of our common stock, consisting of up to $4.0 billion in shares in our primary offering and up to $1.0 billion in shares pursuant to our distribution reinvestment plan. As of the date hereof, we have issued and sold 25,823,885 shares of our common stock in this offering, resulting in gross offering proceeds of approximately $298,080,588. We intend to continue selling shares in this offering on a monthly basis.

Prospectus Updates

The following disclosure is added to the “Experts” section of the Prospectus.

The estimated market values of our investments in real property and investments in commercial mortgage loans as of July 31, 2025 presented on page 2 of this Supplement in the section entitled “July 31, 2025 NAV Per Share” have been prepared by SitusAMC Real Estate Valuation Services, LLC, an independent valuation firm, and are included in this Supplement given the authority of such firm as experts in property valuations and appraisals. SitusAMC Real Estate Valuation Services, LLC will not calculate or be responsible for our NAV per share for any class of our shares.

3

The New Mexico and Oregon suitability standards set forth in the “Suitability Standards” section of the Prospectus are hereby deleted and replaced with the following:

New Mexico Investors. New Mexico investors may not invest more than 10% of their liquid net worth in our shares, shares of our affiliates and other non-traded real estate investment trusts. Investors who are accredited investors, as defined by Rule 501(a) of Regulation D under the Securities Act, are not subject to the foregoing investment concentration limit.

Oregon Investors. Non-accredited Oregon investors may not invest more than 10% of their liquid net worth in us. For purposes of Oregon’s suitability standard, “liquid net worth” is defined as an investor’s total assets (excluding home, home furnishings, and automobiles) minus total liabilities. Oregon investors who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the limitation described in this paragraph.

The Form of Subscription Agreement set forth in Appendix B of the Prospectus is hereby deleted and replaced with the Form of Subscription Agreement attached to this Supplement as Appendix A.

Quarterly Report for the Quarterly Period Ended June 30, 2025

On August 8, 2025, we filed with the SEC our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, a copy of which is attached to this Supplement as Appendix B (without exhibits).

4

Appendix A

Effective 8/22/2025

Subscription Agreement for Shares of Nuveen Global Cities REIT, Inc.
1. YOUR INVESTMENT

Investment Amount: $	Type:	☐ Initial Purchase

☐ Subsequent Purchase

Investment Method

☐ By mail	Attach a check to this agreement. Make all checks payable to: Nuveen Global Cities REIT, Inc.

☐ By wire	Name: Nuveen Alternatives Universal | Bank Name: UMB BANK | ABA: 101000695 | DDA: 9872292030

☐ Broker-dealer/Financial advisor

Cash, cashier’s checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or traveler’s checks are not accepted.

Share Class Selection (required)

☐	Share Class T (minimum initial investment $2,500; minimum additional investment $500)

☐	Share Class S (minimum initial investment $2,500; minimum additional investment $500)

☐	Share Class D (Minimum initial investment $2,500; minimum additional investment $500; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus)

☐	Share Class I (Minimum initial investment $1,000,000, unless waived by Nuveen Securities, LLC; Minimum additional investment $500; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus)

Indicate whether you or your co-investor are a Nuveen Employee, Officer, Director, or Affiliate, please select one below (required)

☐ Not Applicable	☐ Nuveen Employee	☐ Nuveen Officer or Director	☐ Nuveen Affiliate

2. OWNERSHIP TYPE (Select only one)

A. Account Type	B. Account Type Continued

Brokerage Account Number	Brokerage Account Number

☐ Individual Or Joint Tenant With Rights Of Survivorship	☐ IRA

☐ Corporation (please specify type):	☐ ROTH IRA

☐ S-Corporation	☐ SEP IRA

☐ C-Corporation	☐ SIMPLE IRA

☐ Partnership	☐ Other

☐ LLC

Enter the tax Classification (C = C corporation, S = S corporation, P = Partnership)

Note: Check the “LLC box” above and, in the empty space enter the appropriate code (C, S, or P) for the tax classification of the LLC, unless it is a disregarded entity. A disregarded entity should instead check the appropriate box for the tax classification of its owner. (See Form W-9 instructions at www.irs.gov).

☐ If you checked “Partnership” or “Trust,” or checked “LLC” and entered “P” check this box if you have any foreign partners, owners or beneficiaries. (See Form W-9 at www.irs.gov)

☐ Transfer on Death (Optional Designation. Not Available for Louisiana Residents. See Section 3C.)

☐ Community Property

☐ Tenants In Common

☐ Uniform Gift/Transfer To Minors, State of

☐ Pension Plan

☐ Trust (Copy of the trust certificate or first and last pages of the trust agreement including signature page(s) must be attached)

☐ Other

(Section 2 continued)

(Section 2 continued on page 2)

If you are opening any of the account types below, you must complete Appendix A, Entity Beneficial Ownership Certification, in order for the account to be established:

•	Corporation (Copy of the certified articles of incorporation and business license of the corporation must be attached)

•	Limited Liability Company

•	Partnership (Copy of partnership agreement must be attached)

•	Statutory Trust (Copy of the trust certificate or first and last pages of the trust agreement including signature page(s) must be attached)

•	Non-Profit, Foundation or Other §501(c)(3) Entity (Copy of the articles of incorporation must be attached)

Check below if exempt from Beneficial Ownership Certification due to:

☐ Financial Institution regulated by a federal functional regulator
☐ Bank regulated by a state bank regulator
☐ Publicly traded corporation, Ticker/Symbol
☐ Retirement plan covered by ERISA
☐ Sole Proprietorship
☐ Unincorporated Association
☐ Governmental entity

Custodian Information (To be completed by Custodian)

Custodian Name

Custodian Tax ID #

Custodian Phone #

Custodian Address

City State Zip

C. Entity Name – Retirement Plan/Trust/Corporation/Partnership/Other

(Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B)

Entity Name	Entity Tax ID #	Date of Trust	Exemptions (See Form W-9 instructions at www.irs.gov)

Exempt payee code (if any)	Exemption from FATCA reporting code (if any)

Entity Address	City	State	Zip

Jurisdiction (if Non-U.S.) (Attach a completed applicable Form W-8)

3. INVESTOR INFORMATION

A. Investor Name	(Investor/Trustee/Executor/Authorized Signatory Information) (Residential street address MUST be provided. See Section 4 if mailing address is different than residential street address.)

First Name	(MI) Last Name	Gender
Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	Daytime Phone Number
Residential Street Address	City	State Zip
Email Address

Mailing Address (if different from above)	City	State Zip

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required)

☐ Resident Alien ☐ Non-Resident Alien (Attach a completed Form W-8BEN, Rev. July 2017)    Country of Citizenship

B. Co-Investor Name (Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)

First Name	(MI) Last Name	Gender
Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	Daytime Phone Number
Residential Street Address	City	State Zip
Email Address

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required)

☐ Resident Alien	☐ Non-Resident Alien (Attach a completed Form W-8BEN, Rev. July 2017)	Country of Citizenship

C. Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.)

First Name	(MI)	Last Name	Gender	Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary Percentage %

First Name	(MI)	Last Name	Gender	Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary Percentage %

First Name	(MI)	Last Name	Gender	Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary Percentage %

First Name	(MI)	Last Name	Gender	Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary Percentage %

4. ELECTRONIC DELIVERY FORM (Optional)

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Nuveen Global Cities REIT, Inc. If you would like to consent to electronic delivery, including pursuant to email, please initial below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

I consent to electronic delivery: (Initials)

Email

(If initialed and Email is blank, the email provided in Section 3A will be used.)

5. SELECT HOW YOU WANT TO RECEIVE YOUR DISTRIBUTION (Select Only One)

(A)  If you are NOT a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, you are automatically enrolled in our Distribution Reinvestment Plan. If you do NOT wish to be enrolled in our Distribution Reinvestment Plan, and you instead elect to receive cash distributions, check this box and complete the information in section 5(B): ☐

If you are a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, you are not automatically enrolled in our Distribution Reinvestment Plan. If you wish to enroll in our Distribution Reinvestment Plan, check this box: ☐

You will receive cash distributions if you are NOT enrolled in the Distribution Reinvestment Plan. If you are NOT enrolled in the Distribution Reinvestment Plan, please complete section 5(B) to indicate how you prefer to receive your cash distributions.

(B)  COMPLETE THIS INFORMATION TO RECEIVE CASH DISTRIBTIONS IF YOU ARE NOT PARTICIPATING IN THE DISTRIBUTION REINVESTMENT PLAN

For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian.

A. ☐ Cash/Check Mailed to the address of record (Available for Non-Custodial Investors only.)

B. ☐ Cash/Check Mailed to Third Party/Custodian
Name/Entity Name/Financial Institution
Mailing Address
City	State	Zip
Account Number (Required)

C. ☐ Cash/Direct Deposit (Non-Custodial Investors Only.) (Section 5 continued on page 5)

(Section 5 continued)

I authorize Nuveen Global Cities REIT, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Nuveen Global Cities REIT, Inc. in writing to cancel it. In the event that Nuveen Global Cities REIT, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name
Mailing Address
City	State	Zip
Your Bank’s ABA Routing Number	Your Bank Account Number

6. PARTICIPATING BROKER-DEALER/FINANCIAL ADVISOR OR REGISTERED INVESTMENT ADVISER (“RIA”) INFORMATION

Nuveen Securities, LLC (“Nuveen Securities”) is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as one holding securities in an account. If Nuveen Securities is your broker of record, then your shares of Nuveen Global Cities REIT, Inc. (the “Shares”) will be held in your name on the books of Nuveen Global Cities REIT, Inc. Nuveen Securities will not monitor your investments, and has not made and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker or other financial intermediary.

The financial advisor must sign below to complete the order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence. Please note that unless previously agreed to in writing by Nuveen Global Cities REIT, Inc., all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed.

The undersigned confirms by its signature, on behalf of the broker-dealer or registered investment adviser (“RIA”), as applicable, that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (iii) has discussed such investor’s prospective purchase of Shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the Shares; (v) has delivered or made available a current prospectus of Nuveen Global Cities REIT, Inc. (a “Prospectus”) and related supplements, if any, to such investor; (vi) has reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that, based on the totality of information received from the client, including the financial position, investment objectives and liquidity needs of the client, such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) is in compliance with any applicable enhanced standard of conduct, including the “best interest” standard applicable to broker-dealers under Rule 15l-1 under the Securities Exchange Act of 1934. The broker-dealer or RIA, as applicable, agrees to maintain records of the information used to determine that an investment in Shares is suitable and appropriate for the investor for a period of six years.

The undersigned further represents and certifies, on behalf of the broker-dealer or RIA, as applicable, it has established and implemented an anti-money laundering compliance program (“AML Program”) reasonably designed to identify the client and that in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing AML Program and Customer Identification Program. To the extent permitted by applicable law, the financial advisor or RIA will share information with Nuveen Securities and Nuveen Global Cities REIT, Inc. for purposes of ascertaining whether a suspicious activity report is warranted with respect to any suspicious transaction involving the purchase or intended purchase of Shares. Upon request by Nuveen Securities at any time, the financial advisor or RIA, as applicable, hereby agrees to (i) furnish a written copy of its AML Program to Nuveen Securities for review, (ii) provide certification to Nuveen Securities that the financial advisor or RIA, as applicable, has complied with the provisions of its AML Program, and (iii) furnish information regarding the findings and, if applicable, any remedial actions taken in connection with the most recent testing of its AML Program.

The undersigned further represents and certifies that the investor has granted said financial advisor or RIA a power of attorney with the authority to execute this subscription agreement on the investor’s behalf, including all required representations.

If applicable, the participating broker-dealer or registered investment advisor/RIA must complete all fields in the appropriate section below. By signing this form, the participating broker-dealer or RIA warrants that he or she is duly registered and may sell shares of Nuveen Global Cities REIT, Inc. in the state designated as the investor’s legal residence, as well as the state in which the sale was made.

(Section 6 continued on page 6)

(Section 6 continued)

Registered representatives complete this section:

☐ Check here if this is a discretionary account.

Broker-Dealer

Registered Representative Name

Registered Representative Mailing Address

City	State	Zip Code

Branch Number	CRD Number

Email Address

Daytime Phone Number

Registered Representative Signature	Date

Broker-Dealer Signature	Date

Branch Manager Signature (If required by Participating Broker-Dealer)
Date

RIAs complete this section:

☐ Check here if this is a discretionary account.

RIA Firm Name	RIA Firm CRD Number

RIA Representative Name

RIA Representative Mailing Address

City	State	Zip Code

RIA Branch Number	RIA Rep IARD Number

Email Address

Daytime Phone Number

RIA Representative Signature	Date

Manager Signature (If required by RIA firm)
Date

Branch Manager Signature (If required by Participating Broker-Dealer)
Date

7.  SUBSCRIBER SIGNATURES

Nuveen Global Cities REIT, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Nuveen Global Cities REIT, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Nuveen Global Cities REIT, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

Note: All Items Must be Read and Initialed

I have received a copy of the final Prospectus.

	Initials	Initials

I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000.

	Initials	Initials
In addition to the general suitability requirements described above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.”

	Initials	Initials
I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.

	Initials	Initials
I am purchasing the Shares for my own account.

	Initials	Initials
I understand that the transaction price per share at which my investment will be executed will be made available at www.nuveenglobalreit.com and in a prospectus supplement filed with the SEC, available at www.sec.gov.

	Initials	Initials
I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I under stand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent or through my financial intermediary.

	Initials	Initials
If I am NOT a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, I acknowledge that I will be automatically enrolled in the distribution reinvestment plan unless I elect in Section 5 of this subscription agreement to receive my distributions in cash.

	Initials	Initials
If I am an Alabama resident, my investment in Nuveen Global Cities REIT, Inc. and its affiliates may not exceed 10% of my liquid net worth.

	Initials	Initials
If I am an Idaho resident, I have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000.

	Initials	Initials

(Section 7 continued on page 8)	Page 7 of 13

(Section 7 continued)

If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a liquid net worth of at least $100,000, or (b) a liquid net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in Nuveen Global Cities REIT, Inc., shares of its affiliates and other public, non-listed direct participation programs does not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their total investment in this offering and other similar investments to not more than 10% of such investor’s liquid net worth my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments, as determined in conformity with GAAP.
	Initials	Initials
If I am a Kentucky resident, my investment in Nuveen Global Cities REIT, Inc. and its affiliates’ public, non-listed real estate investment trusts may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Maine resident, I acknowledge that the Maine Office of Securities recommends that my aggregate investment in Nuveen Global Cities REIT, Inc. and similar direct participation investments not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Massachusetts resident, my investment in Nuveen Global Cities REIT, Inc. and other illiquid direct participation programs may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Missouri resident, my investment in Nuveen Global Cities REIT, Inc. may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a Nebraska resident, and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act, my aggregate investment in this offering and in the securities of other public, non-listed REITs may not exceed 10% of my net worth.

	Initials	Initials
If I am a New Jersey resident, I must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my investment in Nuveen Global Cities REIT, Inc., its affiliates, and other public, non-listed direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth.
	Initials	Initials
New Jersey investors are advised that the Class T and S shares will be subject to upfront selling commissions and/or dealer manager fees of up to 3.5% of the transaction price and that Class D shares will be subject to upfront selling commissions of up to 1.5% of the transaction price. Also, Class T and S shares are subject to a distribution and stockholder servicing fee equal to up to 0.85% per annum of the aggregate NAV of the respective outstanding Class T or S shares, respectively, and with respect to the Class D shares, an amount equal to up to 0.25% per annum of the aggregate NAV of the outstanding Class D shares. These fees will reduce the amount of the purchase price that is aggregate NAV of the outstanding Class D shares. These fees will reduce the amount of the purchase price that is available for investment and will cause the per-share purchase price to be greater than the estimated value per share that will be reflected on my account statement (by broker-dealers reporting a valuation calculated in accordance with FINRA Rule 2231(c)(1)(A) relating to net investment valuation guidelines). These fees may also reduce the amount of distributions that are paid with respect to Class T, S, and D shares.
	Initials	Initials
If I am a New Mexico resident I may not invest more than 10% of my liquid net worth in shares of Nuveen Global Cities REIT, Inc., shares of its affiliates and other non-traded real estate investment trusts. Investors who are accredited investors, as defined by Rule 501(a) of Regulation D under the Securities Act, are not subject to the foregoing investment concentration limit.
	Initials	Initials
If I am an Ohio resident, I shall not invest more than 10% of my liquid net worth in Nuveen Global Cities REIT, Inc. and other non-traded real estate investment programs. For these purposes, “liquid net worth’ is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. The conditions does not apply, directly or indirectly, to federally covered securities. The condition also does not apply to purchasers who meet the definition of an accredited investor as defined in rule 501(a) o Regulation D under the Securities Act of 1933, 15 U.S.C.A. 77a, as amended.
	Initials	Initials

(Section 7 continued on page 9)	Page 8 of 13

(Section 7 continued)

If I am an Oregon resident and a non-accredited investor, I may not invest more than 10% of my liquid net worth in Nuveen Global Cities REIT, Inc. For these purposes, “liquid net worth” is defined as an investor’s total assets (excluding home, home furnishings, and automobiles) minus total liabilities. Oregon investors who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the limitation described in this paragraph.
	Initials	Initials
If I am a North Dakota, Pennsylvania or Tennessee resident, my investment in Nuveen Global Cities REIT, Inc. may not exceed 10% of my net worth.
	Initials	Initials
If I am a Puerto Rico resident, I shall not invest more than 10% of my liquid net worth in Nuveen Global Cities REIT, Inc., its affiliates, and other public, non-traded REITs.
	Initials	Initials
If I am a Vermont resident and I am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth.
	Initials	Initials
“Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

For purposes of the acknowledgments above, an affiliate of Nuveen Global Cities REIT, Inc. shall mean (i) any person or entity directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of Nuveen Global Cities REIT, Inc.; (ii) any person or entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by Nuveen Global Cities REIT, Inc.; (iii) any person or entity directly or indirectly controlling, controlled by or under common control with Nuveen Global Cities REIT, Inc., including any partnership in which Nuveen Global Cities REIT, Inc. is a general partner; and (iv) any executive officer, director, trustee or general partner of Nuveen Global Cities REIT, Inc.

If you do not have another broker-dealer or other financial intermediary introducing you to Nuveen Global Cities REIT, Inc., then Nuveen Securities, LLC may be deemed to be acting as your broker of record in connection with any investment in Nuveen Global Cities REIT, Inc. For important information in this respect, see Section 6 above. I declare that the information supplied above is true and correct and may be relied upon by Nuveen Global Cities REIT, Inc. I acknowledge that the broker-dealer/financial advisor (broker-dealer/financial advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the broker-dealer/financial advisor of record at any time by contacting Nuveen Global Cities REIT, Inc. at the number indicated below.

SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors):

Under penalties of perjury, I certify that:

1)	The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

2)

I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

3)	I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and

4)	The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

(Section 7 continued on page 10)	Page 9 of 13

(Section 7 continued)

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor	Date
Signature of Co-Investor or Custodian (If applicable)	Date

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

8. MISCELLANEOUS

If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Nuveen Global Cities REIT, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 7 above, they are asked to promptly notify Nuveen Global Cities REIT, Inc. and the broker-dealer in writing.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Nuveen Global Cities REIT, Inc.

Return to:

Standard Mail:	Overnight Mail:
DST Systems, Inc. PO Box 219307 Kansas City, MO 64121-9307	DST Systems, Inc. 801 Pennsylvania Ave, Suite 219307 Kansas City, MO 64105-1307

Email Delivery:

Nuveen.ai@dstsystems.com

Fax Delivery: (844) 882-0011

For Questions:

Stockholder Services: (833) 688-3368

APPENDIX A

Entity Beneficial Ownership Certification

To help the government fight financial crime, Federal regulation requires us to obtain, verify, and record information about the “Beneficial Owners” of business applicants. Businesses can be abused to disguise involvement in terrorist financing, money laundering, tax evasion, corruption, fraud, and other financial crimes. Requiring the disclosure of key individuals who own or control a legal entity (i.e. the beneficial owners) helps law enforcement investigate and prosecute these crimes.

As defined by relevant Federal regulation, “Beneficial Owners” are:

(1)

an individual with significant responsibility for managing the business (for example, a Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Managing Member, General Partner, President, Vice President, or Treasurer), and

(2)	individuals that directly or indirectly own 25% or more of the business.

For purposes of completing this application, the individual who satisfies (1) above is the “Control Person” and the individuals, if any, who satisfy (2) above are the “Beneficial Equity Owners”.

The number of individuals that satisfy the government’s definition of “Beneficial Owner” may vary. Under Section II, depending on the factual circumstances, up to four Beneficial Equity Owners (but as few as zero) may need to be identified. Regardless of the number of Beneficial Equity Owners identified under Section II, you must provide the identifying information of one Control Person under Section I. It is possible that in some circumstances the same individual might be identified under both sections (for example, the President of Acme, Inc. who also holds a 30% equity interest). Therefore, to complete this Appendix A, you must provide the identifying information of at least one individual under Section I, and up to five individuals in total (that is, one Control Person under Section I and up to four Beneficial Equity Owners that directly or indirectly own 25% or more of the business under Section II).

I. CONTROL PERSON INFORMATION

Control Person Name
Title		Date of Birth

Social Security Number/TIN		Business Phone

Physical Address (No P.O. boxes)

City	State		Zip

Is the Control Person also a Beneficial Equity Owner who directly or indirectly owns 25% or more of the business:

☐ Yes ☐ No

Citizenship Information | The Control Person is a:

☐ U.S. citizen

☐ U.S. Resident Alien

Country and Passport No.[1] (Include Copy)

☐ Non-Resident Alien

Country and Passport No.[1] (Include Copy)

II. BENEFICIAL EQUITY OWNER(S) INFORMATION

Are there any other Beneficial Equity Owners who directly or indirectly own 25% or more of the business who you did not previously identify in Section I (Control Person Information):

☐ Yes ☐ No (If yes, please provide the following information for each such Beneficial Equity Owner)

Note: Not-for profit applicants do not need to identify any Beneficial Equity Owners below.

1. Beneficial Equity Owner Name		Date of Birth

Social Security Number/TIN		Business Phone

Physical Address (No P.O. boxes)

City	State		Zip

Citizenship Information | Beneficial Equity Owner is a:

☐ U.S. Citizen

☐ U.S. Resident Alien

Country and Passport No.[1] (Include Copy)
☐ Non-Resident Alien

Country and Passport No.[1] (Include Copy)

2. Beneficial Equity Owner Name		Date of Birth

Social Security Number/TIN		Business Phone

Physical Address (No P.O. boxes)

City	State		Zip

Citizenship Information | Beneficial Equity Owner is a:

☐ U.S. Citizen

☐ U.S. Resident Alien

Country and Passport No.[1] (Include Copy)
☐ Non-Resident Alien

Country and Passport No.[1] (Include Copy)

3. Beneficial Equity Owner Name		Date of Birth

Social Security Number/TIN		Business Phone

Physical Address (No P.O. boxes)

City	State		Zip

(Section 11 continued)

Citizenship Information | Beneficial Equity Owner is a:

☐ U.S. Citizen

☐ U.S. Resident Alien

Country and Passport No.[1] (Include Copy)

☐ Non-Resident Alien

Country and Passport No.[1] (Include Copy)

4. Beneficial Equity Owner Name		Date of Birth

Social Security Number/TIN		Business Phone

Physical Address (No P.O. boxes)

City	State		Zip

Citizenship Information | Beneficial Equity Owner is a:

☐ U.S. Citizen

☐ U.S. Resident Alien

Country and Passport No.[1] (Include Copy)

☐ Non-Resident Alien

Country and Passport No.[1] (Include Copy)

III. CERTIFICATION SIGNATURE

I hereby certify, to the best of my knowledge, that the information provided above is complete and correct.

Signature		Date

Name and Title

[1]

For foreign persons without a (SSN/ITIN), attach a copy of your passport and provide the Passport Number and Country of Issuance. In lieu of a passport, foreign persons may also provide a U.S. government-issued Alien ID or other foreign government-issued documents evidencing nationality or residence bearing a photograph or similar safeguard.

VGN-GCRSUB-0525P

Appendix B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2025

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from      to

Commission File Number 000-56273

nuveen

Nuveen Global Cities REIT, Inc.

(Exact name of Registrant as specified in its Charter)

Maryland	82-1419222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

730 Third Avenue, 3rd Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 490-9000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant: No established market exists for the registrant’s common stock.

As of August 8, 2025, there were 14,263,852 outstanding shares of Class T common stock, 47,830,343 outstanding shares of Class S common stock, 7,171,574 outstanding shares of Class D common stock, 98,493,193 outstanding shares of Class I common stock and 26,814,930 outstanding shares of Class N common stock.

PART 1 — FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Nuveen Global Cities REIT, Inc.

Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per-share data)

	June 30, 2025	December 31, 2024
Assets
Investments in real estate, net	$1,782,384	$1,740,714
Investment in commercial mortgage loans, at fair value	354,659	370,172
Investment in real estate debt, at fair value	125,879	103,886
Investments in international affiliated funds	114,981	109,056
Investments in real estate-related securities, at fair value	101,216	103,536
Intangible assets, net	76,844	83,154
Cash and cash equivalents	44,908	22,545
Restricted cash	26,395	33,219
Other assets, net	32,731	30,695

Total assets	$2,659,997	$2,596,977

Liabilities and Equity
Credit facility	$337,000	$307,000
Mortgages payable, net	230,962	209,482
Loan participations, at fair value	173,600	172,920
Note payable, at fair value	71,640	71,860
Accounts payable, accrued expenses, and other liabilities	73,652	63,941
Due to affiliates	43,889	45,530
Intangible liabilities, net	32,450	32,695
Subscriptions received in advance	25,473	32,315
Distributions payable	9,863	9,585

Total liabilities	998,529	945,328

Redeemable non-controlling interest	215	277
Equity
Series A Preferred Stock	125	125
Common stock - Class T shares, $0.01 par value per share, 500,000,000 shares authorized, 14,293,172 and 15,604,828 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	144	157
Common stock - Class S shares, $0.01 par value per share, 500,000,000 shares authorized, 46,889,621 and 45,353,119 issued and outstanding at June 30, 2025 and December 31, 2024, respectively	469	454
Common stock - Class D shares, $0.01 par value per share, 500,000,000 shares authorized, 7,025,672 and 7,201,157 issued and outstanding at June 30, 2025 and December 31, 2024, respectively	71	72
Common stock - Class I shares, $0.01 par value per share, 500,000,000 shares authorized, 94,836,543 and 87,034,811 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	949	870
Common stock - Class N shares, $0.01 par value per share, 100,000,000 shares authorized, 27,233,340 and 29,730,608 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	272	297

	June 30, 2025	December 31, 2024
Additional paid-in capital	2,184,318	2,122,792
Accumulated deficit and cumulative distributions	(532,408)	(468,890)
Accumulated other comprehensive income (loss)	3,309	(8,002)

Total stockholders’ equity	1,657,249	1,647,875
Non-controlling interests	4,004	3,497

Total equity	1,661,253	1,651,372

Total liabilities and equity	$2,659,997	$2,596,977

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Rental revenue	$46,118	$44,214	$90,689	$88,864
Income from commercial mortgage loans	6,909	7,812	14,166	15,381

Total revenues	53,027	52,026	104,855	104,245
Expenses
Rental property operating	15,957	15,076	31,482	31,499
General and administrative	2,607	2,229	4,406	4,405
Advisory fee due to affiliate	7,599	7,376	15,078	14,864
Depreciation and amortization	19,991	19,584	40,313	39,757

Total expenses	46,154	44,265	91,279	90,525
Other income (expense)
Realized and unrealized (loss) gain from real estate-related securities	(1,528)	(858)	301	(2,830)
Realized and unrealized (loss) gain from real estate debt	(191)	145	201	2,020
Realized gain on sale of real estate investments	—	—	—	15
Gain (loss) from equity investments in unconsolidated international affiliated funds	1,258	(2,005)	(1,697)	(2,629)
Unrealized gain (loss) on commercial mortgage loans	112	63	(423)	(59)
Unrealized (loss) gain from interest rate derivatives	(21)	152	51	55
Unrealized gain on note payable	30	5	220	175
Interest income	2,700	1,810	4,727	3,671
Interest expense	(11,358)	(11,277)	(21,999)	(22,146)

Total other income (expense)	(8,998)	(11,965)	(18,619)	(21,728)

Net loss	$(2,125)	$(4,204)	$(5,043)	$(8,008)

Net income (loss) attributable to non-controlling interests	11	(7)	14	(14)
Net income attributable to preferred stock	4	4	8	8

Net loss attributable to common stockholders	$(2,140)	$(4,201)	$(5,065)	$(8,002)

Net loss per share of common stock - basic and diluted	$(0.01)	$(0.02)	$(0.03)	$(0.04)

Weighted-average shares of common stock outstanding, basic and diluted	189,474,280	178,152,930	188,139,873	178,674,225

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(2,125)	$(4,204)	$(5,043)	$(8,008)
Other comprehensive income (loss):
Foreign currency translation adjustment	7,889	(620)	11,311	(2,593)

Comprehensive income (loss)	5,764	(4,824)	6,268	(10,601)

Comprehensive income (loss) attributable to non-controlling interests	11	(7)	14	(14)
Comprehensive income attributable to preferred stock	4	4	8	8

Comprehensive income (loss) attributable to common stockholders	$5,749	$(4,821)	$6,246	$(10,595)

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Changes in Equity (Unaudited)

(in thousands, except share data)

	Three Months Ended June 30, 2025
	Preferred Stock	Par Value					Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-Controlling Interests Attributable to Third-Party Joint Ventures	Total Equity
		Common Stock Class T	Common Stock Class S	Common Stock Class D	Common Stock Class I	Common Stock Class N
Balance at March 31, 2025	$125	$150	$459	$71	$912	$285	$2,153,704	$(500,860)	$(4,580)	$1,650,266	$3,476	$1,653,742
Common stock issued (a)	—	(6)	14	—	61	—	78,343	—	—	78,412	—	78,412
Distribution reinvestment	—	1	3	1	6	—	12,993	—	—	13,004	—	13,004
Common stock repurchased	—	(1)	(7)	(1)	(30)	(13)	(60,793)	—	—	(60,845)	—	(60,845)
Amortization of restricted stock grants	—	—	—	—	—	—	53	—	—	53	—	53
Net income (loss)	4	—	—	—	—	—	—	(2,140)	—	(2,136)	11	(2,125)
Distributions on common stock	—	—	—	—	—	—	—	(29,408)	—	(29,408)	—	(29,408)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	574	574
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(57)	(57)
Distributions on Series A preferred stock	(4)	—	—	—	—	—	—	—	—	(4)	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	7,889	7,889	—	7,889
Allocation to redeemable non-controlling interests	—	—	—	—	—	—	18	—	—	18	—	18

Balance at June 30, 2025	$125	$144	$469	$71	$949	$272	$2,184,318	$(532,408)	$3,309	$1,657,249	$4,004	$1,661,253

	Three Months Ended June 30, 2024
	Preferred Stock	Par Value					Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-Controlling Interests Attributable to Third-Party Joint Ventures	Total Equity
		Common Stock Class T	Common Stock Class S	Common Stock Class D	Common Stock Class I	Common Stock Class N
Balance at March 31, 2024	$125	$167	$441	$73	$814	$297	$2,056,984	$(385,165)	$(4,520)	$1,669,216	$3,710	$1,672,926
Common stock issued (a)	—	—	14	1	38	—	62,180	—	—	62,233	—	62,233
Distribution reinvestment	—	1	3	—	7	—	12,892	—	—	12,903	—	12,903
Common stock repurchased	—	(3)	(9)	(3)	(66)	—	(96,045)	—	—	(96,126)	—	(96,126)
Amortization of restricted stock grants	—	—	—	—	—	—	53	—	—	53	—	53
Net income (loss)	4	—	—	—	—	—	—	(4,201)	—	(4,197)	(7)	(4,204)
Distributions on common stock	—	—	—	—	—	—	—	(28,974)	—	(28,974)	—	(28,974)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(80)	(80)
Distributions on Series A preferred stock	(4)	—	—	—	—	—	—	—	—	(4)	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(620)	(620)	—	(620)
Allocation to redeemable non-controlling interests	—	—	—	—	—	—	(57)	—	—	(57)	—	(57)

Balance at June 30, 2024	$125	$165	$449	$71	$793	$297	$2,036,007	$(418,340)	$(5,140)	$1,614,427	$3,623	$1,618,050

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Changes in Equity (Unaudited)

(in thousands, except share data)

	Six Months Ended June 30, 2025
	Preferred Stock	Par Value					Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-Controlling Interests Attributable to Third-Party Joint Ventures	Total Equity
		Common Stock Class T	Common Stock Class S	Common Stock Class D	Common Stock Class I	Common Stock Class N
Balance at 12/31/2024	$125	$157	$454	$72	$870	$297	$2,122,792	$(468,890)	$(8,002)	$1,647,875	$3,497	$1,651,372
Common stock issued (a)	—	(12)	31	—	126	—	166,772	—	—	166,917	—	166,917
Distribution reinvestment	—	2	6	1	13	—	25,665	—	—	25,687	—	25,687
Common stock repurchased	—	(3)	(22)	(2)	(60)	(25)	(131,079)	—	—	(131,191)	—	(131,191)
Amortization of restricted stock grants	—	—	—	—	—	—	106	—	—	106	—	106
Net income (loss)	8	—	—	—	—	—	—	(5,065)	—	(5,057)	14	(5,043)
Distributions on common stock	—	—	—	—	—	—	—	(58,453)	—	(58,453)	—	(58,453)
Contributions from non-controlling interests	0	—	—	0	—	—	—	—	—	—	574	574
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(81)	(81)
Distributions on Series A preferred stock	(8)	—	—	—	—	—	—	—	—	(8)	—	(8)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	11,311	11,311	—	11,311
Allocation to redeemable non-controlling interests	—	—	—	—	—	—	62	—	—	62	—	62

Balance at 6/30/2025	$125	$144	$469	$71	$949	$272	$2,184,318	$(532,408)	$3,309	$1,657,249	$4,004	$1,661,253

	Six Months Ended June 30, 2024
	Preferred Stock	Par Value					Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-Controlling Interests Attributable to Third-Party Joint Ventures	Total Equity
		Common Stock Class T	Common Stock Class S	Common Stock Class D	Common Stock Class I	Common Stock Class N
Balance at 12/31/2023	$125	$167	$446	$73	$812	$297	$2,058,699	$(351,943)	$(2,547)	$1,706,129	$3,822	$1,709,951
Common stock issued (a)	—	4	22	2	78	—	124,973	—	—	125,079	—	125,079
Distribution reinvestment	—	2	6	1	13	—	25,609	—	—	25,631	—	25,631
Common stock repurchased	—	(8)	(25)	(5)	(110)	—	(173,401)	—	—	(173,549)	—	(173,549)
Amortization of restricted stock grants	—	—	—	—	—	—	106	—	—	106	—	106
Net income (loss)	8	—	—	—	—	—	—	(8,002)	—	(7,994)	(14)	(8,008)
Distributions on common stock	—	—	—	—	—	—	—	(58,395)	—	(58,395)	—	(58,395)
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(185)	(185)
Distributions on Series A preferred stock	(8)	—	—	—	—	—	—	—	—	(8)	—	(8)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(2,593)	(2,593)	—	(2,593)
Allocation to redeemable non-controlling interest	—	—	—	—	—	—	21	—	—	21	—	21

Balance at 6/30/2024	$125	$165	$449	$71	$793	$297	$2,036,007	$(418,340)	$(5,140)	$1,614,427	$3,623	$1,618,050

(a)	Common stock issuance includes conversions between share classes; see Note 19.

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(5,043)	$(8,008)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	40,313	39,757
Unrealized loss on changes in fair value of real estate-related securities	1,755	3,649
Realized (gain) loss on sale of real estate-related securities	(58)	1,181
Unrealized gain on changes in fair value of real estate debt	(182)	(2,422)
Realized (gain) loss on sale of real estate debt	(19)	402
Unrealized gain on changes in fair value of note payable	(220)	(175)
Unrealized loss on changes in fair value of commercial mortgage loans	423	59
Unrealized gain on changes in fair value of interest rate derivatives	(51)	(55)
Realized gain on sale of real estate investments	—	(15)
Loss from equity investments in unconsolidated international affiliated funds	1,697	2,629
Income distributions from equity investments in unconsolidated international affiliated funds	1,557	1,379
Payment-in-kind interest on commercial mortgage loans	(148)	(203)
Straight-line rent adjustment	(814)	(1,024)
Amortization of above- and below-market lease intangibles	(2,076)	(1,865)
Amortization of deferred financing costs	290	643
Amortization of mortgage discount	897	589
Amortization of restricted stock grants	106	106
Change in assets and liabilities:
(Increase) decrease in other assets	(1,943)	178
Increase in accounts payable, accrued expenses and other liabilities	450	1,673

Net cash provided by operating activities	36,934	38,478

Cash flows from investing activities:
Acquisitions of real estate	(60,906)	—
Origination and fundings of commercial mortgage loans	(1,245)	(21,099)
Proceeds from paydown of commercial mortgage loan	17,163	458
Capital improvements to real estate	(8,924)	(10,760)
Proceeds from sale of real estate investments	—	351
Purchase of real estate-related securities	(35,961)	(31,433)
Proceeds from sale of real estate-related securities	36,712	54,059
Purchases of real estate debt	(38,108)	(10,385)
Proceeds from sale of real estate debt	18,616	21,007

Net cash provided by (used in) investing activities	(72,653)	2,198

Cash flows from financing activities:
Proceeds from issuance of common stock	134,043	94,294
Repurchase of common stock	(121,986)	(167,705)
Offering costs paid	(584)	(503)
Borrowings under credit facility	40,000	65,500
Repayments on credit facility	(10,000)	(28,500)
Borrowings from mortgages payable	18,227	—

	Six Months Ended June 30,
	2025	2024
Payments on mortgages payable	(657)	(239)
Borrowings under note payable	—	2,685
Payment of deferred financing costs	(291)	—
Contributions from non-controlling interests	574	—
Payment of offering and organization costs due to affiliate	(498)	(442)
Distributions to preferred stockholders	(8)	(8)
Distributions to non-controlling interests	(81)	(185)
Subscriptions received in advance	25,473	16,058
Distributions	(32,488)	(32,968)

Net cash provided by (used in) financing activities	51,724	(52,013)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(466)	—

Net increase (decrease) in cash and cash equivalents and restricted cash during the period	15,539	(11,337)

Cash and cash equivalents and restricted cash, beginning of period	55,764	53,485

Cash and cash equivalents and restricted cash, end of period	$71,303	$42,148

Reconciliation of cash and cash equivalents and restricted cash to the Consolidated Balance Sheets, end of period:
Cash and cash equivalents	$44,908	$25,126
Restricted cash	26,395	17,022

Total cash and cash equivalents and restricted cash	$71,303	$42,148

Supplemental disclosures:
Interest paid	$21,494	$21,997

Non-cash investing activities:
Assumption of other assets and liabilities in conjunction with acquisitions of investments in real estate	$20	$—

Fundings of commercial mortgage loans through increases in loan participations	$—	$(386)

Paydown of commercial mortgage loans through decrease in loan participations	$—	$1,374

Payment-in-kind interest on commercial mortgage loans	$148	$—

Accrued purchases of real estate debt	$2,300	$—

Accrued purchases of real estate-related securities	$128	$—

Non-cash financing activities:
Accrued distributions	$278	$204

Accrued stockholder servicing fees	$(1,143)	$(539)

Distribution reinvestments	$25,687	$25,631

Allocation to redeemable non-controlling interests	$(62)	$(21)

Increases in loan participations through fundings of commercial mortgage loans	$—	$386

Decrease in loan participations through paydown of commercial mortgage loans	$—	$(1,374)

Accrued offering costs	$14	$77

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 1. Organization and Business Purpose

Nuveen Global Cities REIT, Inc. (the “Company”) was formed on May 1, 2017 as a Maryland corporation and elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2018 and intends to operate in a manner that will allow it to continue to qualify as a REIT. The Company’s sponsor is Nuveen, LLC (the “Sponsor”), a wholly owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”). The Company is the sole general partner of Nuveen Global Cities REIT OP, LP, a Delaware limited partnership (“Nuveen OP” or the “Operating Partnership”). Nuveen OP has issued a limited partner interest to Nuveen Global Cities REIT LP, LLC (the “Limited Partner”), a wholly owned subsidiary of the Company. The Company was organized to invest primarily in stabilized income-oriented commercial real estate in the United States and a substantial but lesser portion of the Company’s portfolio will include real properties located in Canada, Europe and the Asia-Pacific region. Substantially all of the Company’s business is conducted through Nuveen OP. The Company and Nuveen OP are externally managed by Nuveen Real Estate Global Cities Advisors, LLC (the “Advisor”), an indirect, wholly owned subsidiary of the Sponsor and an investment advisory affiliate of Nuveen Real Estate (“Nuveen Real Estate”).

Pursuant to a Registration Statement on Form S-11 (File No. 333-222231), the Company registered with the Securities and Exchange Commission (the “SEC”) its initial public offering of up to $5.0 billion in shares of common stock (the “Initial Public Offering”). The Initial Public Offering was initially declared effective on January 31, 2018 and the Initial Public Offering terminated on July 2, 2021.

On January 13, 2021, the Company filed a Registration Statement on Form S-11 (File No. 333-252077) to register up to $5.0 billion in shares of common stock (the “Follow-on Public Offering”). The Follow-on Public Offering was initially declared effective by the SEC on July 2, 2021 and the Follow-on Public Offering terminated on November 6, 2024.

On June 21, 2024, the Company filed a Registration Statement on Form S-11 (File No. 333-280368) for a third public offering of up to $5.0 billion shares of common stock, consisting of up to $4.0 billion in shares in its primary offering and up to $1.0 billion in shares pursuant to its distribution reinvestment plan (the “Third Public Offering”). The Third Public Offering was initially declared effective by the SEC on November 6, 2024. In the Third Public Offering, the Company is offering to the public any combination of four classes of shares of its common stock, Class T shares, Class S shares, Class D shares and Class I shares, with a dollar value up to the maximum offering amount. The publicly offered share classes have different upfront selling commissions and ongoing stockholder servicing fees. The purchase price per share for each class of common stock varies and generally equals the Company’s prior month’s net asset value (“NAV”) per share, as calculated monthly, plus applicable upfront selling commissions and dealer manager fees.

As of June 30, 2025, the Company had received aggregate net proceeds of $2.6 billion from selling shares in the Initial Public Offering, the Follow-on Public Offering, the Third Public Offering and unregistered private offerings.

On June 6, 2025, the Company, through Nuveen OP, initiated a private placement program (the “DST Program”) to issue and sell up to $3.0 billion of beneficial interests (“DST Interests”) in specific Delaware statutory trusts (the “DSTs”) holding real properties (the “DST Properties”), which may be sourced from the Company’s real properties or from third parties.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of the Company, its subsidiaries and joint ventures in which the Company has a controlling interest, and in the opinion of management, include all necessary adjustments, consisting of only normal and recurring items, necessary for a fair statement of the Company’s consolidated financial statements as of June 30, 2025 and December 31, 2024 and for the three and six months ended June 30, 2025 and 2024. Results of operations for the interim periods are not necessarily indicative of results for the entire year. These financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the applicable rules and regulations of the SEC. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements. Certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed in this report pursuant to the rules of the SEC. The accompanying unaudited consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements prepared in accordance with GAAP, and the notes thereto, that are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC. The year-end balance sheet was derived from those audited financial statements.

All intercompany balances and transactions have been eliminated in consolidation. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Principles of Consolidation

The Company consolidates all entities in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities (“VIEs”) whereby the Company is the primary beneficiary. In determining whether the Company has a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, the Company considers whether the entity is a VIE and whether the Company is the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (i) the power to direct the most significant activities impacting the economic performance of the VIE and (ii) the obligation to absorb losses or receive benefits significant to the VIE. Entities that do not qualify as VIEs are generally considered voting interest entities (“VOEs”) and are evaluated for consolidation under the voting interest model. VOEs are consolidated when the Company controls the entity through a majority voting interest or other means. When the requirements for consolidation are not met and the Company has significant influence over the operations of the entity, the investment is accounted for under the equity method of accounting. Equity method investments for which the Company has not elected the fair value option (“FVO”) are initially recorded at cost and subsequently adjusted for the Company’s pro rata share of net income, contributions and distributions. When the Company elects the FVO, the Company records its share of net asset value of the entity and any related unrealized gains and losses.

Each of the Company’s joint ventures is considered to be a VIE or VOE. The Company consolidates these entities because it has the ability to direct the most significant activities of the joint ventures, including unilateral decision-making on the disposition of the investments.

For select joint ventures, the non-controlling partner’s share of the assets, liabilities and operations of the joint venture is included in non-controlling interests as equity of the Company. The non-controlling partner’s interest is generally computed as the joint venture partner’s ownership percentage. Certain strategic partnerships of the Company provide the other partner a profits interest based on certain internal rate of return hurdles being achieved. Any profits interest due to the other partner is reported within Redeemable Non-Controlling Interests.

Included within the Company’s consolidated financial statements as of June 30, 2025 is a VIE for which the Company is the primary beneficiary. The entity was established in connection with our DST program. See additional information on the DST Program in Note 21—“DST Program”. The Company’s involvement with this entity is through its majority ownership and a master lease agreement between the VIE and the Company. The entity was deemed a VIE primarily because any equity ownership in the entity, including the Company’s equity ownership, does not provide the equity owners voting rights. The Company is considered the primary beneficiary because (i) the VIE has limited ongoing significant activities and the Company was responsible for the key decisions of the VIE that were made at formation and has the ability to exercise a fair market value purchase option and (ii) the Company has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE through the Company’s variable interests.

The operations of the VIE are funded primarily with cash flows from the master lease between the VIE and a wholly owned subsidiary of the Nuveen OP. The Company has not provided any financial support to the VIE other than the interests described above.

As of June 30, 2025 and December 31, 2024, the total assets and liabilities of the Company’s consolidated VIEs were $96.0 million and $30.3 million, and $47.1 million and $30.1 million, respectively. Such amounts are included on the Company’s Consolidated Balance Sheets.

The Company has limited contractual rights to obtain the financial records of certain of its consolidated single-family housing, retail, student housing, self-storage and direct international portfolios from the operating partner. The operating partner does not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for the portfolios based on reports prepared by and received from the operating partner. Such reports are not available to the Company until approximately 20 days after the end of any given period. As a result, these activities are generally included in the Company’s consolidated financial statements on a one-month lag; however, any significant activity that occurs in the final month of the quarter is recorded in that period.

Investments in Real Estate

In accordance with the guidance for business combinations, the Company determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired is not a business, the Company accounts for the transaction as an asset acquisition. All property acquisitions to date have been accounted for as asset acquisitions.

Whether the acquisition of a property acquired is considered a business combination or asset acquisition, the Company recognizes the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity. In addition, for transactions accounted for as business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company expenses acquisition-related costs associated with business combinations as they are incurred. The Company capitalizes acquisition-related costs associated with asset acquisitions.

Upon acquisition of a property, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, tenant improvements, above-market and below-market leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and allocates the purchase price to the acquired assets and assumed liabilities. The Company assesses and considers fair value using the income approach’s discounted cash flow method, using discount and capitalization rates that it deems appropriate, and taking into consideration all contractual rent payments over the life of the lease term offset by any capitalized expenditures, as well as other available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends and market and economic conditions.

The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. The Company also considers an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals. For its acquisitions to date, the Company’s allocation to customer relationship intangible assets has not been material.

The Company records acquired above-market and below-market leases at fair value (using a discount rate which reflects the risks associated with the leases acquired), which is equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on the Company’s evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses.

Intangible assets and intangible liabilities are recorded as separate components on the Company’s Consolidated Balance Sheets. The amortization of acquired above-market and below-market leases is recorded as an adjustment to Rental Revenue on the Company’s Consolidated Statements of Operations. The amortization of in-place leases is recorded as an adjustment to Depreciation and Amortization on the Company’s Consolidated Statements of Operations.

The cost of buildings and improvements includes the purchase price of the Company’s properties and any acquisition-related adjustments, along with any subsequent improvements to such properties. The Company’s Investments in Real Estate are stated at cost and are generally depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Description	Depreciable Life
Building	40 years
Building, land and site improvements	15-40 years
Furniture, fixtures and equipment	3-7 years
Lease intangibles	Over lease term

Significant improvements to properties are capitalized. When assets are sold or retired, their costs and related accumulated depreciation or amortization are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period.

Repairs and maintenance are expensed to operations as incurred and are included in Rental Property Operating on the Company’s Consolidated Statements of Operations.

Management reviews the Company’s real estate properties for impairment each quarter or when there is an event or change in circumstances that indicates an impaired value. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value, or fair value less cost to sell if classified as held for sale. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material to the Company’s results. During the periods presented, no such impairment occurred.

Investments in Real Estate-Related Securities

The Company reports its investments in real estate-related securities at fair value and any changes in fair value are recorded in the current period earnings. Dividend income is recorded when declared and the resulting dividend income, along with gains and losses, are recorded as a component of Realized and Unrealized Gain (Loss) from Real Estate-Related Securities on the Company’s Consolidated Statements of Operations.

Investments in Real Estate Debt

The Company’s investments in real estate debt consist of commercial mortgage-backed securities (“CMBS”), which are securities backed by one or more mortgage loans secured by real estate assets. The Company classifies its CMBS as trading securities and records them at fair value. As such, the resulting unrealized gains and losses of its CMBS are recorded as a component of Realized and Unrealized Gain (Loss) from Real Estate Debt on the Company’s Consolidated Statements of Operations.

Interest income from the Company’s investments in CMBS is recognized over the life of each investment and is recorded on the accrual basis on the Company’s Consolidated Statements of Operations.

Investments in International Affiliated Funds

The Company reports its investments in European Cities Partnership SCSp (“ECF”) and Asia Pacific Cities Fund (“APCF”), investment funds managed by an affiliate of TIAA (collectively, the “International Affiliated Funds”), under the equity method of accounting. The equity method income (loss) from the investments in the International Affiliated Funds represents the Company’s allocable share of each fund’s net income or loss, which includes income and expense, realized gains and losses, foreign currency translation adjustments, and unrealized appreciation or depreciation as determined from the financial statements of ECF and APCF (which carry investments at fair value in accordance with GAAP) and is reported as (Loss) Income from Equity Investments in Unconsolidated International Affiliated Funds on the Company’s Consolidated Statements of Operations.

All contributions to or distributions from investments in the International Affiliated Funds are accrued when notice is received and recorded as a receivable from or payable to the International Affiliated Funds on the Company’s Consolidated Balance Sheets.

The Company uses the nature of the distribution approach to classify its distributions received from equity method investments. Under the nature of the distribution approach, distributions received are classified on the basis of the nature of the activities of the investee that generated the distribution as either a return on investment (classified as cash inflows from operating activities) or a return of investment (classified as cash inflows from investing activities).

Investments in Commercial Mortgage Loans

The Company originates commercial mortgage loans and elects the fair value option for each loan. In accordance with the adoption of the fair value option allowed under ASC 825, Financial Instruments, and at the election of the Company, the commercial mortgage loans are stated at fair value and initially valued at the face amount of the loan funding. Subsequently, the commercial mortgage loans are valued at least quarterly by an independent third-party valuation firm with additional oversight performed by the Advisor’s internal valuation department. The value is based on market factors, such as market interest rates and spreads for comparable loans, the performance of the underlying collateral (such as the loan-to-value ratio and the cash flow of the underlying collateral), and the credit quality of the borrower.

The income from the commercial mortgage loans represents interest income and origination fee income, which is reported as Income from Commercial Mortgage Loans on the Company’s Consolidated Statements of Operations. Unrealized gains and losses are recorded as a component of Unrealized Gain (Loss) on Commercial Mortgage Loans on the Company’s Consolidated Statements of Operations.

In the event of a partial or whole sale of the commercial mortgage loan that qualifies for sale accounting under GAAP, the Company derecognizes the corresponding asset and fees paid as part of the partial or whole sale are recognized on the Company’s Consolidated Statements of Operations.

Loan Participations

In certain instances, the Company finances loans through the non-recourse syndication of a senior loan interest to a third party. Depending on the particular structure of the syndication, the senior loan interest may remain on the Company’s Consolidated Balance Sheets or, in other cases, the sale will be recognized and the senior loan interest no longer included in its consolidated financial statements. When these sales do not qualify for sale accounting under GAAP, the Company reflects the transaction by recording a loan participations liability at fair value on the Consolidated Balance Sheets, but this gross presentation does not impact Stockholders’ Equity or Net Income. When the sales are recognized, the Consolidated Balance Sheets only include the remaining subordinate loan.

The Company and its loan service provider have limited access to contractual and financial information pertaining to these senior loan interests and rely on the third-party senior lenders to provide the latest information as it becomes available.

Note Payable

The Company finances the acquisition of certain mortgage loans through the use of “note-on-note” transactions in which the Company pledges mortgage loans as collateral to secure a loan which is equal in value to a specified percentage of the estimated fair value of the pledged collateral. These “note-on-note” transactions are recorded in Note Payable, at Fair Value on the Consolidated Balance Sheets and are carried at fair value through the adoption of the fair value option allowed under ASC 825.

Financing costs related to the Company’s note payable are expensed as incurred and recorded in Interest Expense on the Company’s Consolidated Statements of Operations.

Deferred Charges

The Company’s deferred charges include financing and leasing costs. Financing costs include legal, structuring and other loan costs incurred by the Company for its financing arrangements.

Deferred financing costs related to the Credit Facility (as defined herein) are recorded as a component of Other Assets on the Company’s Consolidated Balance Sheets and are amortized on a straight-line basis over the term of the Credit Facility, which approximates the effective interest method. Unamortized deferred financing costs are charged to interest expense upon early repayment or significant modification of the Credit Facility and fully amortized deferred financing costs are removed from the books upon the maturity of the Credit Facility.

Deferred financing costs related to the Company’s mortgages payable are recorded as an offset to the related liability and amortized on a straight-line basis over the term of the financing instrument, which approximates the effective interest method. Unamortized deferred financing costs related to the Company’s mortgages payable are charged to interest expense upon early repayment or significant modification of the mortgages payable and fully amortized deferred financing costs are removed from the books upon maturity.

Deferred leasing costs, which consist primarily of brokerage and legal fees, incurred in connection with new leases, are recorded as a component of Intangible Assets, Net on the Company’s Consolidated Balance Sheets and amortized over the lives of the related leases. Unamortized deferred leasing costs are charged to amortization expense upon early termination or significant modification of the leases and fully amortized deferred leasing costs are removed from the books upon lease expiration.

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Accounting guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—quoted prices are available in active markets for identical investments as of the measurement date. The Company does not adjust the quoted price for these investments.

Level 2—quoted prices are available in markets that are not active or model inputs are based on inputs that are either directly or indirectly observable as of the measurement date.

Level 3—pricing inputs are unobservable and include instances where there is minimal, if any, market activity for the investment. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

The Company’s investments in real estate-related securities are recorded at fair value based on the closing price of the common stock as reported by the applicable national securities exchange and have been classified as Level 1.

The Company’s investments in real estate debt, which consist of CMBS, are reported at fair value. The Company generally determines the fair value of its investments in real estate debt by using third-party pricing service providers whenever available and such investments have been classified as Level 2.

The Company’s derivative financial instruments, consisting of interest rate swaps, are reported at fair value. The fair values of the Company’s interest rate contracts were estimated using advice from a third-party valuation service provider based on contractual cash flows and interest calculations using the appropriate discount rates and such investments have been classified as Level 2.

The Company’s investments in commercial mortgage loans consist of floating-rate senior and mezzanine loans the Company originated and have been classified as Level 3. The commercial mortgage loans are carried at fair value based on significant unobservable inputs.

The Company’s loan participations and note payable are carried at fair value based on significant unobservable inputs and have been classified as Level 3.

The carrying amounts of financial instruments such as other assets, accounts payable, accrued expenses and other liabilities approximate their fair values due to their short-term maturities and market rates of interest.

The following table details the Company’s assets and liabilities measured at fair value on a recurring basis ($ in thousands):

	June 30, 2025				December 31, 2024
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Investments in real estate-related securities	$101,216	$—	$—	$101,216	$103,536	$—	$—	$103,536
Investments in real estate debt	—	125,879	—	125,879	—	103,886	—	103,886
Investments in commercial mortgage loans	—	—	354,659	354,659	—	—	370,172	370,172

Total	$101,216	$125,879	$354,659	$581,754	$103,536	$103,886	$370,172	$577,594

Liabilities:
Loan participations	$—	$—	$173,600	$173,600	$—	$—	$172,920	$172,920
Note payable	—	—	71,640	71,640	—	—	71,860	71,860
Interest rate derivatives(1)	—	728	—	728	—	688	—	688

Total	$—	$728	$245,240	$245,968	$—	$688	$244,780	$245,468

(1)	Included in Accounts Payable, Accrued Expenses, and Other Liabilities on the Company’s Consolidated Balance Sheets.

The following table details the Company’s assets and liabilities measured at fair value on a recurring basis using Level 3 inputs ($ in thousands):

	Investments in Commercial Mortgage Loans		Loan Participations		Note Payable
Balance as of December 31, 2024	370,172		$172,920		$71,860
Additional fundings	1,392	(a)	—		—
Paydowns	(17,163)		—		—
Net unrealized gain on assets	258	(b)	—		—
Net unrealized loss (gain) on liabilities	—		680	(b)	(220)

Balance as of June 30, 2025	$354,659		$173,600		$71,640

(a)	Includes additional fundings on commercial mortgage loans for payment-in-kind interest received of $0.1 million.
(b)

Unrealized Loss on Commercial Mortgage Loans of $0.4 million reported on the Company’s Consolidated Statements of Operations for the six months ended June 30, 2025 includes unrealized gain of $0.3 million associated with commercial mortgage loans, net of unrealized loss of $0.7 million associated with loan participations.

The following table shows the quantitative information about unobservable inputs that constitute the Level 3 fair value measurements of the investments in commercial mortgage loans, loan participations and note payable as of June 30, 2025.

Type	Asset Class	Valuation Technique	Unobservable Inputs	Range (Weighted Average) (2)
Commercial Mortgage Loans	Various	Discounted Cash Flow Method	Equivalency Rate	SOFR (1) + 2.75% - 9.15% (4.62%)
Loan Participations	Various	Discounted Cash Flow Method	Equivalency Rate	SOFR (1) + 2.75% - 4.11% (3.24%)
Note Payable	Multifamily	Discounted Cash Flow Method	Equivalency Rate	SOFR (1) + 2.00% (2.00%)

(1)	Secured Overnight Financing Rate (“SOFR”) as of June 30, 2025 was 4.5%.
(2)	Weighted by outstanding principal balance.

As of June 30, 2025, the carrying value of the Company’s Credit Facility approximated fair value. The fair value of the Company’s mortgages payable was $227.5 million and $203.0 million as of June 30, 2025 and December 31, 2024, respectively. Fair value of the Company’s indebtedness is estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to present value using the appropriate discount rate. Additionally, the Company considers current market rates and conditions by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The inputs used in determining the fair value of the Company’s indebtedness are considered Level 3.

Revenue Recognition

The Company’s sources of revenue and the related revenue recognition policies are as follows:

Rental Revenue — consists primarily of base rent arising from tenant operating leases at the Company’s properties. Rental revenue is recognized on a straight-line basis over the life of the lease, including any rent steps or abatement provisions. The Company begins to recognize revenue when a tenant takes possession of the leased space. The Company includes in rental revenue its tenant reimbursement income, which consists of amounts due from tenants for costs related to common area maintenance, real estate taxes and other recoverable costs as defined in lease agreements.

The Company evaluates the collectability of receivables related to rental revenue on an individual lease basis. Management exercises judgment in assessing collectability and considers the length of time a receivable has been outstanding, tenant credit-worthiness, payment history, available information about the financial condition of the tenant, and current economic trends, among other factors. Tenant receivables that are deemed uncollectible are recognized as a reduction to rental revenue.

Income from Commercial Mortgage Loans — consists of income from interest earned and recognized as operating income based upon the principal amount outstanding and the contractual interest rate along with origination fees. The accrual of interest income on mortgage loans is discontinued when in management’s opinion, the borrower may be unable to meet payments as they become due (“nonaccrual mortgage loans”), unless the loan is well-secured and is in the process of collection. Interest income on nonaccrual mortgage loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status. As of June 30, 2025, the Company did not have any nonaccrual mortgage loans.

Leases

The Company derives revenue pursuant to lease agreements. At the inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. At the lease inception, the Company determines whether each lease is a sales-type, direct financing or operating lease. Such classification is based on whether:

•	the lessee gains control of the underlying asset and the lessor therefore relinquishes control to the lessee under certain criteria (sales-type or direct-financing); or

•	all other leases that do not meet the criteria as sales-type or direct financing leases (operating).

The Company’s leases are classified as operating leases in accordance with relevant accounting guidelines, and the related revenue is recognized on a straight-line basis. Upon the termination or vacation of a tenant lease, the associated straight-line rent receivable is written off.

Cash and Cash Equivalents

Cash and cash equivalents represents cash held in banks, cash on hand and liquid investments with original maturities of three months or less at the time of purchase. The Company may have bank balances in excess of federally insured amounts; however, the Company deposits its cash with high-credit-quality institutions to minimize credit risk.

Restricted Cash

As of June 30, 2025, the Company had $26.4 million of restricted cash. The restricted cash consisted of $0.9 million of tenant security deposits and $25.5 million of cash received for subscriptions prior to the date in which the subscriptions are effective, which is held in a bank account controlled by the Company’s transfer agent, but in the name of the Company.

Income Taxes

The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 2018, and intends to operate in a manner that will allow it to continue to qualify as a REIT. In qualifying for taxation as a REIT, the Company is subject to federal corporate income tax to the extent it distributes less than 100% of its REIT taxable income (including for this purpose its net capital gain) to its stockholders. The Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions it pays in any calendar year are less than the sum of 85% of its ordinary income, 95% of its net capital gains, and 100% of its undistributed income from prior years. The Company is also subject to a number of other organizational and operational requirements.

The Company may elect to treat certain of its corporate subsidiaries as taxable REIT subsidiaries (“TRSs”). In general, a TRS may perform additional services for the Company’s tenants and generally may engage in any real estate or non-real estate-related business other than management or operation of a lodging facility or a health care facility. The Company’s dealings with the TRSs must be arm’s-length in nature or be permitted under the Code. Otherwise, the Company may be subject to 100% penalty tax, or its TRSs may be denied deductions. A domestic TRS is subject to U.S. corporate federal income tax and state income or franchise tax. A Cayman Islands TRS is not subject to U.S. corporate federal income tax, to the extent it does not have U.S. source income, or Cayman Islands taxes. A Luxembourg TRS is not subject to U.S. corporate federal income tax, to the extent it does not have U.S. source income, but may be subject to Luxembourg taxes.

As of June 30, 2025, the Company had six active TRSs: two Cayman Islands TRSs to hold its investments in the International Affiliated Funds, one Luxembourg TRS to hold minority interests in its direct European investment, one domestic TRS to hold the senior portions of certain commercial mortgage loans, one domestic TRS for self-storage, nonrental-related business, and one domestic TRS for transactions related to the Delaware Statutory Trust Program. The asset tests that apply to REITs limit the Company’s ownership of the securities of its TRSs to no more than 20% of the value of the Company’s total assets. For the three and six months ended June 30, 2025, the Company incurred federal income tax expense related to the TRSs of $0.1 million and $0.3 million, respectively. Luxembourg tax imposed on the Luxembourg TRS is not material for the three and six months ended June 30, 2025.

The Company accrues liabilities when it believes that it is more likely than not that it will not realize the benefits of tax positions that it has taken in its tax returns or for the amount of any tax benefit that exceeds the cumulative probability threshold in accordance with ASC 740-10, Uncertain Tax Positions. Interest and penalties related to unrecognized tax positions are included in income tax expense, and no amount has been accrued. Income tax returns for tax years 2021 through 2024 remain subject to governmental examination.

Deferred Taxes

As of June 30, 2025, the Company had a deferred tax liability of $2.4 million that is recorded in Accounts Payable, Accrued Expenses and Other Liabilities on the Company’s Consolidated Balance Sheets. The deferred tax liability is a value-based tax, calculated on the difference between carrying value and current tax basis, and was assumed during the acquisition of the Company’s multifamily portfolio in Copenhagen, Denmark.

Organization and Offering Expenses

The Advisor advanced organization and offering expenses (including legal, accounting and other expenses attributable to the Company’s organization, but excluding upfront selling commissions, dealer manager fees and stockholder servicing fees) on behalf of the Company through the fourth full fiscal quarter after the Company’s acquisition of its first property. The Company reimburses the Advisor for all such advanced expenses it incurred in 60 equal monthly installments commencing on October 31, 2021. As of June 30, 2025, the Company had reimbursed the Advisor $3.4 million of such expenses.

The Advisor and its affiliates incurred organization and offering expenses on the Company’s behalf for the Initial Public Offering of $4.6 million, consisting of offering costs of $3.5 million and organization costs of $1.1 million, of which $1.2 million and $1.7 million remained outstanding as of June 30, 2025 and December 31, 2024, respectively. These organization and offering expenses are recorded as Due to Affiliates on the Company’s Consolidated Balance Sheets.

Offering costs are currently charged to equity as such amounts are incurred. For the three and six months ended June 30, 2025 and 2024, the Company charged $0.2 million and $0.6 million, respectively, in offering costs to equity.

Foreign Currency

The financial position and results of operations of ECF are measured using the local currency (Euro) as the functional currency and are translated into U.S. dollars for purposes of recording the related activity under the equity method of accounting. Net income (loss), which includes the Company’s allocable share of ECF’s income and expense, realized gains and losses, foreign currency translation adjustments and unrealized appreciation or depreciation, has been translated using the weighted-average exchange rates during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date.

The financial position and results of operations of the Company’s wholly owned assets located in foreign jurisdictions are measured using the local currency as the functional currency and are translated into U.S. dollars for purposes of recording the related activity. Net income (loss) has been translated using the weighted-average exchange rates during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date.

The resulting translation gain and loss adjustments are recorded directly as a separate component of Other Comprehensive Income (Loss) on the Company’s Consolidated Statements of Comprehensive Income (Loss) and as Accumulated Other Comprehensive Income (Loss) on the Company’s Consolidated Statements of Changes in Equity, unless there is a sale or complete liquidation of the underlying foreign investments. Foreign currency translation adjustments resulted in other comprehensive income of $7.9 million and $11.3 million for the three and six months ended June 30, 2025, respectively. Foreign currency translation adjustments resulted in other comprehensive loss of $0.6 million and $2.6 million for the three and six months ended June 30, 2024, respectively.

The financial position and results of operations of APCF are measured in U.S. dollars for purposes of recording the related activity under the equity method of accounting. There is no direct foreign currency exposure to the Company for its investment in APCF.

Derivative Instruments

The Company uses derivative financial instruments such as interest rate swaps to manage risks from fluctuations in interest rates. The Company records its derivatives at fair value and such amounts are reflected in either Other Assets or Accounts Payable, Accrued Expenses and Other Liabilities on the Company’s Consolidated Balance Sheets, depending on their position at the end of the reporting period. Any changes in the fair value of these derivatives are recorded as Unrealized Gain (Loss) from Interest Rate Derivatives on the Company’s Consolidated Statements of Operations.

Earnings per Share

Basic net income (loss) per share of common stock is determined by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period. All classes of common stock are allocated net income (loss) at the same rate per share. The Company does not have any dilutive securities outstanding that would cause basic earnings per share and diluted earnings per share to differ.

Recent Accounting Pronouncements

In August 2023, the FASB issued Accounting Standard Update (“ASU”) No. 2023-05, Business Combinations— Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement, intended to (1) provide investors and other allocators of capital with more decision-useful information in a joint venture’s separate financial statements and (2) reduce diversity in practice in this area of financial reporting. The amendments in ASU 2023-05 require that a joint venture, upon formation, apply a new basis of accounting. As a result, a newly formed joint venture should initially measure its assets and liabilities at fair value (with exceptions to fair value measurement that are consistent with the business combinations guidance). The amendments in ASU 2023-05 are effective prospectively for all joint venture formations with a formation date on or after January 1, 2025. Additionally, a joint venture that was formed before January 1, 2025, may elect to apply the amendments retrospectively if it has sufficient information. Early adoption is permitted in any interim or annual period in which financial statements have not yet been issued (or made available for issuance), either prospectively or retrospectively. Management has adopted this standard and it did not have a material impact on the Company’s financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The primary purpose of the amendments within ASU 2023-09 is to enhance the transparency and decision usefulness of income tax disclosures primarily related to the rate reconciliation table and income taxes paid information. The amendments in ASU 2023-09 require that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. In addition, the amendments in ASU 2023-09 require that all entities disclose, on an annual basis, taxes paid disaggregated by: federal, state, foreign, and jurisdiction (when income taxes paid is equal to or greater than 5 percent of total income taxes paid). The amendments in ASU 2023-09 are effective for public business entities for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in ASU 2023-09 should be applied on a prospective basis; however, retrospective application is permitted. Management is currently assessing the impact this standard will have on the Company’s financial statements as well as the method by which the Company will adopt the new standard.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The amendments in ASU 2024-03 improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This information is generally not presented in the financial statements today. The amendments in ASU 2024-03 are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. Management does not expect the guidance to have a material impact on the Company.

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810) Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity. The amendments in ASU 2025-03 require an entity involved in an acquisition transaction effected primarily by exchanging equity interests when the legal acquiree is a variable interest entity that meets the definition of a business to consider the factors in paragraphs ASC 805-10-55-12 through 55-15 to determine which entity is the accounting acquirer. The amendments in ASU 2025-03 are effective for all entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendments in ASU 2025-03 require that an entity apply the new guidance prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted. Management does not expect the guidance to have a material impact on the Company.

Note 3. Investments in Real Estate

Investments in Real Estate, Net consisted of the following ($ in thousands):

	June 30, 2025	December 31, 2024
Building and building improvements	$1,649,642	$1,607,599
Land and land improvements	354,535	324,514
Furniture, fixtures and equipment	16,737	16,071

Total	2,020,914	1,948,184
Accumulated depreciation	(238,530)	(207,470)

Investments in real estate, net	$1,782,384	$1,740,714

For the three and six months ended June 30, 2025, depreciation expense was $15.4 million and $30.8 million, respectively. For the three and six months ended June 30, 2024, depreciation expense was $14.9 million and $29.6 million, respectively.

Acquisitions

During the six months ended June 30, 2025, the Company acquired one industrial property and one multifamily property.

The following table provides details of the properties acquired during the six months ended June 30, 2025 ($ in thousands):

Sector	Purchase Price (1)	Number of Transactions	Number of Properties	Sq. Ft. (In Thousands) /Units (2)
Industrial	$30,131	1	1	265 Sq. Ft.
Multifamily	31,624	1	1	60 Units

	$61,755	2	2

(1)	Purchase price is inclusive of acquisition costs and other acquisition related adjustments. Purchase price does not include any net liabilities assumed.
(2)	Multifamily sector reflects the number of units instead of square feet for the acquisition.

The intangible assets and liabilities acquired during the six months ended June 30, 2025 had a weighted-average amortization period of 6.95 years and 7.21 years, respectively, as of the acquisition date.

Dispositions

The Company did not have any dispositions related to properties during the six months ended June 30, 2025.

The following table summarizes the purchase price allocation for the properties acquired during the six months ended June 30, 2025 ($ in thousands):

Six Months Ended June 30, 2025
Building and building improvements	$32,089
Land and land improvements	28,508
Furniture, fixtures and equipment	362
In-place lease intangible assets	2,782
Below-market lease intangible liabilities	(2,726)
Leasing commissions	395
Other intangibles	345

Total purchase price	$61,755

Note 4. Investments in Real Estate-Related Securities

As of June 30, 2025 and December 31, 2024, the Company’s investments in real estate-related securities consisted of shares of common stock of publicly listed REITs. As described in Note 2, the Company records its investments in real estate-related securities at fair value on its Consolidated Balance Sheets.

The following table summarizes the Company’s Investments in Real Estate-Related Securities ($ in thousands):

June 30, 2025
Beginning balance as of December 31, 2024	$103,536
Additions	36,089
Disposals	(36,712)
Unrealized losses	(1,755)
Realized gains	58

Ending balance as of June 30, 2025	$101,216

The following table summarizes the components of Realized and Unrealized Gain (Loss) from Real Estate-Related Securities ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Unrealized loss	$(1,805)	$(189)	$(1,755)	$(3,649)
Realized (loss)/gain	(788)	(1,539)	58	(1,181)
Dividend income	1,065	870	1,998	2,000

Total	$(1,528)	$(858)	$301	$(2,830)

Note 5. Investments in Real Estate Debt

The following tables detail the Company’s Investments in Real Estate Debt ($ in thousands):

	June 30, 2025
Type of Security/Loan	Weighted- Average Coupon	Weighted- Average Maturity Date (1, 2)	Face Amount	Cost Basis	Fair Value
CMBS - Fixed	5.05%	7/31/2042	$25,175	$24,023	$22,670
CMBS - Floating	6.83%	7/29/2038	104,537	103,298	103,209

Total	6.48%	5/9/2039	$129,712	$127,321	$125,879

	December 31, 2024
Type of Security/Loan	Weighted- Average Coupon	Weighted- Average Maturity Date (1, 2)	Face Amount	Cost Basis	Fair Value
CMBS - Fixed	4.53%	6/6/2042	$23,258	$21,761	$20,403
CMBS - Floating	6.97%	1/1/2038	85,402	83,747	83,483

Total	6.45%	12/13/2038	$108,660	$105,508	$103,886

(1)	Weighted by face amount.
(2)	Stated legal maturity.

The following table details the collateral type of the properties securing the Company’s Investments in Real Estate Debt ($ in thousands):

	June 30, 2025			December 31, 2024
Collateral	Cost Basis	Fair Value	Percentage based on Fair Value	Cost Basis	Fair Value	Percentage based on Fair Value
Industrial	$47,631	$48,106	38.2%	$32,193	$32,760	31.5%
Multifamily	26,990	26,702	21.2%	23,141	22,865	22.0%
Hotel	16,499	16,449	13.1%	10,178	10,215	9.8%
Retail	8,773	8,884	7.1%	9,955	10,150	9.8%
Diversified	7,379	7,198	5.7%	9,090	8,798	8.5%
Office	9,074	8,400	6.7%	8,823	7,716	7.4%
Manufactured Housing	5,168	5,247	4.2%	4,730	4,820	4.6%
Life Science	1,474	1,388	1.1%	3,065	2,962	2.9%
Net Lease	2,687	1,813	1.4%	2,687	1,912	1.8%
Self-Storage	1,646	1,692	1.3%	1,646	1,688	1.7%

Total	$127,321	$125,879	100.0%	$105,508	$103,886	100.0%

The following table details the credit rating of the Company’s Investments in Real Estate Debt ($ in thousands):

	June 30, 2025			December 31, 2024
Credit Rating (1)	Cost Basis	Fair Value	Percentage based on Fair Value	Cost Basis	Fair Value	Percentage based on Fair Value
AAA	$7,152	$7,173	5.7%	$3,032	$3,053	2.9%
AA	16,032	16,241	12.9%	13,564	13,629	13.1%
A	43,966	44,180	35.1%	28,025	28,041	27.0%
BBB	47,797	48,299	38.4%	49,058	49,455	47.6%
BB	6,253	4,806	3.9%	5,504	4,483	4.4%
B	1,198	1,052	0.8%	2,213	2,097	2.0%
CCC	4,923	4,128	3.2%	4,112	3,128	3.0%

Total	$127,321	$125,879	100.0%	$105,508	$103,886	100.0%

(1)	Composite rating as of the balance sheet date.

The following table summarizes the Company’s Investments in Real Estate Debt ($ in thousands):

June 30, 2025
Beginning balance as of December 31, 2024	$103,886
Additions	40,408
Disposals	(18,616)
Unrealized gain	182
Realized gain	19

Ending balance as of June 30, 2025	$125,879

Note 6. Investments in International Affiliated Funds

Investment in ECF:

ECF was launched in March 2016 as an open-end, Euro-denominated fund that seeks to build a diversified portfolio of high quality and stabilized commercial real estate with good fundamentals (i.e., core real estate) located in or around certain investment cities in Europe selected for their resilience, potential for long-term structural performance and ability to deliver an attractive and stable distribution yield.

The Company invested $79 million (€70 million) and had a 6.6% ownership in ECF as of June 30, 2025.

As described in Note 2, the Company records its investment in ECF using the equity method on its Consolidated Balance Sheets. While the Company has strategies to manage the foreign exchange risk associated with its investment made in Euros, there can be no assurance that these strategies will be successful or that foreign exchange fluctuations will not negatively impact the Company’s financial performance and results of operations in a material manner.

The following table summarizes the Equity Investments in Unconsolidated International Affiliated Funds from ECF ($ in thousands):

June 30, 2025
Beginning balance as of December 31, 2024	$58,596
Income distributions	(968)
Income from equity investment in unconsolidated international affiliated fund	1,241
Foreign currency translation adjustment	9,179

Ending balance as of June 30, 2025	$68,048

Income from Equity Investments in Unconsolidated International Affiliated Funds from ECF for the three and six months ended June 30, 2025 was $0.5 million and $1.2 million, respectively. Loss from Equity Investments in Unconsolidated International Affiliated Funds from ECF for the three and six months ended June 30, 2024 was $(0.8) million and $(3.2) million, respectively.

Investment in APCF:

APCF was launched in November 2018 as an open-end, U.S. dollar-denominated fund that seeks durable income and capital appreciation from a balanced and diversified portfolio of real estate investments in a defined list of investment cities in the Asia-Pacific region.

The Company invested $50 million and had a 4.2% ownership in APCF as of June 30, 2025. As described in Note 2, the Company records its investment in APCF using the equity method on its Consolidated Balance Sheets.

The following table summarizes the Company’s Equity Investments in Unconsolidated International Affiliated Funds from APCF ($ in thousands):

June 30, 2025
Beginning balance as of December 31, 2024	$50,460
Income distributions	(589)
Loss from equity investment in unconsolidated international affiliated fund	(2,938)

Ending balance as of June 30, 2025	$46,933

Income (Loss) from Equity Investments in Unconsolidated International Affiliated Funds from APCF for the three and six months ended June 30, 2025 was $0.7 million and $(2.9) million, respectively. (Loss) Income from Equity Investments in Unconsolidated International Affiliated Funds from APCF for the three and six months ended June 30, 2024, was $(1.3) million and $0.5 million, respectively.

Note 7. Investments in Commercial Mortgage Loans

The following table summarizes the Company’s Investments in Commercial Mortgage Loans as of June 30, 2025 ($ in thousands):

Investment Name	Origination Date	Loan Type	Property Type	Location	Interest Rate	Maturity Date	Periodic Payment Terms	Commitment Amount	Principal Receivable	Fair Value
9-90 Corporate Center(1)	11/9/2021	Senior	Office	Framingham, MA	SOFR + 186 bps	11/9/2025	Interest only	$72,033	$59,774	$57,950
9-90 Corporate Center	11/9/2021	Mezzanine	Office	Framingham, MA	SOFR + 586 bps	11/9/2025	Interest only	$23,344	$23,258	$22,310
Panorama House(1)	11/16/2021	Senior	Multifamily	Seattle, WA	SOFR + 165 bps	12/9/2025	Interest only	$66,488	$65,113	$64,690
Panorama House	11/16/2021	Mezzanine	Multifamily	Seattle, WA	SOFR + 597 bps	12/9/2025	Interest only	$22,163	$21,704	$21,350
Tucson IV	3/28/2022	Senior	Multifamily	Tucson, AZ	SOFR + 295 bps	4/9/2026	Interest only	$76,260	$76,260	$76,139
Tucson IV	3/28/2022	Mezzanine	Multifamily	Tucson, AZ	SOFR + 295 bps	4/9/2026	Interest only	$25,420	$25,420	$23,930
Dolce Living Royal Palm(1)	7/8/2022	Senior	Multifamily	Kissimmee, FL	SOFR + 185 bps	7/9/2026	Interest only	$51,432	$51,432	$50,960
Dolce Living Royal Palm	7/8/2022	Mezzanine	Multifamily	Kissimmee, FL	SOFR + 525 bps	7/9/2026	Interest only	$17,144	$17,144	$16,530
Sterling Self-Storage	3/28/2024	Senior	Self- Storage	Various	SOFR + 370 bps	4/9/2027	Interest only	$20,850	$20,850	$20,800

Total									$360,955	$354,659

(1)	Sold to unaffiliated parties, but did not qualify for sale accounting under GAAP, were not derecognized and are reported on the Consolidated Balance Sheets as further described in Note 9.

For the three and six months ended June 30, 2025, the Company had unrealized gains (losses) on its commercial mortgage loans of $0.1 million and $(0.4) million, respectively. For the three and six months ended June 30, 2024, the Company had unrealized gains (losses) on its commercial mortgage loans of $0.1 million and $(0.1) million, respectively.

For the three and six months ended June 30, 2025, the Company recognized interest and loan origination income from its investments in commercial mortgage loans of $6.9 million and $14.2 million, respectively. For the three and six months ended June 30, 2024, the Company recognized interest and loan origination income from its investments in commercial mortgage loans of $7.8 million and $15.4 million, respectively.

The following table summarizes the Company’s investments in commercial mortgage loans ($ in thousands):

June 30, 2025
Beginning balance as of December 31, 2024	$370,172
Additional fundings (1)	1,392
Paydowns	(17,163)
Net unrealized gain (2)	258

Ending balance as of June 30, 2025	$354,659

(1)	Includes additional fundings on commercial mortgage loans for payment-in-kind interest received of $0.1 million.
(2)

Unrealized Loss on Commercial Mortgage Loans of $0.4 million reported on the Company’s Consolidated Statements of Operations for the six months ended June 30, 2025 includes unrealized gain of $0.3 million associated with commercial mortgage loans, net of unrealized losses of $0.7 million associated with loan participations.

Note 8. Intangibles

The gross carrying amount and accumulated amortization of the Company’s intangible assets and liabilities consisted of the following ($ in thousands):

	June 30, 2025	December 31, 2024
Intangible assets:
In-place lease intangibles	$101,926	$99,107
Above-market lease intangibles	13,030	13,030
Leasing commissions	49,171	48,227
Other intangibles	18,474	18,048

Total intangible assets	182,601	178,412
Accumulated amortization:
In-place lease intangibles	(66,330)	(60,964)
Above-market lease intangibles	(5,613)	(4,717)
Leasing commissions	(23,895)	(20,959)
Other intangibles	(9,919)	(8,618)

Total accumulated amortization	(105,757)	(95,258)

Intangible assets, net	$76,844	$83,154

Intangible liabilities:
Below-market lease intangibles	$(54,483)	$(51,755)
Accumulated amortization	22,033	19,060

Intangible liabilities, net	$(32,450)	$(32,695)

For the three and six months ended June 30, 2025, amortization expense relating to intangible assets was $5.0 million and $10.4 million, respectively, which includes above-market lease amortization of $0.4 million and $0.9 million, respectively, that is recorded to Rental Revenue on the Consolidated Statement of Operations. For the three and six months ended June 30, 2024, amortization expense relating to intangible assets was $5.2 million and $11.1 million, respectively, which includes above-market lease amortization of $0.5 million and $0.9 million, respectively, that is recorded to Rental Revenue on the Consolidated Statement of Operations.

Income from the amortization of below-market lease intangibles was $1.5 million and $3.0 million, respectively, for the three and six months ended June 30, 2025. Income from the amortization of below-market lease intangibles was $1.4 million and $2.8 million, respectively, for the three and six months ended June 30, 2024.

The estimated future amortization on the Company’s intangibles for each of the next five years and thereafter as of June 30, 2025 is as follows ($ in thousands):

	In-Place Lease Intangibles	Above-Market Lease Intangibles	Leasing Commissions	Other Intangibles	Below-Market Lease Intangibles
2025 (remaining)	4,949	1,024	3,176	1,442	(3,135)
2026	6,742	1,770	4,755	1,907	(4,919)
2027	5,420	1,708	4,043	1,524	(4,317)
2028	4,272	1,489	3,263	1,175	(3,672)
2029	3,057	65	1,976	692	(2,632)
Thereafter	11,156	1,361	8,063	1,814	(13,775)

Total	$35,596	$7,417	$25,276	$8,554	$(32,450)

Note 9. Loan Participations

The sale of a non-recourse interest in a loan through a participation agreement may not qualify for sale accounting under GAAP. For such transactions, the Company presents the whole loan as an asset within Investments in Commercial Mortgage Loans and the loan participation sold within Loan Participations at Fair Value on the Consolidated Balance Sheets until the loan is repaid. The Company has no obligation to pay principal and interest under these liabilities, and the gross presentation of loan participations sold does not impact the stockholders’ equity or net income.

The following table summarizes the Loan Participations as of June 30, 2025 ($ in thousands):

Investment Name	Loan Type	Property Type	Location	Interest Rate	Maturity Date	Periodic Payment Terms	Commitment Amount	Principal Balance	Fair Value
9-90 Corporate Center	Senior	Office	Framingham, MA	SOFR + 186 bps	11/9/2025	Interest only	$72,033	$59,774	$57,950
Panorama House	Senior	Multifamily	Seattle, WA	SOFR + 165 bps	12/9/2025	Interest only	$66,488	$65,113	$64,690
Dolce Living Royal Palm	Senior	Multifamily	Kissimmee, FL	SOFR + 185 bps	7/9/2026	Interest only	$51,432	$51,432	$50,960

Total								$176,319	$173,600

The following table shows the Company’s loan participations ($ in thousands):

June 30, 2025
Beginning balance as of December 31, 2024	$172,920
Additional fundings	—
Paydowns	—
Net unrealized loss	680

Ending balance as of June 30, 2025	$173,600

For the three and six months ended June 30, 2025, the Company recognized interest expense related to its loan participations of $2.7 million and $5.4 million, respectively, with a corresponding offset to interest income related to the senior portion of the whole loan. For the three and six months ended June 30, 2024, the Company recognized interest expense related to its loan participations of $3.1 million and $6.2 million, respectively, with a corresponding offset to interest income related to the senior portion of the whole loan.

Note 10. Credit Facility

On October 24, 2018, the Company entered into a credit agreement (“Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and lead arranger. The Credit Agreement provided for aggregate commitments of up to $60.0 million for unsecured revolving loans, with an accordion feature that may increase the aggregate commitments to up to $500.0 million (the “Credit Facility”).

On September 30, 2021, Wells Fargo, the Company and Nuveen OP amended the Credit Agreement to increase the Credit Facility to $335.0 million in aggregate commitments, consisting of a $235.0 million revolving facility (the “Revolving Facility”), and a senior delayed draw term loan facility in the aggregate amount of up to $100.0 million (the “DDTL Facility”). Loans under the DDTL Facility may be borrowed in up to three advances, each in a minimum amount of $30.0 million. The Credit Facility will terminate, and all amounts outstanding thereunder will be due and payable in full, on September 30, 2025 (the “Revolving Termination Date”), with one additional one-year extension option held by Nuveen OP, including the payment of an extension fee of 0.125% of the aggregate commitment. The DDTL Facility will mature, and all amounts outstanding thereunder will be due and payable in full, on September 30, 2026.

On February 17, 2023, the Company amended the Credit Agreement to increase the Credit Facility to $455.0 million in aggregate commitments, consisting of a $321.0 million Revolving Facility and a DDTL Facility of $134.0 million, with an accordion feature that may increase aggregate commitments to up to $800.0 million. The Credit Facility converted to SOFR effective May 1, 2023, at SOFR plus 0.10% (“Adjusted Term SOFR”), plus applicable margin under the existing margin, with all other terms remaining the same.

On June 13, 2025, the Company amended the Credit Agreement to account for the DST Program whereby the Operating Partnership’s affiliates (which may include certain of the Operating Partnership’s subsidiaries which are guarantors of the obligations under the Credit Agreement) will cause the formation of one or more DSTs, which will receive contributions of properties from the Operating Partnership or an affiliate of the Operating Partnership or acquire properties from third parties. In addition, the Company amended the Credit Agreement to allow for properties utilized in the DST Program to be included in the calculation of Total Asset Value (as defined in the Credit Amendment) and the calculation of Unencumbered Asset Value (as defined in the Credit Amendment), which impacts certain financial covenants.

Subsequent to the SOFR conversion, loans outstanding under the Credit Facility bear interest, at Nuveen OP’s option, at either an adjusted base rate or an adjusted SOFR rate, in each case, plus an applicable margin. The applicable margin ranges from 0.30% to 0.90% for Credit Facility borrowings for base rate loans, in each case, based on the total leverage ratio of Nuveen OP and its subsidiaries. The applicable margin ranges from 1.30% to 1.90% for Credit Facility borrowings at the Adjusted Term SOFR rate, in each case, based on the total leverage ratio of Nuveen OP and its subsidiaries. Loans outstanding under the DDTL Facility bear interest, at Nuveen OP’s option, at either an adjusted base rate or an adjusted SOFR rate, in each case, plus an applicable margin. The applicable margin ranges from 0.25% to 0.85% for DDTL Facility borrowings for base rate loans, in each case, based on the total leverage ratio of Nuveen OP and its subsidiaries. The applicable margin ranges from 1.25% to 1.85% for DDTL Facility borrowings at the adjusted SOFR rate, in each case, based on the total leverage ratio of Nuveen OP and its subsidiaries. There is an unused fee of 0.15% of the aggregate amount of commitments under the Revolving Facility if the usage is greater than or equal to 50% of the aggregate commitments and 0.25% if the usage is less than 50% of the aggregate commitments. The DDTL Facility is fully disbursed as of June 30, 2025.

The following is a summary of the Credit Facility ($ in thousands):

					Principal Balance Outstanding
Indebtedness	Interest Rate		Maturity Date	Maximum Facility Size	June 30, 2025	December 31, 2024
Revolving facility	S+applicable margin	(1)	9/30/2025	$321,000	$203,000	$173,000
DDTL facility	S+applicable margin	(1)	9/30/2026	134,000	134,000	134,000

Credit facility				$455,000	$337,000	$307,000

(1)	The weighted-average interest rates for the three and six months ended June 30, 2025 for the Revolving facility and DDTL facility were 5.74% and 5.74%, respectively.

As of June 30, 2025, the Company had $337.0 million in borrowings and had outstanding accrued interest of $1.4 million under the Credit Facility. For the three and six months ended June 30, 2025, the Company incurred $5.0 million and $9.4 million, respectively, in interest expense under the Credit Facility. For the three and six months ended June 30, 2024, the Company incurred $4.7 million and $9.1 million, respectively, in interest expense under the Credit Facility.

As of June 30, 2025, the Company was in compliance with all loan covenants with respect to the Credit Agreement.

The following table presents future principal payments due under the Credit Facility as of June 30, 2025 ($ in thousands):

Year	Credit Facility
2025 (remaining)	203,000
2026	134,000
2027	—
2028	—
2029	—
Thereafter	—

Total	$337,000

Note 11. Mortgages Payable

The following table is a summary of the Company’s mortgages payable secured by the Company’s properties ($ in thousands):

				Principal Balance Outstanding
Indebtedness	Lender	Interest Rate	Maturity Date	June 30, 2025	December 31, 2024
Fixed rate mortgages payable:
Main Street at Kingwood	Nationwide Life Insurance Company	3.15%	12/01/26	$48,000	$48,000
Tacara Steiner Ranch	Brighthouse Life Insurance	2.62%	06/01/28	28,750	28,750
Signature at Hartwell	Allstate/American Heritage	3.01%	12/01/28	29,500	29,500
GFI Grocery Anchored Portfolio	Nationwide/Amerant/Synovus	2.98% - 3.40%	Various	68,062	68,721
Short Pump Station	Northwestern Mutual Life Insurance	2.76%	09/01/31	24,000	24,000
Meidaimae	Mizuho Bank	1.86%	03/28/30	18,750	—

Total fixed rate mortgages payable				217,062	198,971
Variable rate mortgage payable:
CASA Nord Portfolio	Nyrkredit Realkredit	C + 0.70%(1) (2)	12/31/32	22,498	19,785

Total mortgages payable				239,560	218,756
Deferred financing costs, net				(1,065)	(845)
Discount on assumed mortgage notes, net				(7,533)	(8,429)

Mortgages payable, net				$230,962	$209,482

(1)	The term “C” refers to the relevant floating benchmark rate, which is the three-month Copenhagen Interbank Offered Rate (“CIBOR”).
(2)	CASA Nord entered into an interest rate swap on January 3, 2023, which fixed the rate at 3.18%.

As of June 30, 2025, the Company had outstanding accrued interest of $0.4 million on mortgages payable. For the three and six months ended June 30, 2025, the Company incurred $1.8 million and $3.5 million, respectively, in interest expense on mortgages payable. For the three and six months ended June 30, 2024, the Company incurred $1.5 million and $3.1 million, respectively, in interest expense on mortgages payable.

The following table presents the future principal payments due under mortgages payable as of June 30, 2025 ($ in thousands):

Year	Mortgages Payable
2025 (remaining)	817
2026	54,622
2027	15,569
2028	70,731
2029	14,202
Thereafter	83,619

Total	$239,560

Note 12. Note Payable

The Company finances the acquisition of certain commercial mortgage loans through the use of “note-on-note” transactions. The note bears interest based on competitive market rates determined at the time of issuance. The note involves leverage risk and also the risk that the market value of the collateral will decline below the amount of the funding advanced. As of June 30, 2025, the Company had one note outstanding with Capital One which matures on April 9, 2026. As of June 30, 2025, the total principal amount of the note was $71.9 million and the Company had $0.2 million in accrued interest outstanding. Interest expense incurred for the three and six months ended June 30, 2025 was $1.1 million and $2.2 million, respectively, based on a rate of SOFR plus 1.65%. Interest expense incurred for the three and six months ended June 30, 2024 was $1.3 million and $2.5 million, respectively, based on a rate of SOFR plus 1.65%. The note is collateralized by the Tucson IV commercial mortgage loans disclosed in Note 7.

The following table summarizes the Company’s note payable balance ($ in thousands):

June 30, 2025
Beginning balance as of December 31, 2024	$71,860
Financing proceeds	—
Net unrealized gain	(220)

Ending balance as of June 30, 2025	$71,640

The following table presents the future principal payments due under the note payable as of June 30, 2025 ($ in thousands):

Year	Note Payable(1)
2025 (remaining)	—
2026	71,947
2027	—
2028	—
2029	—
Thereafter	—

Total	$71,947

(1)	The weighted-average interest rates on the note payable for the three and six months ended June 30, 2025 were 6.05% and 6.00% respectively.

Note 13. Other Assets and Other Liabilities

The following table summarizes the components of Other Assets ($ in thousands):

	June 30, 2025	December 31, 2024
Straight-line rent receivable	$16,124	$15,311
Receivables	6,813	6,374
Prepaid expenses	4,296	3,175
Right-of-use asset – finance leases	2,368	2,396
Right-of-use asset – operating lease	2,009	2,027
Deferred financing costs on credit facility, net	56	267
Other	1,065	1,145

Total	$32,731	$30,695

The following table summarizes the components of Accounts Payable, Accrued Expenses and Other Liabilities

($ in thousands):

	June 30, 2025	December 31, 2024
Accounts payable and accrued expenses	$13,766	$13,327
Common stock repurchases	23,920	14,715
Real estate taxes payable	8,309	8,099
Tenant security deposits	7,265	6,871
Prepaid rental income	5,109	6,807
Lease liability – finance leases	2,514	2,517
Deferred tax liability	2,370	2,188
Accrued interest expense	2,283	2,068
Lease liability – operating lease	2,201	2,186
Other	5,915	5,163

Total	$73,652	$63,941

Note 14. Related Party Transactions

Advisory Fees

Pursuant to the advisory agreement among the Company, Nuveen OP, and the Advisor, the Advisor is responsible for sourcing, evaluating and monitoring the Company’s investment opportunities and making decisions related to the acquisition, management, financing and disposition of the Company’s assets, in accordance with the Company’s investment objectives, guidelines, policies and limitations, subject to oversight by the Company’s board of directors.

The Advisor receives an advisory fee, payable monthly in arrears, in connection with the management of the Company, as follows:

	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares
Advisory Fee (% of NAV)	1.25%	1.25%	1.25%	1.25%	0.65%

The Company does not pay the advisory fee with regard to its investments in the International Affiliated Funds.

As of June 30, 2025 and December 31, 2024, the Company had accrued advisory fees of $2.1 million and $2.2 million, respectively, which has been included in Accounts Payable, Accrued Expenses and Other Liabilities

on the Company’s Consolidated Balance Sheets. For the three and six months ended June 30, 2025, the Company incurred advisory fee expenses of $6.1 million and $12.0 million, respectively. For the three and six months ended June 30, 2024, the Company incurred advisory fee expenses of $5.8 million and $11.7 million, respectively.

Fees Due to Affiliated Service Providers

The Company may retain certain of the Advisor’s affiliates for necessary services relating to the Company’s investments or its operations, including construction, special servicing, leasing, development, property oversight and other property management services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, loan servicing, property, title and other types of insurance, management consulting and other similar operational matters.

The Company has engaged NexCore Companies LLC (“NexCore”), an affiliate of TIAA, to provide property management, accounting, construction, and leasing services for certain of its investments in healthcare properties. NexCore is a real estate development company focused exclusively on development, acquisition and management of healthcare real estate. As part of this engagement, the Company may pay acquisition fees to NexCore for sourcing deals and the Company may also enter into joint ventures with NexCore, and pursuant to the terms of the joint venture agreements, if certain internal rate of return hurdles are met, NexCore will participate in the profits based on set criteria once each member has received distributions in excess of hurdle rates or at the crystallization event. NexCore has the ability to exercise the crystallization event at any time following the fifth anniversary from the effective date of each respective agreement, with such amounts being recorded as Redeemable Non-Controlling Interest.

The Company entered into an agreement with Imajn Homes Holdings (“Sparrow”), an affiliate of TIAA, to assist the Company in acquiring and managing single-family housing in the United States. Sparrow is a vertically integrated company with acquisition, asset, property and construction management capabilities. As part of the joint venture arrangement with Sparrow, if certain internal rate of return hurdles are met, Sparrow will participate in the profits based on set criteria at the crystallization event. Additionally, Sparrow has the ability to exercise the crystallization event between the fifth and sixth anniversaries from the effective date of the agreement, with such amounts being recorded as Redeemable Non-Controlling Interest.

On March 15, 2024, the Company entered into new property and asset management agreements with a large, institutional-quality single-family rental operator in the United States. While the Company changed day-to-day operational management responsibilities of its single-family rental portfolio, the Company maintained all approval rights over its single-family rental investments. The Company’s existing joint venture agreement with Sparrow was amended in connection with the closing of the transaction, including certain modifications to Sparrow’s performance incentives that limit the duration of the period in which those incentives would be paid.

The Company entered into an agreement with Frigatebird CP Holdings LLC (“MyPlace”), an affiliate of TIAA, to assist the Company in acquiring and managing self-storage properties in the United States. MyPlace is a vertically integrated company with acquisition, asset, property and construction management capabilities. As part of the joint venture arrangement with MyPlace, if certain internal rate of return hurdles are met, MyPlace will participate in the profits based on set criteria once each member has received distributions in excess of hurdle rates or at the crystallization event. MyPlace has the ability to exercise the crystallization event between the fifth and seventh anniversaries from the effective date of the agreement, with such amounts being recorded as Redeemable Non-Controlling Interest.

As of June 30, 2025 and December 31, 2024, the Company recorded Redeemable Non-Controlling Interest of $0.2 million and $0.3 million, respectively, on the Company’s Consolidated Balance Sheets as further described in Note 19.

The Company entered into a master services agreement with Nuveen Real Estate Project Management Services, LLC (“Nuveen RE PMS”), an affiliate of the Advisor, for the purpose of Nuveen RE PMS providing professional services in connection with certain of the Company’s real estate investments. For project management services provided by Nuveen RE PMS, the Company will pay Nuveen RE PMS fees determined by the estimated total cost of the project; provided that such fees shall not exceed 6% of project costs. For development and management services provided by Nuveen RE PMS, the Company will pay Nuveen RE PMS fees to be determined by the complexity and size of the project; provided that such fees shall not exceed 4% of project costs. For the three and six months ended June 30, 2025, the Company did not incur any charges attributable to Nuveen RE PMS.

The following table is a summary of the Company’s affiliated service providers and the fees incurred by the Company to those service providers for the three months ended June 30, 2025 ($ in thousands):

Service provided	NexCore	Sparrow	MyPlace
Property and project management services	$59	$—	$10
Acquisition and asset management services	—	—	50
Accounting, construction and leasing services	—	—	—

Total	$59	$—	$60

The following table is a summary of the Company’s affiliated service providers and the fees incurred by the Company to those service providers for the three months ended June 30, 2024 ($ in thousands):

Service provided	NexCore	Sparrow	MyPlace
Property and project management services	$142	$180	$7
Acquisition and asset management services	—	102	43
Accounting, construction and leasing services	61	—	—

Total	$203	$282	$50

The following table is a summary of the Company’s affiliated service providers and the fees incurred by the Company to those service providers for the six months ended June 30, 2025 ($ in thousands):

Service provided	NexCore	Sparrow	MyPlace
Property and project management services	$129	$—	$19
Acquisition and asset management services	—	—	97
Accounting, construction and leasing services	—	—	—

Total	$129	$—	$116

The following table is a summary of the Company’s affiliated service providers and the fees incurred by the Company to those service providers for the six months ended June 30, 2024 ($ in thousands):

Service provided	NexCore	Sparrow	MyPlace
Property and project management services	$268	$378	$18
Acquisition and asset management services	—	220	96
Accounting, construction and leasing services	84	—	—

Total	$352	$598	$114

Fees Due to Dealer Manager

Nuveen Securities, LLC (the “Dealer Manager”) served as the dealer manager for the Initial Public Offering and the Follow-on Offering and serves as the dealer manager for the Third Public Offering (together, the

“Offerings”). The Dealer Manager is a registered broker-dealer affiliated with the Advisor. The Company’s obligations under the Dealer Manager Agreement to pay stockholder servicing fees with respect to the Class T, Class S and Class D shares distributed in the Offerings will survive until such shares are no longer outstanding or are converted into Class I shares. For the three and six months ended June 30, 2025, the Company incurred stockholder servicing fees of $1.5 million and $3.0 million, respectively. For the three and six months ended June 30, 2024, the Company incurred stockholder servicing fees of $1.6 million and $3.2 million, respectively. As of June 30, 2025, the Company had accrued approximately $42.7 million of stockholder servicing fees with respect to the outstanding Class T, Class S and Class D common shares, which includes $0.5 million for the current month.

The following table presents the upfront selling commissions, dealer manager fees and the stockholder servicing fees per annum, for each class of shares sold in the Offerings:

	Class T Shares		Class S Shares	Class D Shares	Class I Shares
Maximum Upfront Selling Commissions (% of Transaction Price)	up to 3.0%		up to 3.5%	up to 1.5%	—
Maximum Upfront Dealer Manager Fees (% of Transaction Price)	up to 0.5%		—	—	—
Stockholder Servicing Fee (% of NAV)	0.85	%(1)	0.85%	0.25%	—

(1)

Consists of an advisor stockholder servicing fee of 0.65% per annum and a dealer stockholder servicing fee of 0.20% per annum (or other amounts, provided that the sum equals 0.85%), of the aggregate NAV of outstanding Class T shares.

Due to Affiliates

The following table summarizes the components of Due to Affiliates ($ in thousands):

	June 30, 2025	December 31, 2024
Accrued stockholder servicing fees(1)	$42,710	$43,853
Advanced organization and offering expenses	1,179	1,677

Total	$43,889	$45,530

(1)

The Company accrues the full amount of future stockholder servicing fees payable to the Dealer Manager for Class T, Class S and Class D shares up to 8.75% of gross proceeds at the time such shares are sold. The Dealer Manager has entered into agreements with the selected dealers distributing the Company’s shares in the Offerings, which provide, among other things, for the re-allowance of the full amount of the selling commissions and the dealer manager fee and all or a portion of stockholder servicing fees received by the Dealer Manager to such selected dealers. The Company will cease paying stockholder servicing fees upon a listing of Class I shares, the Company’s merger or consolidation into another entity or a sale of all or substantially all of the Company’s assets, or if the total underwriting compensation paid in respect of the offering in which the shares were issued reaches 10.0% of the gross proceeds from the primary offering.

See Note 19. “Equity and Redeemable Non-Controlling Interest” for additional information related to TIAA’s purchase of $300.0 million in Class N shares through its wholly owned subsidiary and redeemable non-controlling interests related to affiliated partners’ crystallization rights, which allow the partners to trigger the payment on the promote.

See Note 6. “Investment in International Affiliated Funds” for additional information related to the Company’s investment in International Affiliated Funds, in which affiliates of the Advisor serve as the investment adviser and receive management fees.

DST Program Dealer Manager Agreement and Fees and Expenses

In connection with the launch of the DST Program, the Company, Nuveen Real Estate Exchange, LLC (the “DST Sponsor”), the Dealer Manager and the Operating Partnership entered into a dealer manager agreement (the “DST Dealer Manager Agreement”), pursuant to which the Dealer Manager serves as the dealer manager for the private placements of DST Interests (the “DST Offerings”) on a “best efforts” basis. Under the DST Dealer Manager Agreement, each DST will pay the Dealer Manager upfront selling commissions of up to 6.0% of the total cash purchase price paid per DST Interest sold. Additionally, each DST will pay to the Dealer Manager an ongoing investor servicing fee of up to 0.85% per annum of the net proceeds received in connection with DST Interests sold in the applicable DST Offering, with such net proceeds excluding any upfront selling commissions and non-accountable expense reimbursements.

The Operating Partnership will pay the Dealer Manager, solely with respect to Operating Partnership units issued in connection with the FMV Option (as defined below) in exchange for DST Interests or specific DST Properties and only until the fee limit (if any) set forth in the applicable agreement between the Dealer Manager and the participating intermediary that sold such DST Interests in a DST Offering has been reached, an investor servicing fee equal to 0.85% per annum of the aggregate NAV for the applicable Class S-1 units and an investor servicing fee equal to 0.25% per annum of the aggregate NAV for the applicable Class D-1 units. All or a portion of the upfront sales commissions and ongoing investor servicing fees may be reallowed to participating intermediaries, as set forth in the applicable agreement between the Dealer Manager and such participating intermediary. For the three and six months ended June 30, 2025, no expense was incurred for investor servicing fees.

An indirectly wholly owned subsidiary of the Company currently receives an organizational and offering expense reimbursement of 1.0% of DST Interests sold. For the three and six months ended June 30, 2025, the Company earned organizational and offering expense reimbursement fees of approximately $5 thousand.

Note 21 “DST Program” provides additional information on the DST program.

Note 15. Economic Dependency

The Company depends on the Advisor and its affiliates for certain services that are essential to it, including the sale of the Company’s shares of common stock, acquisition and disposition decisions, and certain other responsibilities. If the Advisor and its affiliates are unable to provide such services, the Company would be required to find alternative service providers.

Note 16. Risks and Contingencies

Concentrations of risk may arise when a number of properties are located in a similar geographic region such that the economic conditions of that region could impact tenants’ obligations to meet their contractual obligations or cause the values of individual properties to decline. Additionally, concentrations of risk may arise if any one tenant comprises a significant amount of the Company’s rent, or if tenants are concentrated in a particular industry.

As of June 30, 2025, the Company had no significant geographic concentrations of risk. Additionally, the Company had no significant concentrations of tenants, as no single tenant had annual contract rent that made up more than 7% of the rental income of the Company. No significant lease expirations are scheduled to occur over the next twelve months.

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Advisor expects the risk of loss to be remote.

Note 17. Leases

Lessor

The Company’s real estate properties are leased to tenants under operating lease agreements which expire on various dates. Certain leases have the option to extend or terminate at the tenant’s discretion, with termination options resulting in additional fees due to the Company.

Rental income is recognized on a straight-line basis. The following table summarizes the components of Rental Income three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
Rental Income	2025	2024	2025	2024
Fixed lease payments	$35,731	$34,506	$70,043	$68,929
Variable lease payments	8,827	8,358	17,756	17,045
Straight-line rental income	516	444	814	1,024
Net increase to rental income related to above and below market lease amortization	1,044	906	2,076	1,866

Total	$46,118	$44,214	$90,689	$88,864

Aggregate minimum annual rentals for wholly owned real estate investments owned by the Company through the non-cancelable lease term, excluding short-term multifamily, self-storage and single-family rentals as of June 30, 2025 are as follows ($ in thousands):

Year	Future Minimum Rents
2025 (remaining)	48,756
2026	86,278
2027	74,733
2028	61,712
2029	43,258
Thereafter	114,056

Total	$428,793

Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts, sales volume or contractual increases as defined in the lease agreement. These contractual contingent rentals are not included in the table above.

Lessee

Certain of the Company’s investments in real estate are subject to ground leases for which the Company is a lessee. The Company’s ground leases are classified as either operating leases or finance leases based on the characteristics of each lease. As of June 30, 2025, the Company had one ground lease classified as operating and two ground leases classified as finance. The right-of-use assets and lease liabilities related to ground leases are reflected within Other Assets and Accounts Payable, Accrued Expenses and Other Liabilities, respectively, on the Company’s Consolidated Balance Sheets.

Each of the Company’s ground leases was acquired as part of the acquisition of real estate, and no incremental costs were incurred for such ground leases. The leases do not contain material residual value guarantees or material restrictive covenants. The Company’s ground leases are non-cancelable and certain leases contain renewal options.

The balances of the right-of-use assets and lease liabilities related to the Company’s ground leases are as follows

($ in thousands):

Assets:	June 30, 2025	December 31, 2024
Right-of-use asset – finance leases	$2,368	$2,396
Right-of-use asset – operating lease	2,009	2,027
Liabilities:
Lease liability – finance leases	2,514	2,517
Lease liability – operating lease	2,201	2,186

The Company used its incremental borrowing rate at the time of entering such leases, which was 8.43%, to determine its lease liabilities. As of June 30, 2025, the weighted-average remaining lease terms of the Company’s operating lease and finance leases were 36 years and 42 years, respectively.

Aggregate future minimum annual payments for ground leases held by the Company as of June 30, 2025 are as follows ($ in thousands):

	Operating Lease	Finance Leases
2025 (remaining)	$77	$109
2026	161	219
2027	169	219
2028	169	219
2029	169	219
Thereafter	7,431	8,461

Total undiscounted future lease payments	8,176	9,446
Difference between undiscounted cash flows and discounted cash flows	(5,975)	(6,932)

Total lease liability	$2,201	$2,514

Payments under the Company’s operating ground leases contain fixed payment components that may include periodic increases based on an index of periodic fixed percentage escalations. Operating ground lease costs are reported in Rental Property Operating on the Company’s Consolidated Statements of Operations. For the three and six months ended June 30, 2025, the Company incurred operating ground lease costs of $0.1 million for each period. For the three and six months ended June 30, 2024, the Company incurred operating ground lease costs of $0.1 million.

The following table details the components of the Company’s finance leases ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Interest on lease liabilities	$53	$54	$106	$107
Amortization of right-of-use assets	14	14	28	28

Total finance lease cost	$67	$68	$134	$135

Note 18. Derivatives

The Company uses derivative financial instruments to minimize the risks and costs associated with the Company’s investments and financing transactions. The Company has not designated any of its derivative financial instruments as hedges as defined under GAAP. Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements and other identified risks.

The use of derivative financial instruments involves certain risks, including the risk that the counterparties to these contractual arrangements do not perform as agreed. To mitigate this risk, the Company enters into derivative financial instruments with counterparties it believes to have appropriate credit ratings and that are major financial institutions with which the Company and its affiliates may also have other financial relationships.

Interest Rate Contracts

Certain of the Company’s transactions expose the Company to interest rate risk, including exposure to variable interest rates on certain loans secured by the Company’s real estate. The Company uses derivative financial instruments, including interest rate swaps, to limit the Company’s exposure to the future variability of interest rates.

The following table details the Company’s outstanding interest rate derivatives (notional amounts in thousands):

	June 30, 2025
Interest Rate Derivatives	Number of instruments	Notional Amount	Weighted Average Strike Rate	Index	Weighted Average Maturity (Years)	Commencement Date	Maturity Date
Interest rate swaps — property debt	4	DKK 142,452	3.18%	CIBOR	2.5	1/5/2023	12/30/2027

The following table details the fair value of the Company’s derivative financial instruments ($ in thousands):

	Fair Value of Derivative in a Liability Position(1)
Derivative financial instrument	June 30, 2025	December 31, 2024
Interest rate swaps – property debt	$728	$688

Total derivative financial instrument	$728	$688

(1)	Included in Accounts Payable, Accrued Expenses, and Other Liabilities on the Company’s Consolidated Balance Sheets.

For the three and six months ended June 30, 2025, the Company recorded unrealized (losses) gains related to changes in fair value of its derivative financial instruments of $(0.02) million and $0.1 million, respectively. For the three and six months ended June 30, 2024, the Company recorded unrealized gains related to changes in fair value of its derivative financial instruments of $0.2 million and $0.1 million, respectively.

Note 19. Equity and Redeemable Non-Controlling Interest

Authorized Capital

As of June 30, 2025, the Company had authority to issue a total of 2.2 billion shares of capital stock consisting of the following:

Classification	Number of Shares (in thousands)	Par Value
Class T Shares	500,000	$0.01
Class S Shares	500,000	$0.01
Class D Shares	500,000	$0.01
Class I Shares	500,000	$0.01
Class N Shares	100,000	$0.01
Preferred Stock	100,000	$0.01

Total	2,200,000

The Company’s board of directors may amend the Company’s Charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue, or to issue additional classes of stock.

Preferred Stock

On October 8, 2020, a subsidiary of Nuveen OP sold 125 shares of preferred stock in a private placement to effectuate the formation of a REIT established to hold the Company’s industrial property located in Massachusetts for tax management purposes.

Common Stock

As of June 30, 2025, the Company had issued and outstanding 14,293,172 shares of Class T common stock, 46,889,621 shares of Class S common stock, 7,025,672 shares of Class D common stock, 94,836,543 shares of Class I common stock and 27,233,340 shares of Class N common stock.

The following table details the movement in the Company’s outstanding shares of common stock (in thousands):

	Three Months Ended June 30, 2025
	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares	Total
March 31, 2025	14,939	45,929	7,048	91,204	28,487	187,607
Common Stock Issued(1)	(597)	1,399	46	5,943	—	6,791
Distribution Reinvestment	85	306	47	694	—	1,132
Vested Stock Grant	—	—	—	1	—	1
Common Stock Repurchased	(134)	(745)	(115)	(3,006)	(1,253)	(5,253)

June 30, 2025	14,293	46,889	7,026	94,836	27,234	190,278

	Six Months Ended June 30, 2025
	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares	Total
December 31, 2024	15,605	45,353	7,201	87,035	29,731	184,925
Common Stock Issued(1)	(1,156)	3,120	(34)	12,486	—	14,416
Distribution Reinvestment	172	601	96	1,358	—	2,227
Vested Stock Grant	—	—	—	2	—	2
Common Stock Repurchased	(328)	(2,185)	(237)	(6,045)	(2,497)	(11,292)

June 30, 2025	14,293	46,889	7,026	94,836	27,234	190,278

(1)	Common stock issued includes conversions between share classes.

TIAA purchased $300.0 million in shares of the Company’s Class N common stock (less the $200,000 initial capitalization) through its wholly owned subsidiary. TIAA may submit its shares for repurchase; provided, that it must continue to maintain ownership of the $200,000 initial investment in the Company’s shares for so long as the Advisor or its affiliate serves as the Company’s advisor. The total amount of repurchases of Class N shares eligible for TIAA to submit for repurchase will be limited to no more than 0.67% of the Company’s aggregate NAV per month and no more than 1.67% of the Company’s aggregate NAV per calendar quarter; provided, that if in any month or quarter the total amount of aggregate repurchases of all classes of the Company’s common stock do not reach the overall share repurchase plan limits of 2% of the aggregate NAV per month and 5% of the aggregate NAV per calendar quarter, the above repurchase limits on the Class N shares shall not apply to that month or quarter and TIAA shall be entitled to submit shares for repurchase up to the overall share repurchase plan limits. During the three and six months ended June 30, 2025, the Company repurchased a total of 1,253,486 and 2,497,268 of TIAA’s Class N shares for $15.0 million and $30.0 million, respectively, pursuant to the terms described above.

Restricted Stock Grants

Each non-employee director receives a $100,000 annual retainer, the chairperson of the audit committee receives an additional $20,000 annual retainer and the lead independent director receives an additional $5,000 annual retainer. The Company pays 50% of this compensation in cash, unrestricted stock, or a combination thereof in quarterly installments and the remaining 50% in the form of an annual grant of restricted stock based on the most recent transaction price. The restricted stock generally vests one year from the date of grant.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan whereby holders of Class T, Class S, Class D and Class I shares (other than investors in certain states or who are clients of a participating broker-dealer that does not permit automatic enrollment in the distribution reinvestment plan) have their cash distributions automatically reinvested in additional shares of common stock unless they elect to receive their distributions in cash. Holders of Class N shares are not eligible to participate in the distribution reinvestment plan. Investors who are clients of a participating broker-dealer that does not permit automatic enrollment in the distribution reinvestment plan or are residents of those states that do not allow automatic enrollment receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares of the Company’s common stock. The per-share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price at the time the distribution is payable, which will generally be equal to the Company’s prior month’s NAV per share for that share class. Stockholders do not pay upfront selling commissions or dealer manager fees when purchasing shares pursuant to the distribution reinvestment plan. The stockholder servicing fees with respect to Class T shares, Class S shares and Class D shares are calculated based on the NAV for those shares and may reduce the NAV or, alternatively, the distributions payable with respect to shares of each such class, including shares issued in respect of distributions on such shares under the distribution reinvestment plan.

Distributions

The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its stockholders each year to comply with the REIT provisions of the Code. The Company’s distribution policy reflects its intention to pay distributions monthly, subject to the discretion of the board of directors.

Based on the monthly record dates established by the board of directors, the Company accrues for distributions on a monthly basis. As of June 30, 2025 and December 31, 2024, the Company had accrued $9.9 million and $9.6 million, respectively. For the three and six months ended June 30, 2025, the Company declared and paid distributions of $29.3 million and $58.2 million, respectively. For the three and six months ended June 30, 2024, the Company declared and paid distributions of $29.2 million and $58.6 million, respectively.

Each class of common stock receives the same gross distribution per share, which was $0.1940 and $0.3879 per share for the three and six months ended June 30, 2025, respectively. The net distribution varies for each class based on the applicable advisory fee and stockholder servicing fee, which is deducted from the monthly distribution per share.

The following table details the net distribution for each of the Company’s share classes:

	Three Months Ended June 30, 2025
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock	0.1940	0.1940	0.1940	0.1940	0.1940
Advisory fee per share of common stock	(0.0346)	(0.0342)	(0.0347)	(0.0345)	(0.0188)
Stockholder servicing fee per share of common stock	(0.0245)	(0.0243)	(0.0066)	—	—

Net distribution per share of common stock	$0.1349	$0.1355	$0.1527	$0.1595	$0.1752

	Six Months Ended June 30, 2025
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock	$0.3879	$0.3879	$0.3879	$0.3879	$0.3879
Advisory fee per share of common stock	(0.0688)	(0.0680)	(0.0690)	(0.0687)	(0.0373)
Stockholder servicing fee per share of common stock	(0.0490)	(0.0485)	(0.0138)	—	—

Net distribution per share of common stock	$0.2701	$0.2714	$0.3051	$0.3192	$0.3506

Share Repurchases

The Company has adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that the Company repurchase all or any portion of their shares. The Company may choose to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any particular month, in its discretion, subject to any limitations in the share repurchase plan. The total amount of aggregate repurchases of all classes of shares is limited to no more than 2% of the aggregate NAV attributable to stockholders per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of the aggregate NAV attributable to stockholders per calendar quarter (measured using the aggregate NAV as of the end of the immediately preceding calendar quarter). In addition, if during any consecutive 24-month period, the Company does not have at least one month in which the Company fully satisfies 100% of properly submitted repurchase requests or accepts all properly submitted tenders in a self-tender offer for the Company’s shares, the Company will not make any new investments (excluding short-term cash management investments under 30 days in duration) and will use all available investable assets to satisfy repurchase requests (subject to the limitations under this program) until all outstanding repurchase requests have been satisfied. Shares would be repurchased at a price equal to the transaction price on the applicable repurchase date, subject to any early repurchase deduction. Shares that have not been outstanding for at least one year will be repurchased at 95% of the transaction price. Due to the illiquid nature of investments in real estate, the Company may not have sufficient liquid resources to fund repurchase requests and has established limitations on the amount of funds the Company may use for repurchases during any calendar month and quarter. Further, the Company’s board of directors may modify, suspend or terminate the share repurchase plan.

For the three and six months ended June 30, 2025, the Company repurchased shares of its common stock for $60.8 million and $131.2 million, respectively. For the three and six months ended June 30, 2024, the Company repurchased shares of its common stock for $96.1 million and $173.5 million, respectively. The Company had no unfulfilled repurchase requests during the six months ended June 30, 2025.

Redeemable Non-Controlling Interest

The Company’s affiliated partners have redeemable non-controlling interests in joint ventures due to crystallization rights, which allow the partners to trigger the payment on the promote. The redeemable non-controlling interests are recorded at the greater of (i) their carrying amount, adjusted for their share of the allocation of GAAP net income or loss and distributions, or (ii) their redemption value, which is equivalent to the fair value of such interests at the end of each measurement period. As the redemption value was greater than the adjusted carrying value for certain affiliates as of June 30, 2025 and December 31, 2024, the Company recorded an allocation adjustment between Additional Paid-In-Capital and Redeemable Non-Controlling Interest. The balance was $0.2 million and $0.3 million as of June 30, 2025 and December 31, 2024, respectively.

Note 20. Segment Reporting

The Company operates in ten reportable segments: industrial properties, healthcare properties, multifamily properties, retail properties, single-family housing, office properties, self-storage properties, commercial mortgage loans, real estate-related securities, and International Affiliated Funds. These are operating segments about which separate financial information is available that is evaluated regularly by the chief operating decision-makers (CODMs) in deciding how to allocate resources and in assessing performance. The Company’s co-president and chief financial officer have been identified as the CODMs. The Company’s CODMs direct the allocation of resources to operating segments based on the profitability and cash flows of each respective segment. The Company believes that segment net operating income is the performance metric that captures the unique operating characteristics of each segment.

The following table sets forth the financial position by segment ($ in thousands):

	June 30, 2025	December 31, 2024
Industrial	$564,104	$540,374
Healthcare	429,211	440,182
Multifamily	350,097	315,799
Retail	253,815	258,614
Single-Family Housing	139,609	142,490
Office	108,023	109,948
Self-Storage	57,157	57,722
Commercial Mortgage Loans	354,659	370,172
Real Estate-Related Securities (1)	227,095	207,422
International Affiliated Funds	114,981	109,056
Other (Corporate)	61,246	45,198

Total assets	$2,659,997	$2,596,977

(1)	Includes investments in real estate-related securities and real estate debt as shown on the Company’s Consolidated Balance Sheets.

The following table sets forth the financial results by segment for the three months ended June 30, 2025 ($ in thousands):

	Industrial	Healthcare	Multifamily	Retail	Single- Family Housing	Office	Self- Storage	Commercial Mortgage Loans	Real Estate- Related Securities(1)	International Affiliated Funds	Other	Total
Revenues:
Rental revenue	$12,981	$11,797	$8,058	$5,881	$2,855	$3,469	$1,077	$—	$—	$—	$—	$46,118
Income from commercial mortgage loans	—	—	—	—	—	—	—	6,909	—	—	—	6,909

Total segment revenues	12,981	11,797	8,058	5,881	2,855	3,469	1,077	6,909	—	—	—	53,027
Expenses:
Property operating	3,780	3,846	3,378	1,676	1,422	1,148	707	—	—	—	—	15,957

Total segment expenses	3,780	3,846	3,378	1,676	1,422	1,148	707	—	—	—	—	15,957
Realized and unrealized loss from real estate-related securities									(1,528)			(1,528)
Realized and unrealized loss from real estate debt									(191)			(191)
Gain from equity investments in unconsolidated international affiliated funds										1,258		1,258
Unrealized gain on commercial mortgage loans								112				112

Segment net operating income	$9,201	$7,951	$4,680	$4,205	$1,433	$2,321	$370	$7,021	$(1,719)	$1,258	$—	$36,721

Depreciation and amortization	(5,979)	(5,914)	(2,612)	(2,469)	(1,183)	(1,408)	(426)	—	—	—	—	(19,991)
Unrealized gain on note payable											30	30
Unrealized loss from interest rate derivative											(21)	(21)
General and administrative expenses											(2,607)	(2,607)
Advisory fee due to affiliates											(7,599)	(7,599)
Interest income											2,700	2,700
Interest expense											(11,358)	(11,358)

Net loss												$(2,125)

Net gain attributable to non-controlling interests												11
Net income attributable to preferred stock												4

Net loss attributable to common stockholders												$(2,140)

(1)	Includes investments in real estate-related securities and real estate debt as shown on the Company’s Consolidated Balance Sheets.

The following table sets forth the financial results by segment for the three months ended June 30, 2024 ($ in thousands):

	Industrial	Healthcare	Multifamily	Retail	Single- Family Housing	Office	Self- Storage	Commercial Mortgage Loans	Real Estate- Related Securities(1)	International Affiliated Funds	Other	Total
Revenues:
Rental revenue	$12,789	$10,889	$8,058	$4,742	$2,887	$3,870	$979	$—	$—	$—	$—	$44,214
Income from commercial mortgage loans	—	—	—	—	—	—	—	7,812	—	—	—	7,812

Total segment revenues	12,789	10,889	8,058	4,742	2,887	3,870	979	7,812	—	—	—	52,026
Expenses:
Property operating	3,898	3,509	3,321	1,336	1,434	961	617	—	—	—	—	15,076

Total segment expenses	3,898	3,509	3,321	1,336	1,434	961	617	—	—	—	—	15,076
Realized and unrealized loss from real estate-related securities									(858)			(858)
Realized and unrealized gain from real estate debt									145			145
Loss from equity investments in unconsolidated international affiliated funds										(2,005)		(2,005)
Unrealized gain on commercial mortgage loans								63				63

Segment net operating income	$8,891	$7,380	$4,737	$3,406	$1,453	$2,909	$362	$7,875	$(713)	$(2,005)	$—	$34,295

Depreciation and amortization	(5,748)	(5,968)	(2,518)	(2,134)	(1,090)	(1,834)	(292)	—	—	—	—	(19,584)
Unrealized gain on note payable											5	5
Unrealized gain from interest rate derivatives											152	152
General and administrative expenses											(2,229)	(2,229)
Advisory fee due to affiliates											(7,376)	(7,376)
Interest income											1,810	1,810
Interest expense											(11,277)	(11,277)

Net loss												$(4,204)

Net loss attributable to non-controlling interests												(7)
Net income attributable to preferred stock												4

Net loss attributable to common stockholders												$(4,201)

(1)	Includes investments in real estate-related securities and real estate debt as shown on the Company’s Consolidated Balance Sheets.

The following table sets forth the financial results by segment for the six months ended June 30, 2025 ($ in thousands):

	Industrial	Healthcare	Multifamily	Retail	Single- Family Housing	Office	Self- Storage	Commercial Mortgage Loans	Real Estate- Related Securities(1)	International Affiliated Funds	Other	Total
Revenues:
Rental revenue	$25,853	$22,417	$16,077	$11,807	$5,653	$6,761	$2,121	$—	$—	$—	$—	$90,689
Income from commercial mortgage loans	—	—	—	—	—	—	—	14,166	—	—	—	14,166

Total segment revenues	25,853	22,417	16,077	11,807	5,653	6,761	2,121	14,166	—	—	—	104,855
Expenses:
Property operating	7,186	8,250	6,508	3,350	2,582	2,268	1,338	—	—	—	—	31,482

Total segment expenses	7,186	8,250	6,508	3,350	2,582	2,268	1,338	—	—	—	—	31,482
Realized and unrealized gain from real estate-related securities									301			301
Realized and unrealized gain from real estate debt									201			201
Loss from equity investments in unconsolidated international affiliated funds										(1,697)		(1,697)
Unrealized loss on commercial mortgage loans								(423)				(423)

Segment net operating income	$18,667	$14,167	$9,569	$8,457	$3,071	$4,493	$783	$13,743	$502	$(1,697)	$—	$71,755

Depreciation and amortization	(11,635)	(11,837)	(5,281)	(5,174)	(2,362)	(3,177)	(847)	—	—	—	—	(40,313)
Unrealized gain on note payable											220	220
Unrealized gain from interest rate derivatives											51	51
General and administrative expenses											(4,406)	(4,406)
Advisory fee due to affiliates											(15,078)	(15,078)
Interest income											4,727	4,727
Interest expense											(21,999)	(21,999)

Net loss												$(5,043)

Net income attributable to non-controlling interests												14
Net income attributable to preferred stock												8

Net loss attributable to common stockholders												$(5,065)

(1)	Includes investments in real estate-related securities and real estate debt as shown on the Company’s Consolidated Balance Sheets.

The following table sets forth the financial results by segment for the six months ended June 30, 2024 ($ in thousands):

	Industrial	Healthcare	Multifamily	Retail	Single- Family Housing	Office	Self- Storage	Commercial Mortgage Loans	Real Estate- Related Securities(1)	International Affiliated Funds	Other	Total
Revenues:
Rental revenue	$25,614	$22,315	$16,054	$9,587	$5,685	$7,661	$1,948	$—	$—	$—	$—	$88,864
Income from commercial mortgage loans	—	—	—	—	—	—	—	15,381	—	—	—	15,381

Total segment revenues	25,614	22,315	16,054	9,587	5,685	7,661	1,948	15,381	—	—	—	104,245
Expenses:
Property operating	7,862	7,654	6,565	2,888	2,923	2,115	1,492	—	—	—	—	31,499

Total segment expenses	7,862	7,654	6,565	2,888	2,923	2,115	1,492	—	—	—	—	31,499
Realized gain on sale of real estate investments					15							15
Realized and unrealized loss from real estate-related securities									(2,830)			(2,830)
Realized and unrealized gain from real estate debt									2,020			2,020
Loss from equity investments in unconsolidated international affiliated funds										(2,629)		(2,629)
Unrealized loss on commercial mortgage loans								(59)				(59)

Segment net operating income	$17,752	$14,661	$9,489	$6,699	$2,777	$5,546	$456	$15,322	$(810)	$(2,629)	$—	$69,263

Depreciation and amortization	(11,696)	(11,947)	(4,906)	(4,278)	(2,236)	(3,672)	(1,022)	—	—	—	—	(39,757)
Unrealized gain on note payable											175	175
Unrealized gain from interest rate derivatives											55	55
General and administrative expenses											(4,405)	(4,405)
Advisory fee due to affiliates											(14,864)	(14,864)
Interest income											3,671	3,671
Interest expense											(22,146)	(22,146)

Net loss												$(8,008)

Net loss attributable to non-controlling interests												(14)
Net income attributable to preferred stock												8

Net loss attributable to common stockholders												$(8,002)

(1)	Includes investments in real estate-related securities and real estate debt as shown on the Company’s Consolidated Balance Sheets.

Note 21. DST Program

In June 2025, the Company, through Nuveen OP, initiated the DST Program to issue and sell up to a maximum aggregate offering amount of $3.0 billion of beneficial interests in specific DSTs holding the DST Properties. Under the DST Program, each DST Property may be sourced from the Company’s real properties or from third parties, will be held in a DST, and will be leased by a wholly-owned subsidiary of Nuveen OP in accordance with a master lease agreement. Each master lease agreement will be guaranteed by Nuveen OP, which will retain a fair market value purchase option (the “FMV Option”) giving it the right, but not the obligation, to acquire the interests in the applicable DST or specific DST Properties held by the applicable DST from the investors any time after two years from the closing of the applicable DST offering in exchange for units of Nuveen OP (“OP Units”) or cash, at the Company’s sole discretion. After a one-year holding period, investors who receive OP Units under the FMV Option generally have the right to cause Nuveen OP to redeem all or a portion of their OP Units for, at the Company’s sole discretion, shares of common stock, cash, or a combination of both.

The sales of DST Interests are accounted for as sales of equity interests. As of June 30, 2025, the Company has raised $0.5 million related to the DST Program, which is included in Non-Controlling Interests in the Company’s Consolidated Balance Sheets.

As of June 30, 2025, the UP Minneapolis Industrial properties are included in the Company’s DST Program and are included in Investments in Real Estate, Net in the Company’s consolidated financial statements.

Under the master lease, the Company is responsible for leasing the DST Properties to tenants and for covering all costs associated with operating the underlying DST Properties. The rental revenues and operating property expenses associated with the underlying property are included in the respective line items on the Company’s Consolidated Statements of Operations. The net amount the Company receives from the underlying DST Properties may be more or less than the amount the Company pays to the investors in the relevant DST and could fluctuate over time.

Note 22. Subsequent Events

On July 8, 2025, the Company acquired additional multifamily properties that will be incorporated into the Casa Nord portfolio, which is located in Copenhagen, Denmark, for approximately $13.7 million.

On August 5, 2025, the Company acquired a grocery anchored retail property located in King of Prussia, Pennsylvania, for approximately $34.5 million.

ITEM 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

References herein to “Company,” “we,” “us,” or “our” refer to Nuveen Global Cities REIT, Inc. and its subsidiaries unless the context specifically requires otherwise.

The following discussion should be read in conjunction with our unaudited consolidated financial statements and notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and elsewhere in this Quarterly Report on Form 10-Q.

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements about our business, operations and financial performance, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements as a result of various factors, including but not limited to those discussed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and elsewhere in this Quarterly Report on Form 10-Q. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission (the “SEC”). Except as required by law, we do not undertake to update or revise any forward-looking statements contained in this Quarterly Report on Form 10-Q.

Overview

Nuveen Global Cities REIT, Inc. is a Maryland corporation formed on May 1, 2017 that qualifies as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. We were formed to invest in properties in or around certain global cities selected for their resilience, long-term structural performance and ability to deliver an attractive and stable distribution yield. We expect that over time a majority of our real estate investments will be located in the United States and that a substantial but lesser portion of our portfolio will include real properties located in Canada, Europe and the Asia-Pacific region. We seek to complement our real property investments by investing a smaller portion of our portfolio in real estate-related assets. We are externally managed by our advisor, Nuveen Real Estate Global Cities Advisors, LLC (the “Advisor”), an investment advisory affiliate of Nuveen Real Estate. Nuveen Real Estate is the real estate investment management division of our sponsor, Nuveen, LLC (“Nuveen”). Nuveen is the asset management arm and a wholly owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”).

Public Offerings

Our Registration Statement on Form S-11 (File No. 333-222231) for our initial public offering of our common stock (the “Initial Public Offering”) was first declared effective by the SEC on January 31, 2018 and terminated on July 2, 2021. Our Registration Statement on Form S-11 (File No. 333-252077) for our follow-on public offering (the “Follow-on Public Offering”) was declared effective by the SEC on July 2, 2021 and terminated on November 6, 2024.

On June 21, 2024, we filed a Registration Statement on Form S-11 (File No. 333-280368) for a third public offering of up to $5.0 billion in shares of our common stock, consisting of up to $4.0 billion in shares of common stock in our primary offering and up to $1.0 billion in shares of common stock pursuant to our distribution reinvestment plan (the “Third Public Offering”). The Third Public Offering was declared effective on November 6, 2024. We are offering to the public any combination of four classes of shares of our common stock, Class T shares, Class S shares, Class D shares and Class I shares, with a dollar value up to the maximum offering amount. The publicly offered share classes have different upfront selling commissions and ongoing stockholder servicing fees. The purchase price per share for each class of common stock varies and generally equals our prior month’s net asset value (“NAV”) per share, as calculated monthly, plus applicable upfront selling commissions and dealer manager fees.

Private Offerings

TIAA invested $200,000 through the purchase of 20,000 shares of common stock at $10.00 per share as our initial capitalization. Subsequent to our initial capitalization, TIAA purchased $300.0 million in shares (less the $200,000 initial capitalization amount).

We are conducting a private offering of Class I shares to feeder vehicles primarily created to hold our Class I shares, which in turn will offer interests in themselves to investors. We are conducting such offering pursuant to an exemption to registration under the Securities Act of 1933, as amended (the “Securities Act”).

In May 2025, our board of directors authorized management to initiate, through Nuveen OP, the DST Program to issue and sell up to a maximum aggregate offering amount of $3.0 billion of DST interests in DSTs holding DST Properties. These DST interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) in private placements exempt from registration pursuant to Section 4(a)(2) of the Securities Act (the “DST Offerings”). Under the DST Program, each DST Property may be sourced from our real properties or from third parties, will be held in a DST, and will be leased back by a wholly-owned subsidiary of the Operating Partnership in accordance with a master lease agreement. Each master lease agreement will be guaranteed by the Operating Partnership, which will retain a fair market value purchase option (the “FMV Option”) giving it the right, but not the obligation, to acquire the interests in the applicable DST or specific DST Properties held by the applicable DST from the investors for a period of one year after two years from the closing of the applicable DST offering in exchange for units of the Operating Partnership (“OP Units”) or cash. After a one-year holding period, investors who acquire OP Units under the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both.

The DST Program is giving us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product with potential tax advantages for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended. Certain affiliates of the Adviser receive fees in connection with the sale of the Interests and the management of the DSTs. We intend to use the net offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, repay indebtedness, fund the repurchase of shares of all classes of our common stock under our share repurchase plan and for other corporate purposes. We commenced our first DST Offering in June 2025. As of June 30, 2025, we have raised $0.5 million in net proceeds from the DST program.

Q2 2025 Highlights

Operating results:

•

Declared and paid monthly net distributions totaling $29.3 million during the three months ended June 30, 2025. The details of the average annualized distribution rates and total returns are shown in the following table:

	Class I	Class D	Class T	Class S
Average Annualized Distribution Rate	5.55%	5.30%	4.70%	4.77%
Year-to-Date Total Return, without upfront selling commissions	1.74%	1.62%	1.32%	1.34%
Year-to-Date Total Return, assuming maximum upfront selling commissions	N/A	0.10%	(2.22)%	(2.19)%
Inception-to-Date Total Return, without upfront selling commissions	7.52%	7.28%	6.91%	6.55%
Inception-to-Date Total Return, assuming maximum upfront selling commissions	N/A	7.05%	6.33%	5.88%

Capital Activity:

•	Raised $91.4 million of gross proceeds during the three months ended June 30, 2025.

•	Raised $0.5 million of net proceeds from the DST Program during the three months ended June 30, 2025.

•	Satisfied all share repurchase requests, totaling $60.8 million, for the three months ended June 30, 2025.

Portfolio

The following charts outline the allocation of our investments based on fair value as of June 30, 2025(1) (2):

(1)	Allocation by region/asset type includes property investments we own directly (82%) and investments in our International Affiliated Funds (4%).
(2)	RE-related Securities includes publicly-listed REITs (4%) and CMBS (3%) as shown on our Consolidated Balance Sheets.

The following charts further describe the diversification of our direct investments in real properties based on fair value as of June 30, 2025(3)(4):

U.S. By Region (%)

Midwest
6%
East
20%
West
21%
South
53%

(3)	Allocation by region includes only directly owned domestic property investments.
(4)	Allocation by sector includes our directly held properties in Copenhagen, Denmark and Tokyo, Japan.

The following map shows the location and property type of directly held real estate investments owned by European Cities Partnership SCSP (“ECF”), in which we are currently invested, as of June 30, 2025:

European Cities Fund

Current portfolio as at Q2 2025

Logport, Venlo
CityPark Cross Dock, Vienna
CityPark 1 & 2, Vienna
CityPark 3,4 & 5, Vienna
The Cube, Berlin
Devonshire Square, London
Haagsche Zwaan, The Hague
Xanadú, Madrid
Meraville Retail Park, Bologna
Kamppi,** Helsinki

Kamppi
Helsinki
Logport
Venlo
The Cube
Berlin
Devonshire Sq
London
Haagsche Zwaan
The Hague
CityPark
Cross Dock
CityPark
Phases 1&2
CityPark
Phases 3,4&5
Meraville,
Bologna
Xanadú
Madrid
Office
Logistics
Retail

Source: Nuveen Real Estate, Q2 2025. Portfolio after current transactions are completed.
** Sales process underway

The following map shows the location and property type of directly held real estate investments owned by Asia Pacific Cities Fund (“APCF”), in which we are currently invested, as of June 30, 2025:

Asia Pacific Cities Fund
A high-quality seed portfolio

● Workplace/office ● Industrial/logistics ● Multifamily

Seoul
10
12
02
05
09
04
11
Tokyo
03
09
04
07
Osaka
08
Hong Kong
06
Singapore
01
Sydney

183-185 Clarence St, Sydney 01

Namyangju Logistics, Seoul 02

Odawara Logistics, Tokyo 03

Japan Residential Portfolio I, Tokyo & Osaka 04

Uiwang Logistics, Seoul 05

One George Street, Singapore 06

Japan Residential Portfolio II, Osaka 07

Data Centre, Hong Kong 08

Japan Residential Portfolio III, Tokyo & Osaka 09

Logistics & Data Centre, Seoul 10

Japan Residential Portfolio IV, Tokyo 11

Jeongdong building 12

Source: Nuveen Real Estate, Mar 2025.

1

Investments in Real Estate

The following charts provide information on the nature and geographical locations of our direct investments in real properties as of June 30, 2025:

Sector and Property/Portfolio Name	Number of Properties	Location	Acquisition Date	Ownership Interest	Sq. Ft. (in thousands) / # of units	Occupancy
Multifamily:
Kirkland Crossing	1	Aurora, IL	Dec, 2017	100%	266 Units	93%
Tacara Steiner Ranch	1	Austin, TX	June, 2018	100%	246 Units	95%
Brookson Flats	1	Huntersville, NC	June, 2021	100%	296 Units	91%
Signature at Hartwell	1	Seneca, SC	Nov, 2021	96.5%	185 Units	94%
The Reserve at Stonebridge Ranch	1	McKinney, TX	Dec, 2021	100%	301 Units	93%
CASA Nord Portfolio	4	Copenhagen, DK	Dec, 2022	100%	84 Units	100%
Meidaimae Multifamily	1	Tokyo, JP	Mar, 2025	100%	60 Units	98%

Total Multifamily	10				1,438 Units	94%
Industrial:
West Phoenix Industrial	1	Phoenix, AZ	Dec, 2017	100%	265 Sq. Ft	100%
Denver Industrial	3	Golden & Denver, CO	Dec, 2017	100%	486 Sq. Ft	85%
Henderson Interchange	1	Henderson, NV	Dec, 2018	100%	197 Sq. Ft	100%
Globe Street Industrial	1	Moreno Valley, CA	Oct, 2019	100%	252 Sq. Ft	100%
1 National Street	1	Boston, MA	Nov, 2020	100%	300 Sq. Ft	100%

Sector and Property/Portfolio Name	Number of Properties	Location	Acquisition Date	Ownership Interest	Sq. Ft. (in thousands) / # of units	Occupancy
Rittiman West 6 & 7	2	San Antonio, TX	Dec, 2020	100%	147 Sq. Ft	100%
10850 Train Ct.	1	Houston, TX	Dec, 2021	100%	113 Sq. Ft	100%
5501 Mid Cities Pkwy	1	San Antonio, TX	Dec, 2021	100%	88 Sq. Ft	100%
Tampa Lakeland Industrial	3	Tampa, FL	Jan, 2022	100%	366 Sq. Ft	95%
610 Loop	5	Houston, TX	Mar, 2022	100%	709 Sq. Ft	92%
UP Minneapolis	3	Minneapolis, MN	June, 2022	100%	406 Sq. Ft	100%
Wilsonville Logistics Center	1	Wilsonville, OR	July, 2022	100%	508 Sq. Ft	100%
Alliance Logistics	7	Various	Oct, 2022	100%	1,236 Sq. Ft	96%
Mountain View Industrial Center	1	Salt Lake City, UT	Mar, 2025	100%	265 Sq. Ft	100%

Total Industrial	31				5,338 Sq. Ft	97%
Retail:
Main Street at Kingwood	1	Houston, TX	Oct, 2018	100%	199 Sq. Ft	96%
GFI Grocery Anchored Portfolio	5	Various	Sep, 2022	95%	496 Sq. Ft	99%
Short Pump Station	1	Short Pump, VA	Dec, 2024	100%	91 Sq. Ft	92%

Total Retail	7				786 Sq. Ft	97%
Office:
Defoor Hills	1	Atlanta, GA	June, 2018	100%	91 Sq. Ft	100%
East Sego Lily	1	Salt Lake City, UT	May, 2019	100%	148 Sq. Ft	78%
Perimeter’s Edge	1	Raleigh, NC	Sept, 2021	100%	85 Sq. Ft	77%

Total Office	3				324 Sq. Ft	84%
Healthcare:
9725 Datapoint	1	San Antonio, TX	Dec, 2019	100%	205 Sq. Ft	100%
Linden Oaks	1	Chicago, IL	Nov, 2020	100%	43 Sq. Ft	100%
Locust Grove	1	Atlanta, GA	Nov, 2020	100%	40 Sq. Ft	100%
2945 Wilderness Place	1	Boulder, CO	Jan, 2021	100%	31 Sq. Ft	100%
Hillcroft Medical Clinic	1	Sugarland, TX	June, 2021	100%	41 Sq. Ft	100%
Pacific Center	1	San Diego, CA	May, 2021	100%	92 Sq. Ft	100%
Buck’s Town Medical Campus I	5	Philadelphia, PA	Sept, 2021	100%	142 Sq. Ft	87%
620 Roseville Parkway	1	Roseville, CA	Oct, 2021	100%	194 Sq. Ft	63%
Buck’s Town Medical Campus II	2	Langhorne, PA	Oct, 2021	100%	69 Sq. Ft	85%
Project Sullivan	10	Various	Various	100%	661 Sq. Ft	96%

Total Healthcare	24				1,518 Sq. Ft	92%
Self-Storage:
Out O’ Space Storage	1	Palm Bay, FL	June, 2022	100%	240 Units	84%
Imperial Sugar Land	1	Sugarland, TX	June, 2022	100%	791 Units	83%
Advantage Storage	1	Houston, TX	Aug, 2022	100%	781 Units	72%
Pflugerville Self-Storage	1	Pflugerville, TX	Dec, 2022	100%	546 Units	77%
Brighton Storage	1	Brighton, CO	Mar, 2023	100%	716 Units	80%

Total Self-Storage	5				3,074 Units	79%
Single-Family Housing:
Single-Family Rentals	383	Various	Various	100%	774 Sq. Ft	97%

Total Single-Family Housing	383					97%

Total Investment Properties	463					95%

The following schedule details the expiring leases at our industrial, retail, office and healthcare properties by annualized base rent and square footage as of June 30, 2025 ($ and square feet data in thousands). The table below excludes our multifamily properties, single-family rentals and self-storage properties as substantially all leases at such properties expire within 12 months.

Year	Number of Expiring Leases	Annualized Base Rent(1)	% of Total Annualized Base Rent Expiring	Square Feet	% of Total Square Feet Expiring
2025 (remaining)	23	$7,597	8%	920	12%
2026	61	10,431	11%	1,142	15%
2027	64	14,615	16%	932	12%
2028	64	20,882	23%	1,554	20%
2029	52	6,189	7%	566	7%
2030	40	7,226	8%	495	7%
2031	12	2,318	3%	109	1%
2032	13	9,373	10%	1,116	15%
2033	18	8,581	9%	511	7%
2034	5	906	1%	28	1%
Thereafter	8	3,745	4%	217	3%

Total	360	$91,863	100%	7,590	100%

(1)	The annualized June 30, 2025 base rent per leased square foot of the applicable year excluding tenant recoveries, straight-line rent and above-market and below-market lease amortization.

Investments in Real Estate-Related Securities

We invest in real estate-related securities including shares of common stock of publicly listed REITs. As of June 30, 2025, we had 63 holdings and have invested $96.9 million in securities that are valued at $101.2 million.

The following chart further describes the diversification of our investments in real estate-related securities of June 30, 2025:

Investments in Real Estate Debt

We invest in CMBS, securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. CMBS are generally pass-throughs and represent beneficial ownership interests in trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. Losses are usually borne by the most subordinate class, which receive payments only after the senior classes have received payments to which they are entitled. CMBS are subject to the risks of the underlying mortgage loans. The majority (approximately 90%) of our CMBS are single-asset, single-borrower deals, and nearly all our CMBS are rated Investment Grade (BBB- or higher) with approximately 8.1% being non-Investment Grade (BB+ or lower). The greatest concentration by property sector of our CMBS is in industrial properties (31%). Additionally, to minimize interest rate risk, the portfolio is concentrated in floating-rate securities (approximately 82%) whose base index rate of one-month SOFR is 4.45%, and help to generate a current portfolio yield of approximately 7.97%. As of June 30, 2025, we have invested $127.3 million in CMBS that are valued at $125.9 million on our Consolidated Balance Sheet.

The following charts further describe our investments in CMBS as of June 30, 2025:

By Credit Rating (%)

CCC
3%
Not Rated
2%
Cash
2%
B
1%
AAA
7%
BB
4%
AA
10%
BBB
41%
A
30%

Investments in International Affiliated Funds

European Cities Partnership SCSp

ECF was launched in March 2016 as an open-end, Euro-denominated fund that seeks to build a diversified portfolio of high-quality and stabilized commercial real estate with good fundamentals (i.e., core real estate) located in or around certain investment cities in Europe selected for their resilience, potential for long-term structural performance and ability to deliver an attractive and stable distribution yield. As of June 30, 2025, ECF had total equity commitments of $1.3 billion (€1.2 billion), all of which had been called. As of March 31, 2025, ECF had 12 assets with a gross asset value of $1.7 billion (€1.6 billion) and a loan to value (“LTV”) ratio of 39.6%. The ECF portfolio is well diversified and had a balanced country exposure with 22.1% in the United Kingdom, 14.2% in Italy, 13.5% in Spain, 12.5% in Finland, 11.7% in Germany, 10.3% in the Netherlands, 9.0% in Austria, and 6.7% in Denmark. The 12-month net total return and since-inception net total return was 0.7% and 1.6%, respectively, as of March 31, 2025.

(Loss) Income from equity investments in unconsolidated international affiliated funds from ECF for the three and six months ended June 30, 2025 was $0.5 million and $1.2 million, respectively.

Asia Pacific Cities Fund

APCF was launched in November 2018 as an open-end, U.S. dollar-denominated fund that seeks durable income and capital appreciation from a balanced and diversified portfolio of real estate investments in a defined list of investment cities in the Asia-Pacific region. As of June 30, 2025, APCF had total equity commitments of $1.20 billion and had called $1.18 billion of these commitments. As of March 31, 2025, APCF had 12 investments (27 assets) with a gross asset value of $1.7 billion and an LTV ratio of 40.0%. APCF had 30.6% exposure in South Korea, 28.4% in Singapore, 24.7% in Japan, 11.0% in Hong Kong and 5.3% in Australia, resulting in a 12-month total return and a since-inception total return of (1.4)% and 5.6% (foreign exchange-neutral), respectively, as of March 31, 2025.

Income (Loss) from equity investments in unconsolidated international affiliated funds from APCF for the three and six months ended June 30, 2025 was $0.7 million and $(2.9) million, respectively.

Investments in Commercial Mortgage Loans

The following table summarizes our investments in commercial mortgage loans as of June 30, 2025 ($ in thousands):

Investment Name	Origination Date	Loan Type	Property Type	Location	Interest Rate	Maturity Date	Periodic Payment Terms	Commitment Amount	Principal Receivable	Fair Value
9-90 Corporate Center(1)	11/9/2021	Senior	Office	Framingham, MA	SOFR + 186 bps	11/9/2025	Interest only	$72,033	$59,774	$57,950
9-90 Corporate Center	11/9/2021	Mezzanine	Office	Framingham, MA	SOFR + 586 bps	11/9/2025	Interest only	$23,344	$23,258	$22,310
Panorama House(1)	11/16/2021	Senior	Multifamily	Seattle, WA	SOFR + 165 bps	12/9/2025	Interest only	$66,488	$65,113	$64,690
Panorama House	11/16/2021	Mezzanine	Multifamily	Seattle, WA	SOFR + 597 bps	12/9/2025	Interest only	$22,163	$21,704	$21,350
Tucson IV	3/28/2022	Senior	Multifamily	Tucson, AZ	SOFR + 295 bps	4/9/2026	Interest only	$76,260	$76,260	$76,139
Tucson IV	3/28/2022	Mezzanine	Multifamily	Tucson, AZ	SOFR + 295 bps	4/9/2026	Interest only	$25,420	$25,420	$23,930
Dolce Living Royal Palm(1)	7/8/2022	Senior	Multifamily	Kissimmee, FL	SOFR + 185 bps	7/9/2026	Interest only	$51,432	$51,432	$50,960
Dolce Living Royal Palm	7/8/2022	Mezzanine	Multifamily	Kissimmee, FL	SOFR + 525 bps	7/9/2026	Interest only	$17,144	$17,144	$16,530
Sterling Self-Storage	3/28/2024	Senior	Self- Storage	Various	SOFR + 370 bps	4/9/2027	Interest only	$20,850	$20,850	$20,800

Total										$354,659

(1)	Sold to unaffiliated parties, but did not qualify for sale accounting under GAAP and were not derecognized.

In accordance with the adoption of the fair value option allowed under ASC 825, Financial Instruments, and at our election, the existing commercial mortgage loans are stated at fair value and were initially valued at the face amount of the loan funding. Subsequently, the commercial mortgage loans are valued at least quarterly by an independent third-party valuation firm with additional oversight being performed by the Advisor’s internal valuation department. The value will be based on market factors, such as market interest rates and spreads for comparable loans, the performance of the underlying collateral (such as the LTV ratio and the cash flow of the underlying collateral), and the credit quality of the borrower.

For the three and six months ended June 30, 2025, we had unrealized gains (losses) on commercial mortgage loans of $0.1 million and $(0.4) million, respectively.

For the three and six months ended June 30, 2025, we recognized interest and loan origination income from our investment in commercial mortgage loans of $6.9 million and $14.2 million, respectively.

Factors Impacting Our Operating Results

Our business is affected by conditions in the financial markets and economic conditions in the United States and to a lesser extent, elsewhere in the world. During the six months ended June 30, 2025, global markets continued to experience volatility, driven by concerns over persistent inflation, elevated interest rates, slowing economic growth and geopolitical uncertainty. However, global real estate values started to show signs of stabilization as total returns for real estate became positive during 2024, driven by consistently positive and stable income returns coupled with modest valuation changes. The ease of inflation has led most developed market central banks to begin to taper interest rates. Though, as the market stabilization is in the early stages, it remains difficult to predict the full impact of the new geopolitical environment and any future changes in interest rates or inflation.

Results of operations are also dependent on the rental revenue we receive from the properties that we acquire, the timing of lease expirations, operating expenses, the competitive environment for real estate assets and income from our investments in real estate-related securities, real estate debt, commercial mortgages and the International Affiliated Funds. Real estate has produced strong returns over the last few years and has priced in the effects of higher inflation and monetary policy to a more limited extent than other asset classes. Higher market rents, particularly from industrial, healthcare and housing properties, are translating into strong net operating income growth, and investors continue to view real estate as a key portfolio diversifier in a high-inflation environment. U.S. commercial real estate should benefit even during a rising interest rate environment, as real estate assets will continue to be a higher-yielding alternative to fixed-income assets in the short term.

Competitive Environment

We face competition from a diverse mix of market participants, including other companies with similar business models, REITs, private equity funds, independent investors and other real estate investors. Competition from others may diminish our opportunity to acquire a desired property on favorable terms or at all. In addition, this competition may put pressure on us to reduce the rental rates at the properties we acquire below those that we expect to charge, which would adversely affect our financial results.

Rental Revenues

We receive income primarily from rental revenue generated by the properties that we acquire. The amount of rental revenue depends upon a number of factors, including our ability to enter into leases with increasing or market value rents for the properties that we acquire and rent collection, which primarily relates to each future tenant’s financial condition and ability to make rent payments to us on time.

Operating Expenses

Our operating expenses include general and administrative expenses, including legal, accounting and other expenses related to corporate governance, public reporting and compliance with the various provisions of U.S. securities laws. As we have with the leases associated with our industrial, retail, office and healthcare properties, we generally expect to structure our leases so that the tenant is responsible for taxes, maintenance, insurance and structural repairs with respect to the premises throughout the lease term. Increases or decreases in such operating expenses will impact our overall financial performance.

Our Qualification as a REIT

We have elected to be taxed as a REIT for U.S. federal income tax purposes. Shares of our common stock are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. In qualifying for taxation as a REIT under the Code, we are subject to federal corporate income tax to the extent we distribute less than 100% of our REIT taxable income (including any net capital gains) to our stockholders and meet certain tests regarding the nature of our income and assets. In order to satisfy a requirement that five or fewer individuals do not own (or be treated as owning) more than 50% of our stock, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock.

Results of Operations

The following table sets forth the results of our operations for the three and six months ended June 30, 2025 and 2024 ($ in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	2025 vs 2024	2025	2024	2025 vs 2024
Revenues
Rental revenue	$46,118	$44,214	$1,904	$90,689	$88,864	$1,825
Income from commercial mortgage loans	6,909	7,812	(903)	14,166	15,381	(1,215)

Total revenues	53,027	52,026	1,001	104,855	104,245	610
Expenses
Rental property operating	15,957	15,076	881	31,482	31,499	(17)
General and administrative	2,607	2,229	378	4,406	4,405	1
Advisory fee due to affiliates	7,599	7,376	223	15,078	14,864	214
Depreciation and amortization	19,991	19,584	407	40,313	39,757	556

Total expenses	46,154	44,265	1,889	91,279	90,525	754
Other income (expense)
Realized and unrealized (loss) gain from real estate-related securities	(1,528)	(858)	(670)	301	(2,830)	3,131
Realized and unrealized (loss) gain from real estate debt	(191)	145	(336)	201	2,020	(1,819)
Realized gain on sale of real estate investments	—	—	—	—	15	(15)
Gain (loss) from equity investments in unconsolidated International Affiliated Funds	1,258	(2,005)	3,263	(1,697)	(2,629)	932
Unrealized gain (loss) on commercial mortgage loans	112	63	49	(423)	(59)	(364)
Unrealized (loss) gain from interest-rate derivatives	(21)	152	(173)	51	55	(4)
Unrealized gain on note payable	30	5	25	220	175	45
Interest income	2,700	1,810	890	4,727	3,671	1,056
Interest expense	(11,358)	(11,277)	(81)	(21,999)	(22,146)	147

Total other income (expense)	(8,998)	(11,965)	2,967	(18,619)	(21,728)	3,109

Net loss	$(2,125)	$(4,204)	$2,079	$(5,043)	$(8,008)	$2,965

Net gain (loss) attributable to non-controlling interests	11	(7)	18	14	(14)	28
Net income attributable to preferred stock	4	4	—	8	8	—

Net income (loss) attributable to common stockholders	$(2,140)	$(4,201)	$2,061	$(5,065)	$(8,002)	$2,937

Rental Revenue and Rental Property Operating Expenses

Due to acquisitions of real estate we made since the period ended June 30, 2024, our rental revenues and rental property operating expenses for the three and six months ended June 30, 2025 and 2024 are not comparable. However, certain properties in our portfolio were owned for both the three and six months ended June 30, 2025 and 2024 and are further discussed below in “Same Property Results of Operations.”

Income from Commercial Mortgage Loans

During the three months ended June 30, 2025, income from commercial mortgage loans decreased by $(0.9) million, in comparison to the corresponding period in 2024, primarily due to the payoff of Luxe Scottsdale and a decrease in interest rates. During the six months ended June 30, 2025, income from commercial mortgage loans decreased by $(1.2) million in comparison to the corresponding period in 2024, attributable to no origination fee income in the current period and a decrease in interest rates.

General and Administrative Expenses

During the three and six months ended June 30, 2025, general and administrative expenses increased by $0.4 million and remained relatively flat in comparison to the corresponding period in 2024. The increase is primarily attributable to increases in fund administrative fees and the deferred tax liability.

Depreciation and Amortization

During the three and six months ended June 30, 2025, depreciation and amortization increased by $0.4 million and $0.6 million in comparison to the corresponding period in 2024 primarily due to acquisition activity.

Realized and Unrealized (Loss) Gain from Real Estate-Related Securities

During the three months ended June 30, 2025, realized and unrealized loss from real estate-related securities increased $(0.7) million in comparison to the corresponding period in 2024. Realized and unrealized (loss) gain from real estate-related securities changed $3.1 million from a loss of $(2.8) million for the six months ended June 30, 2024, to a gain of $0.3 million for the six months ended June 30, 2025. The change was primarily driven by fluctuations in market conditions.

Realized and Unrealized (Loss) Gain from Real Estate Debt

Realized and unrealized (loss) gain from real estate debt changed $(0.3) million from a gain of $0.1 million for the three months ended June 30, 2024, to a loss of $(0.2) million for the three months ended June 30, 2025. During the six months ended June 30, 2025, realized and unrealized gain from real estate debt decreased $(1.8) million, in comparison to the corresponding period in 2024. The change was primarily due to fair value adjustments driven by changes in market assumptions.

Gain (Loss) from Equity Investments in Unconsolidated International Affiliated Funds

Gain (loss) from equity investments in unconsolidated International Affiliated Funds changed $3.3 million from a loss of $(2.0) million for the three months ended June 30, 2024, to a gain of $1.3 million for the three months ended June 30, 2025. The change was due to positive fluctuations in foreign currency for APCF. During the six months ended June 30, 2025, loss from equity investments in unconsolidated International Affiliated Funds decreased $0.9 million as compared to the corresponding period in 2024. The change was primarily driven by valuation increases in the logistics sector for ECF.

Unrealized Gain (Loss) on Commercial Mortgage Loans

During the three months ended June 30, 2025, unrealized gain on commercial mortgage loans stayed relatively flat in comparison to the corresponding period in 2024. Unrealized loss on commercial mortgage loans increased $0.4 million for the six months ended June 30, 2025. The change was primarily driven by fair value adjustments resulting from interest rate fluctuations projected over the remaining terms of the portfolio.

Interest Income

During the three months ended June 30, 2025, interest income increased $0.9 million compared to the corresponding period in 2024. During the six months ended June 30, 2025, interest income increased $1.1 million compared to the corresponding period in 2024 due to accelerated amortization of discount related to CMBS paydowns before maturity.

Interest Expense

During the three months ended June 30, 2025, interest expense increased $0.1 million compared to the corresponding period in 2024 due to falling interest rates offset by a higher outstanding balance on the credit facility. During the six months ended June 30, 2025, interest expense decreased $0.1 million compared to the corresponding period in 2024 due to falling interest rates.

Same Property Results of Operations

We evaluate our consolidated results of operations on a same property basis, which allows us to analyze our property operating results excluding acquisitions during the periods under comparison. Properties in our portfolio are considered same property if they were owned for the full periods presented, otherwise they are considered non-same property. Newly acquired or recently developed properties that have not achieved stabilized occupancy are excluded from same property results and are considered non-same property. We do not consider our real estate-related securities, real estate debt, commercial mortgage loans, single-family housing and International Affiliated Funds segments to be same property.

For the three and six months ended June 30, 2025, our same-property portfolio consisted of 30 industrial, 24 healthcare, nine multifamily, six retail, five self-storage, and three office properties.

Same property operating results are measured by calculating same property net operating income (“NOI”). Same property NOI is a supplemental non-GAAP disclosure of our operating results that we believe is meaningful as it enables management to evaluate the impact of occupancy, rents, leasing activity and other controllable property operating results at our real estate properties. We define same property NOI as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and (iii) other non-property-related revenue and expense items such as (a) general and administrative expenses, (b) management fees, (c) interest income, (d) income from real estate-related securities, (e) income from equity investments in unconsolidated international affiliated funds and (f) income from commercial mortgage loans.

Our same property NOI may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income (loss).

The following table reconciles GAAP net loss attributable to our stockholders to same property NOI ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss attributable to common stockholders	$(2,140)	$(4,201)	$(5,065)	$(8,002)
Adjustments to reconcile to same property NOI
Income from commercial mortgage loans	(6,909)	(7,812)	(14,166)	(15,381)
Straight-line rental income	(516)	(444)	(814)	(1,024)
General and administrative	2,607	2,229	4,406	4,405
Advisory fee due to affiliates	7,599	7,376	15,078	14,864
Depreciation and amortization	19,991	19,584	40,313	39,757
Realized and unrealized loss (gain) from real estate-related securities	1,528	858	(301)	2,830
Realized and unrealized loss (gain) from real estate debt	191	(145)	(201)	(2,020)
Realized gain on sale of real estate investments	—	—	—	(15)
Gain (loss) from equity investments in unconsolidated International Affiliated Funds	(1,258)	2,005	1,697	2,629
Unrealized (gain) loss on commercial mortgage loans	(112)	(63)	423	59
Unrealized loss (gain) from interest rate derivatives	21	(152)	(51)	(55)
Unrealized gain on note payable	(30)	(5)	(220)	(175)
Interest income	(2,700)	(1,810)	(4,727)	(3,671)
Interest expense	11,358	11,277	21,999	22,146
Income (loss) attributable to non-controlling interests	11	(7)	14	(14)
Income attributable to preferred stock	4	4	8	8

NOI	$29,645	$28,694	$58,393	$56,341

Non-same property NOI	3,002	1,557	5,874	2,953

Same property NOI	$26,643	$27,137	$52,519	$53,388

The following table details the components of same property NOI ($ in thousands):

	Three Months Ended June 30,		2025 vs 2024		Six Months Ended June 30,		2025 vs 2024
	2025	2024	$	%	2025	2024	$	%
Same property rental revenue
Industrial	$12,333	$12,220	$113	1%	$25,205	$24,430	$775	3%
Healthcare	12,346	11,763	583	5%	23,638	24,142	(504)	(2)%
Multifamily	7,986	8,059	(73)	(1)%	15,948	16,057	(109)	(1)%
Retail	4,787	4,695	92	2%	9,474	9,546	(72)	(1)%
Office	2,320	2,793	(473)	(17)%	4,643	5,270	(627)	(12)%
Self-Storage	1,004	972	32	3%	1,487	1,473	14	1%

Total revenues	40,776	40,502	274	1%	80,395	80,918	(523)	(1)%
Same property operating expenses
Industrial	3,683	3,603	80	2%	7,189	7,334	(145)	(2)%
Healthcare	4,274	3,831	443	12%	9,090	8,448	642	8%
Multifamily	3,363	3,317	46	1%	6,363	6,564	(201)	(3)%
Retail	1,461	1,395	66	5%	2,922	2,890	32	1%
Office	717	624	93	15%	1,428	1,330	98	7%
Self-Storage	635	595	40	7%	884	964	(80)	(8)%

Total expenses	14,133	13,365	768	6%	27,876	27,530	346	1%

Same property NOI	$26,643	$27,137	$(494)	(2)%	$52,519	$53,388	$(869)	(2)%

Same Property—Revenue

Our rental revenue includes contractual rental income from our tenants based on the leases and tenant reimbursement income for costs related to common area maintenance, real estate taxes and other recoverable costs. For the three and six months ended June 30, 2025, rental revenues increased by $0.3 million and decreased by $0.5 million, respectively, across the same property portfolio as compared to the corresponding period in 2024.

For the three months ended June 30, 2025, the increase was driven primarily by increased tenant reimbursement income as a result of higher operating costs at certain of our healthcare properties, partially offset by decrease in collection of previously written off receivables and increased rental concessions at certain of our office properties.

For the six months ended June 30, 2025, the decrease was driven primarily by decrease in collection of previously written off receivables and increased rental concessions at certain of our office properties, decrease in tenant reimbursement income and increase in concessions at certain of our healthcare properties, partially offset by increases in tenant reimbursement income and base rent related to our industrial properties.

Same Property—Expenses

Same property rental property operating expenses primarily include real estate taxes, utilities and other maintenance expenses associated with our real estate properties. For the three and six months ended June 30, 2025, property operating expenses increased by $0.8 million and $0.3 million, respectively, across the same property portfolio as compared to the corresponding period in 2024.

For the three months ended June 30, 2025, the increase was driven primarily by increased real estate taxes and utility expense at certain of our healthcare properties.

For the six months ended June 30, 2025, the increase was driven primarily by increased real estate taxes and grounds expenses at certain of our healthcare and office properties, partially offset by decreased real estate taxes at certain of our multifamily properties.

Liquidity and Capital Resources

We believe we are well positioned from a liquidity perspective with approximately $390.0 million of liquidity as of June 30, 2025, consisting of $118.0 million of undrawn capacity on our unsecured revolving credit facility (the “Credit Facility”), approximately $227.1 million in investments in real estate debt securities and real estate-related equity securities and $44.9 million of unrestricted cash on hand, that could be utilized to satisfy any potential liquidity requirements.

Our primary needs for liquidity and capital resources are to fund our investments, to make distributions to our stockholders, to repurchase shares of our common stock pursuant to our share repurchase plan, to pay our offering and operating expenses and capital expenditures and to pay debt service on the outstanding indebtedness we incur. Our operating expenses include, among other things, fees and expenses related to managing our properties and other investments, the advisory fee we pay to the Advisor and general corporate expenses.

In addition to our current liquidity, we obtain incremental liquidity through the sale of shares of our common stock in our continuous public offering and private offerings, and the sale of beneficial interests in the DST Program, from which we have received proceeds of $2.6 billion as of June 30, 2025.

The following table is a summary of our indebtedness ($ in thousands):

	June 30, 2025			Principal Balance as of
Indebtedness	Weighted- Average Interest Rate(1)	Weighted- Average Maturity Date(2)	Maximum Facility Size	June 30, 2025	December 31, 2024
Fixed-rate mortgage loans secured by our properties:
Fixed-rate mortgages(3)	2.45%	2/20/2028	$217,062	$217,062	$198,971
Variable-rate mortgage loans secured by our properties:
Variable-rate mortgage loans	+0.70%	12/31/2032	22,498	22,498	19,785

Total mortgage loans secured by our properties				239,560	218,756
Deferred financing costs, net				(1,065)	(845)
Discount on assumed mortgage notes, net				(7,533)	(8,429)

Total net mortgage loans secured by our properties				230,962	209,482
Variable-rate loans secured by other investments:
Variable-rate note payable	+1.65%	4/9/2026	71,947	71,947	71,947

Total loans secured by other investments				$302,909	$281,429
Unsecured loans:
Unsecured variable-rate revolving credit facility(4)	+applicable margin	9/30/2025	321,000	203,000	173,000
Unsecured variable-rate DDTL facility	+applicable margin	9/30/2026	134,000	134,000	134,000

Total unsecured loans			455,000	337,000	307,000

Total indebtedness			$766,507	$639,909	$588,429

(1)	“+” refers to the relevant floating benchmark, which include one-month SOFR and one-month Copenhagen Interbank Offered Rate, as applicable to each secured or unsecured loan.
(2)	Weighted-average maturity assumes maximum maturity date.
(3)	See Note 11. “Mortgages Payable” for additional information related to our variable and fixed rate mortgage loans.
(4)	Additional borrowing under the Credit Facility is immediately available.

Capital Uses

During periods when we are selling more shares than we are repurchasing, we primarily use our capital to acquire investments, which we also fund with other capital resources. During periods when we are repurchasing more shares than we are selling, we primarily use our capital to fund repurchases. We continue to believe that our current liquidity position is sufficient to meet the needs of our business, and all repurchase requests from our inception through June 30, 2025 have been satisfied.

In addition, we may have other funding obligations, which we expect to satisfy with the cash flows generated from our investments and our capital resources described above. Such obligations may include distributions to our stockholders, operating expenses, capital expenditures, repayment of indebtedness, and debt service on our outstanding indebtedness. Our operating expenses include, among other things, the advisory fee we pay to the Advisor, which will impact our liquidity.

Cash Flows

The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash ($ in thousands):

	Six Months Ended June 30,
	2025	2024
Cash flows provided by operating activities	$36,934	$38,478
Cash flows used in investing activities	(72,653)	2,198
Cash flows provided by (used in) financing activities	51,724	(52,013)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(466)	—

Net increase (decrease) in cash and cash equivalents and restricted cash	$15,539	$(11,337)

Cash flows provided by operating activities decreased $1.5 million during the six months ended June 30, 2025 compared to the corresponding period in 2024, primarily due to an increase in other assets and a decrease in the unrealized loss on changes in fair value of real-estate securities, partially offset by an increase in unrealized gain on changes in fair value of real estate debt.

Cash flows used in investing activities decreased $74.9 million during the six months ended June 30, 2025 compared to the corresponding period in 2024 primarily due to a $60.9 million increase in acquisitions of real estate and $52.0 million increase in net purchases of real estate-related securities and real estate debt, partially offset by a $19.9 million increase in commercial mortgage loan originations and fundings as well as a $16.7 million increase in proceeds from paydowns of commercial mortgage loans.

Cash flows provided by financing activities increased $103.7 million during the six months ended June 30, 2025 compared to the corresponding period in 2024 due to a $39.7 million increase in proceeds from the issuance of common stock, a $45.7 million decrease in common stock repurchases, a $18.5 million decrease in repayments on credit facility, a $18.2 million increase in borrowings from mortgage payable and a $9.4 million increase in subscriptions received in advance. This activity was partially offset by a $25.5 million decrease in borrowings under the credit facility.

Funds from Operations and Adjusted Funds from Operations

We believe funds from operations (“FFO”) is a meaningful supplemental non-GAAP operating metric, which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. Our consolidated financial statements are presented under historical cost accounting which, among other things, requires depreciation of real estate investments to be calculated on a straight-line basis. As a result, our operating results imply that the value of our real estate investments will decrease evenly over a set time period. However, we believe that the value of real estate investments will fluctuate over time based on market conditions and as such, depreciation under historical cost accounting may be less informative. FFO is a standard REIT industry metric defined by the National Association of Real Estate Investment Trusts (“NAREIT”).

FFO, as defined by NAREIT and presented below, is calculated as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable real property and impairment write-downs on depreciable real property, plus real estate-related depreciation and amortization.

We also believe that Adjusted FFO (“AFFO”) is a meaningful supplemental non-GAAP disclosure of our operating results which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. AFFO further adjusts FFO in order for our operating results to reflect the specific characteristics of our business by adjusting for items we believe are not related to our core operations. Our adjustments to FFO to arrive to AFFO include straight-line rental income, amortization of above- and below-market lease intangibles, amortization of deferred financing costs and mortgage discount, organization costs, unrealized gains or losses from changes in fair value of real estate-related securities and real estate debt, unrealized loss on commercial mortgage loans and note payable, amortization of restricted stock awards and unrealized loss or income from investments in international affiliated funds. AFFO is not defined by NAREIT and our calculation of AFFO may not be comparable to the disclosures made by other REITs.

The following table presents a reconciliation of net loss under GAAP to FFO and to AFFO ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(2,125)	$(4,204)	$(5,043)	$(8,008)
Adjustments:
Real estate depreciation and amortization	19,991	19,584	40,313	39,757
Amount attributable to non-controlling interests for above adjustments	(56)	(85)	(131)	(170)

Funds from Operations attributable to common stockholders	17,810	15,295	35,139	31,579
Straight-line rental income	(516)	(444)	(814)	(1,024)
Amortization of above- and below-market lease intangibles	(1,044)	(906)	(2,076)	(1,865)
Amortization of deferred financing costs	151	322	290	643
Amortization of mortgage discount	426	294	897	589
Unrealized loss from changes in fair value of real estate-related securities	1,805	189	1,755	3,649
Unrealized loss (gain) from changes in fair value of real estate debt	175	(558)	(182)	(2,422)
Unrealized (gain) loss on commercial mortgage loans	(112)	(63)	423	59
Unrealized loss (gain) from interest rate derivatives	21	(152)	(51)	(55)
Unrealized gain on note payable	(30)	(5)	(220)	(175)
Amortization of restricted stock awards	53	53	106	106
Unrealized (gain) loss from investments in international affiliated funds	(491)	2,585	3,254	4,008

Adjusted Funds from Operations attributable to stockholders	$18,248	$16,610	$38,521	$35,092

FFO and AFFO should not be considered to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in evaluating our operating performance. In addition, FFO and AFFO should not be considered as alternatives to net income (loss) as indications of our performance or as alternatives to cash flows from operating activities as indications of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further, FFO and AFFO are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders.

Distribution Policy

Our distribution policy is set by our board of directors and is subject to change based on available cash flows. We cannot guarantee the amount of distributions paid, if any. Our stockholders will not be entitled to receive a distribution if their shares are repurchased prior to the applicable time of the record date. In connection with a distribution to our stockholders, our board of directors approves a monthly distribution for a certain dollar amount for each class of our common stock. We then calculate each stockholder’s specific distribution amount for the month using applicable record and declaration dates, and the distributions begin to accrue on the date we admit our stockholders.

Our distribution policy reflects our intention to pay distributions monthly, subject to the discretion of our board of directors. The net distribution varies for each class based on the applicable stockholder servicing fee and advisory fee, which are deducted from the monthly distribution per share and paid directly to the applicable recipients.

Distributions

We declare monthly distributions for each class of our common stock which are generally paid within 30 days after month-end. Each class of our common stock received the same gross distribution per share, which was $0.1940 and $0.3879 per share for the three and six months ended June 30, 2025. The net distribution varies for each class based on the applicable stockholder servicing fee and advisory fee, which are deducted from the monthly distribution per share and paid by us to the recipients.

The following table details the aggregate distribution declared for each of our share classes:

	Three Months Ended June 30, 2025
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock	$0.1940	$0.1940	$0.1940	$0.1940	$0.1940
Advisory fee per share of common stock	(0.0346)	(0.0342)	$(0.0347)	$(0.0345)	$(0.0188)
Stockholder servicing fee per share of common stock	(0.0245)	(0.0243)	$(0.0066)	$—	$—

Net distribution per share of common stock	$0.1349	$0.1355	$0.1527	$0.1595	$0.1752

	Six Months Ended June 30, 2025
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock	$0.3879	$0.3879	$0.3879	$0.3879	$0.3879
Advisory fee per share of common stock	(0.0688)	(0.0680)	(0.0690)	(0.0687)	(0.0373)
Stockholder servicing fee per share of common stock	(0.0490)	(0.0485)	(0.0138)	—	—

Net distribution per share of common stock	$0.2701	$0.2714	$0.3051	$0.3192	$0.3506

For the three and six months ended June 30, 2025, we declared and paid distributions of $29.3 million and $58.2 million, respectively. The June 2025 distribution was declared and paid in July 2025.

The following table summarizes our distributions declared and paid ($ in thousands):

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024
	Amount	Percentage	Amount	Percentage
Distributions
Paid in cash	$16,246	55.54%	$16,312	55.83%
Reinvested in shares	13,004	44.46%	12,903	44.17%

Total distributions	$29,250	100.00%	$29,215	100.00%

Sources of distributions
Cash flows from operating activities	$21,414	73.21%	$18,860	64.56%
Debt and financing proceeds	7,836	26.79%	10,355	35.44%

Total sources of distributions	$29,250	100.00%	$29,215	100.00%

Total cash flows from operating activities	$21,414		$18,860

	Six Months Ended June 30, 2025		Six Months Ended June 30, 2024
	Amount	Percentage	Amount	Percentage
Distributions
Paid in cash	$32,488	55.85%	$32,968	56.26%
Reinvested in shares	25,687	44.15%	25,631	43.74%

Total distributions	$58,175	100.00%	$58,599	100.00%

Sources of distributions
Cash flows from operating activities	$36,934	63.49%	$38,478	65.66%
Debt and financing proceeds	21,241	36.51%	20,121	34.34%

Total sources of distributions	$58,175	100.00%	$58,599	100.00%

Total cash flows from operating activities	$36,934		$38,478

Net Asset Value

Our board of directors, including a majority of our independent directors, has adopted valuation guidelines that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. The overarching principle of these guidelines is to produce a valuation that represents a fair and accurate estimate of the value of our investments or the price that would be received for our investments in an arm’s-length transaction between market participants, less our liabilities. These valuation guidelines are largely based upon standard industry practices used by private, open-end real estate funds and are administered by the Advisor.

As a public company, we are required to issue financial statements based on historical cost in accordance with GAAP, which are subject to an independent audit. To calculate our NAV for purposes of establishing a purchase and repurchase price for our shares, we have adopted a model that adjusts the value of our assets from historical cost to fair value in accordance with the GAAP principles set forth in FASB Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. However, our valuation procedures and our NAV are not subject to independent audit. Our NAV may differ from equity reflected on our audited financial statements, even if we are required to adopt a fair value basis of accounting for GAAP financial statement purposes in the future. Because these fair value calculations involve significant professional judgment in the application of both observable and unobservable attributes, the calculated fair value of our assets may differ from their actual realizable value or future fair value. Furthermore, no rule or regulation requires that we calculate NAV in a certain way. While we believe our NAV calculation methodologies are consistent with standard industry principles, there is no established practice among public REITs, whether listed or not, for calculating NAV in order to establish a purchase and repurchase price. As a result, other public REITs may use different methodologies or assumptions to determine NAV.

The following valuation methods are used for purposes of calculating our NAV:

•

Investments in real property are valued by our independent valuation advisor, SitusAMC Real Estate Valuation Services, LLC (“SitusAMC”), using the income approach’s discounted cash flow method. The discounted cash flow method takes into consideration all contractual rent payments over the life of the lease term offset by any capitalized expenditures. SitusAMC may supplement the discounted cash flow analysis with a sales comparison approach and the income approach’s direct capitalization method, but typically reconciles exclusively to the discounted cash flow method. Following the table below that sets forth our NAV calculation is a sensitivity analysis for our investments in real property.

•

Investments in commercial mortgage loans are valued by SitusAMC using the income approach’s discounted cash flow method. When used to value commercial mortgage loans, this method discounts the scheduled monthly interest payments at a market discount rate. The market discount rate takes into consideration a number of factors specific to the property (remaining term, LTV and quality of property) and market (capital market flows, current Treasury rates and quoted lending spreads).

•

Investments in International Affiliated Funds are included in our NAV at the value reported by each funds’ manager, which is calculated in accordance with the manager’s valuation policy. Investments in the International Affiliated Funds are generally valued using a discounted cash flow analysis supplemented by a direct capitalization analysis as provided by an independent third party.

•	Investments in real estate-related securities are valued on the basis of publicly available market quotations or at fair value determined in accordance with GAAP.

•

Investments in real estate debt consist of CMBS. We classify CMBS as trading securities and the Advisor generally values such CMBS on the basis of publicly available market quotations or at fair value determined in accordance with GAAP. We generally determine the fair value of our investments in real estate debt by utilizing third-party service providers whenever available.

•

Liabilities include the fees payable to the Advisor and the Dealer Manager, accounts payable, accrued operating expenses, property-level mortgages, note payable, any portfolio-level credit facilities and other liabilities. Other than property-level mortgages and note payable, we include the cost basis of our liabilities as part of NAV, which approximates fair value. These carrying amounts are meant to reasonably approximate fair value due to the liquid and short-term nature of the instruments. We include as part of NAV the fair value of our property-level mortgages and note payable, which are valued quarterly by SitusAMC using the income approach’s discounted cash flow method.

At the beginning of each calendar year, the Advisor develops a valuation plan with the objective of having each of our wholly owned properties valued each quarter by an appraisal, except for newly acquired properties as described below. Our independent valuation advisor relies in part on property-level information provided by the Advisor, including (1) historical and projected operating revenues and expenses of the property, (2) lease agreements with respect to the property and (3) information regarding recent or planned capital expenditures. Appraisals are performed in accordance with the Code of Professional Ethics of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practices of The Appraisal Foundation, or the similar industry standards for the country where the property appraisal is conducted. Each appraisal must be reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute) or similar designation or, for international appraisals, a public or other certified expert for real estate valuations. Our independent valuation advisor generally performs the appraisals, but in its discretion, may engage other independent valuation firms to provide appraisals of certain of our properties. Any appraisal provided by a firm other than our independent valuation advisor is performed in accordance with our valuation guidelines and is not incorporated into the calculation of our NAV until our independent valuation advisor has confirmed the reasonableness of such appraisal.

Wholly owned properties and joint ventures may be valued more frequently than quarterly under certain circumstances. If, in the opinion of the Advisor an event becomes known to the Advisor (including through communication with our independent valuation advisor) that is likely to have any material impact on previously provided estimated values of the affected properties, the Advisor will notify our independent valuation advisor. If in the opinion of our independent valuation advisor, such event is likely to have an impact on a previously provided value of the affected properties, our independent valuation advisor will recommend intra-quarter valuation adjustments that will be incorporated into our NAV calculation. For example, an unexpected termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or capital market events may cause the value of a wholly owned property to change materially. Once the independent valuation advisor has communicated the adjusted estimate of property value to the Advisor, the Advisor will cause such adjusted value to be included in our monthly NAV calculation. Any such adjustments will be estimates of the market impact of material events to the appraised value of the property, based on assumptions and judgments that may or may not prove to be correct and may also be based on limited information readily available at that time. In general, we expect that any estimates of value or interim appraisals will be performed as soon as possible after a determination by the Advisor that a material change has occurred and the financial effects of such change are quantifiable by the independent valuation advisor. However, rapidly changing market conditions or material events may not be immediately reflected in our NAV. The resulting potential disparity in our NAV may inure to the benefit of stockholders whose shares are repurchased or new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.

In accordance with the valuation guidelines, our fund administrator calculates our NAV per share for each class of our common stock as of the last calendar day of each month, using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our properties based upon individual appraisal reports provided periodically by third-party independent valuation firms and reviewed by our independent valuation advisor, (2) our real estate-related assets for which third-party market quotes are available, (3) our other real estate-related assets, if any, and (4) our other assets and liabilities. The NAV per share for our share classes may differ because stockholder servicing fees allocable to a specific class of shares are only included in the NAV calculation for that class and the advisory fee allocable to the Class N shares differs from the advisory fee allocable to the other share classes.

At the end of each month, before taking into consideration additional issuances of shares of capital stock, share repurchases or class-specific expense accruals for that month, any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of shares based on each class’s relative percentage of the previous aggregate NAV plus issuances of shares that were effective on the first calendar day of such month. The NAV calculation is available generally within 15 calendar days after the end of the applicable month. Changes in our monthly NAV include, without limitation, accruals of our net portfolio income, interest expense, the advisory fee, distributions, unrealized/realized gains and losses on assets, any applicable organization and offering costs and any expense reimbursements. Changes in our monthly NAV also include material non-recurring events, such as capital expenditures and material property acquisitions and dispositions occurring during the month. On an ongoing basis, the Advisor will adjust the accruals to reflect actual operating results and the outstanding receivable, payable and other account balances resulting from the accumulation of monthly accruals for which financial information is available.

We reimburse the Advisor for any organization and offering expenses that it incurs on our behalf as and when incurred. These expenses include legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging and meals, but exclude upfront selling commissions, dealer manager fees and stockholder servicing fees. After the termination of each public offering, the Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur with respect to that offering exceed 15% of the gross proceeds from such offering. In connection with our initial public offering, the Advisor advanced $4.6 million of our organization and offering expenses on our behalf from our inception through December 2018. We began reimbursing the Advisor for all such expenses ratably over the 60 months commencing October 31, 2021, the date our NAV reached $1.0 billion. Such expenses will not be deducted from our NAV until they are payable to the Advisor.

Following the aggregation of the net asset values of our investments, the addition of any other assets (such as cash on hand) and the deduction of any other liabilities, our fund administrator incorporates any class-specific adjustments to our NAV, including additional issuances and repurchases of our common stock and accruals of class-specific stockholder servicing fees and advisory fees. For each applicable class of shares, each of the stockholder servicing fee and the advisory fee is calculated as a percentage of the aggregate NAV for such class of shares. The declaration of distributions reduces the NAV for each class of our common stock in an amount equal to the accrual of our liability to pay such distribution. NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares for that class then outstanding.

The purchase price per share for each class of our common stock will generally equal our prior month’s NAV per share, as determined monthly, plus applicable selling commissions and dealer manager fees. Our NAV for each class of shares is based on the net asset values of our investments (including real estate-related securities, real estate debt, commercial mortgage loans and International Affiliated Funds), the addition of any other assets (such as cash on hand) and the deduction of any liabilities and stockholder servicing fees applicable to such class of shares.

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. We believe our NAV is a meaningful supplemental non-GAAP operating metric. The following table provides a breakdown of the major components of our NAV as of June 30, 2025 ($ and shares in thousands, except per-share data):

Components of NAV	June 30, 2025
Investments in real property	$2,328,897
Investments in commercial mortgage loans	181,060
Investments in real estate debt	125,879
Investments in international affiliated funds	114,981
Investments in real estate-related securities	101,216
Cash and cash equivalents	43,839
Restricted cash	27,464
Other assets	13,626
Debt obligations	(635,099)
Other liabilities	(77,463)
Subscriptions received in advance	(26,022)
Stockholder servicing fees payable the following month(1)	(510)
Non-controlling interests in joint venture	(6,229)

Net Asset Value	$2,191,639
Net Asset Value attributable to preferred stock	125

Net Asset Value attributable to common stockholders	$2,191,514

Number of outstanding shares of common stock	190,278

(1)

Stockholder servicing fees only apply to Class T, Class S and Class D shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell

Class T, Class S and Class D shares. As of June 30, 2025, we have accrued under GAAP approximately $42.7 million of stockholder servicing fees payable to the Dealer Manager related to the Class T, Class S and Class D shares sold.

The following table provides a breakdown of our total NAV and NAV per share by share class as of June 30, 2025

($ in thousands, except per-share data):

NAV Per Share	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares	Total
Net asset value attributable to common stockholders	$164,284	$532,474	$80,932	$1,088,402	$325,422	$2,191,514
Number of outstanding shares	14,293	46,889	7,026	94,836	27,234	190,278

NAV per share as of June 30, 2025	$11.49	$11.36	$11.52	$11.48	$11.95

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the June 30, 2025 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Industrial	6.99%	5.86%
Multifamily	6.36	5.30
Office	7.89	7.20
Healthcare	7.38	6.53
Retail	6.91	5.85
Self-Storage	7.29	5.68
Single-Family Housing	7.25	5.50

These assumptions are determined by our independent valuation advisor. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Industrial Investment Values	Multifamily Investment Values	Office Investment Values	Healthcare Investment Values	Retail Investment Values	Self- Storage Investment Values	Single- Family Housing Investment Values
Discount Rate	0.25% decrease	2.06%	1.98%	1.83%	1.99%	1.91%	1.70%	2.01%
(weighted average)	0.25% increase	(1.89)%	(1.92)%	(2.02)%	(1.94)%	(1.87)%	(2.04)%	(2.01)%
Exit Capitalization Rate	0.25% decrease	3.03%	3.24%	2.12%	2.58%	2.66%	2.55%	2.95%
(weighted average)	0.25% increase	(2.67)%	(2.90)%	(2.21)%	(2.35)%	(2.42)%	(2.72)%	(2.66)%

The following table reconciles stockholders’ equity per our Consolidated Balance Sheets to our NAV ($ in thousands):

June 30, 2025
Reconciliation of Stockholders’ Equity to NAV
Stockholders’ equity under GAAP	$1,661,253
Redeemable non-controlling interest	215

Total partners’ capital of Operating Partnership	1,661,468
Adjustments:
Organization and offering costs(1)	1,179
Accrued stockholder servicing fees(2)	42,200
Unrealized net real estate and real estate debt appreciation(3)	180,662
Accumulated depreciation and amortization(4)	322,254
Straight-line rent receivable	(16,124)

Net Asset Value	$2,191,639

(1)

The Advisor and its affiliates agreed to advance organization and offering costs on our behalf through December 31, 2018. Organization costs are expensed and offering costs are a component of equity in the form of additional paid-in capital. For NAV, such costs will be recognized as a reduction to NAV as they are reimbursed over 60 months commencing October 31, 2021.

(2)

Accrued stockholder servicing fees represent the accrual for the full cost of the stockholder servicing fee for Class T, Class S and Class D shares. Under GAAP, we accrue the full cost of the stockholder servicing fee payable over the life of each share (assuming such share remains outstanding the length of time required to pay the maximum stockholder servicing fee) as an offering cost at the time we sold the shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid.

(3)

Our investments in real estate are presented under historical cost in our GAAP consolidated financial statements. Additionally, our mortgage notes and revolving credit facilities (collectively referred to as “Debt”) are presented at their carrying value in our GAAP consolidated financial statements. As such, any changes in the fair market value of our investments in real estate and Debt are not included in our GAAP results. For purposes of determining our NAV, our investments in real estate and our Debt are recorded at fair value.

(4)

In accordance with GAAP, we depreciate our investments in real estate and amortize certain other assets and liabilities. Such depreciation and amortization is not recorded for purposes of determining our NAV.

Limitations and Risks

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different NAV per share. Accordingly, with respect to our NAV per share, we can provide no assurance that:

(1)	a stockholder would be able to realize this NAV per share upon attempting to resell his or her shares;

(2)

we would be able to achieve, for our stockholders, the NAV per share, upon a listing of our shares of common stock on a national securities exchange, selling our real estate portfolio, or merging with another company; or

(3)	the NAV per share, or the methodologies relied upon to estimate the NAV per share, will be found by any regulatory authority to comply with any regulatory requirements.

Furthermore, the NAV per share was calculated as of a particular point in time. The NAV per share will fluctuate over time in response to, among other things, changes in real estate market fundamentals, capital markets activities and attributes specific to the properties and assets within our portfolio.

Critical Accounting Policies

The preparation of our consolidated financial statements in accordance with GAAP involves significant judgments and assumptions and requires estimates about matters that are inherently uncertain. These judgments affect our reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our consolidated financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

There have been no material changes to the critical accounting policies described in our Annual Report on Form 10-K for the year ended December 31, 2024.

Contractual Obligations

The following table aggregates our contractual obligations and commitments with payments due after June 30, 2025

($ in thousands):

Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Indebtedness	$648,507	$203,817	$276,138	$84,933	$83,619
Organization and offering costs	1,179	472	707	—	—
Interest expense(1)	41,746	20,393	16,115	3,818	1,420
Ground leases(2)	17,622	186	567	776	16,093

Total	$709,054	$224,868	$293,527	$89,527	$101,132

(1)

Represents interest expense for our fixed and variable rate mortgages payable, note payable and Credit Facility, with the assumption that the Credit Facility is paid off at maturity. The weighted-average interest rate on both the Credit Facility and note payable for the six months ended June 30, 2025 was 5.78%.

(2)	Represents minimum future payments for land under non-cancelable operating and finance leases at a number of our properties expiring in various years through 2070.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

ITEM 3.	Quantitative and Qualitative Disclosures About Market Risk.

Interest Rate Risk

We are exposed to interest rate risk with respect to our variable-rate indebtedness used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. An increase in interest rates would directly result in higher interest expense costs. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We may seek to manage or mitigate the exposure to interest risk through interest rate protection agreements to fix or cap a portion of our variable-rate debt. As of June 30, 2025, the outstanding principal balance of our variable rate indebtedness was $408.9 million and consisted of our Revolving Facility, DDTL

Facility and note payable, all of which are indexed to one-month U.S. dollar-denominated SOFR. For the six months ended June 30, 2025, a 10 basis point increase in the one-month U.S. dollar-denominated SOFR would have resulted in increased interest expense of approximately $0.2 million.

Certain of our mortgage loans are variable and indexed to three-month Copenhagen Interbank Offered Rate (“CIBOR”). We have executed interest rate swaps with an aggregate notional amount of 142,452 Danish kroner as of June 30, 2025 to hedge the risk of increasing interest rates. For the six months ended June 30, 2025, a 10 basis point increase in three-month CIBOR would have resulted in no change to interest expense, net of the impact of our interest rate swaps.

Credit Risk

Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, will not have credit risk. We seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties. We had one interest rate contract as of June 30, 2025. As of June 30, 2025, the fair value of our interest rate contract liability was $0.7 million, which is included in Accounts Payable, Accrued Expenses, and Other Liabilities on our Consolidated Balance Sheets.

Foreign Currency Risk

We may be exposed to currency risks related to our direct international investments, along with our investments in the International Affiliated Funds. We may seek to manage or mitigate our risk to the exposure of the effects of currency changes through the use of a wide variety of derivative financial instruments. We did not have any foreign currency derivatives as of June 30, 2025.

ITEM 4.	Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

An evaluation of the effectiveness of the design and operation of our “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the end of the period covered by this Quarterly Report on Form 10-Q, was made under the supervision and with the participation of our management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Based upon this evaluation, our CEO and CFO have concluded that our disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by SEC rules and forms and (b) include controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that occurred during the period covered by this Quarterly Report on Form 10-Q that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

ITEM 1. Legal Proceedings.

Neither we nor the Advisor is currently involved in any material litigation.

Item 1A. Risk Factors.

For information regarding factors that could affect our results of operations, financial condition and liquidity, see the risk factors discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024. There have been no material changes to the risk factors previously disclosed under Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2024.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Unregistered Sales of Equity Securities and Use of Proceeds

We have sold Class I shares to feeder vehicles created primarily to hold Class I shares and offer interests in themselves to non-U.S. persons as set forth in the table below. The offer and sale of Class I shares to the feeder vehicles was exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) and Regulation S thereunder.

Date of Unregistered Sale	Number of Class I Common Shares Issued to Feeder Vehicles	Consideration
April 2025	—	$—
May 2025	—	$—
June 2025	—	$—

Share Repurchase Plan

We have adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any particular month, in our discretion, subject to any limitations in the share repurchase plan. The total amount of aggregate repurchases of all classes of shares is limited to no more than 2% of our aggregate NAV attributable to stockholders per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV attributable to stockholders per calendar quarter (measured using the aggregate NAV as of the end of the immediately preceding calendar quarter). Shares that have not been outstanding for at least one year will be repurchased at 95% of the transaction price. Due to the illiquid nature of investments in real estate, we may not have sufficient liquid resources to fund repurchase requests and have established limitations on the amount of funds we may use for repurchases during any calendar month and quarter. Further, we may modify, suspend or terminate the share repurchase plan.

During the three months ended June 30, 2025, we repurchased shares of our common stock in the following amounts, which represented all of the share repurchase requests received for the same period.

Month of:	Total Number of Shares Repurchased	Repurchases as a Percentage of NAV(1)	Average Price Paid per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares Pending Repurchase Pursuant to Publicly Announced Plans or Programs(2)
April 2025	1,601,444	0.8496%	11.63	1,601,444	—
May 2025	1,583,383	0.8437%	11.57	1,583,383	—
June 2025	2,067,589	1.1081%	11.57	2,067,589	—

	5,252,416	N/M	$11.59	5,252,416	—

(1)

Represents aggregate NAV of shares repurchased under our share repurchase plan over aggregate NAV of all shares outstanding. in each case, based on the NAV as of the last calendar day of the prior month.

(2)	All repurchase requests under our share repurchase plan were satisfied.

ITEM 3. Defaults Upon Senior Securities

None.

ITEM 4. Mine Safety Disclosures.

Not applicable.

ITEM 5. Other Information.

During the three months ended June 30, 2025, none of our directors or officers adopted or terminated any Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement (as such terms are defined in Item 408 of Regulation S-K of the Securities Act of 1933, as amended).

ITEM 6. Exhibits.

Exhibit Number	Description

3.1	Articles of Amendment and Restatement (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11/A filed on January 24, 2018 and incorporated herein by reference).

3.2	Articles Supplementary (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 8, 2019 and incorporated herein by reference).

3.3	Bylaws (filed as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 12, 2023 and incorporated herein by reference).

4.1	Second Amended and Restated Distribution Reinvestment Plan (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025 and incorporated herein by reference).

10.1	Second Amendment to Amended and Restated Credit Agreement dated August 16, 2024 (filed as Exhibit 10.1 to the Registrant’s Exhibits-Only Post-Effective Amendment No. 12 to the Registration Statement on Form S-11 filed on July 16, 2025 and incorporated herein by reference).

10.2	Third Amendment to Amended and Restated Credit Agreement dated June 13, 2025 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 17, 2025 and incorporated herein by reference).

10.3	Amended and Restated Limited Partnership Agreement dated May 28, 2025 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025 and incorporated herein by reference).

10.4	Second Amended and Restated Advisory Agreement, dated May 28, 2025 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025 and incorporated herein by reference).

10.5	DST Dealer Manager Agreement, dated May 28, 2025 (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025 and incorporated herein by reference).

31.1*	Certification of the Principal Executive Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of the Principal Financial Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Certification of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nuveen Global Cities REIT, Inc.

By:	/s/ Michael J.L. Sales
Michael J.L. Sales
Chairman of the Board and Chief Executive Officer

By:	/s/ Robert J. Redican
Robert J. Redican
Chief Financial Officer and Treasurer

Date: August 8, 2025